UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Metavante Technologies, Inc.

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Metavante Technologies, Inc.

NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS

AND PROXY STATEMENT

METAVANTE TECHNOLOGIES, INC.

4900 West Brown Deer Road Milwaukee, Wisconsin 53223

Notice of the 2008 Annual Meeting of Shareholders

To Be Held May 20, 2008

April 15, 2008

Dear Shareholder:

Metavante Technologies, Inc. will hold its 2008 Annual Meeting of Shareholders on Tuesday, May 20, 2008 at 10:00 a.m. Central Time, at the Hilton Milwaukee City Center, 509 W. Wisconsin Avenue, Milwaukee, Wisconsin 53203. This year’s meeting is being held for the following purposes:

1.	To elect 11 directors to serve for terms expiring in 2009;

2.	To approve the Metavante 2007 Employee Stock Purchase Plan, as amended;

3.	To approve the Metavante 2007 Equity Incentive Plan, as amended;

4.	To approve the Metavante Incentive Compensation Plan, as amended;

5.	To ratify the Audit Committee’s selection of Deloitte & Touche LLP as Metavante’s independent registered public accounting firm for 2008; and

6.	To transact any other business that may properly come before the Annual Meeting or at any adjournment or postponement thereof.

Only shareholders of record at the close of business on March 31, 2008 will be able to vote at the Annual Meeting.

If you have any questions or comments, please direct them to Metavante Technologies, Inc., Shareholder Relations, 4900 West Brown Deer Road, Milwaukee, Wisconsin 53223. Please also contact Shareholder Relations if you would like directions to the Annual Meeting. We appreciate your interest in Metavante and thank you for your continued support.

Your vote is important. To vote your shares, please mark, sign, date and return your proxy card or vote over the Internet or by telephone as soon as possible. Thank you for voting.

Sincerely,

Donald W. Layden, Jr.
Senior Executive Vice President, General Counsel and Secretary

METAVANTE TECHNOLOGIES, INC.

4900 West Brown Deer Road

Milwaukee, Wisconsin 53223

PROXY STATEMENT

Introduction

This Proxy Statement is being furnished to shareholders beginning on or about April 15, 2008, in connection with the solicitation of proxies by the board of directors of Metavante Technologies, Inc., a Wisconsin corporation (“Metavante”), to be used at the Annual Meeting of Shareholders on Tuesday, May 20, 2008 (the “Annual Meeting”), at 10:00 a.m. Central Time, at the Hilton Milwaukee City Center, 509 W. Wisconsin Avenue, Milwaukee, Wisconsin 53203, and at any adjournment or postponement of the Annual Meeting, for the purposes listed in the preceding Notice of the 2008 Annual Meeting of Shareholders. The board of directors recommends a vote “FOR” each of the proposals listed above.

On November 1, 2007, Metavante completed various transactions to separate from Marshall & Ilsley Corporation (“M&I”) (the “Separation Transaction”). On November 2, 2007, Metavante’s common stock, par value $0.01 per share (“Metavante common stock”), began regular-way trading on the New York Stock Exchange (“NYSE”) under the symbol “MV”. The creation of Metavante as a separate public company resulted from the successful completion of a plan, approved by M&I shareholders on October 25, 2007, to separate into two separate, public companies: the banking business of M&I, which is operated by New M&I Corporation (renamed Marshall & Ilsley Corporation), and the business of M&I’s then-wholly owned subsidiary, Metavante Corporation, which is operated by Metavante.

As used in this Proxy Statement, except as the context otherwise requires, the terms “Metavante,” “we,” “our,” “ours,” and “us” refers to Metavante Technologies, Inc. and its subsidiaries, including its wholly owned subsidiary, Metavante Corporation (individually, “Metavante Corporation”), as appropriate from the context. The term “M&I” refers to Marshall & Ilsley Corporation and New M&I Corporation (renamed Marshall & Ilsley Corporation), individually and collectively. The term “Warburg Pincus” refers to WPM, L.P., an affiliate of Warburg Pincus LLP, which, in connection with the Separation Transaction, invested $625 million in Metavante in exchange for an equity interest representing 25% of Metavante’s then-outstanding common stock.

Proxy Voting

Proxy voting through electronic means is valid under Wisconsin law, and Metavante is offering electronic services both as a convenience to its shareholders and as a step towards reducing costs. Shareholders not wishing to utilize electronic voting methods may return their signed and dated proxy card. You may receive more than one proxy card if your shares are held in more than one account. Please vote the shares on all of your proxy cards.

Shareholders whose shares are registered directly with Continental Stock Transfer & Trust Company (“Continental”) may provide their proxies electronically either via the Internet or by calling Continental. Specific instructions to be followed by any registered shareholder interested in providing voting directions via the Internet or telephone are set forth on the enclosed proxy card. The procedures for providing your proxy over the Internet or by telephone are designed to authenticate the shareholder’s identity and to allow shareholders to provide their proxies to vote their shares and confirm that their instructions have been properly recorded.

If your shares are held in “street name” (through a broker, bank or other nominee, including shares held in a Metavante benefit plan), you may receive a separate voting instruction with this Proxy Statement or you may need to contact your broker, bank or other nominee to determine whether you will be able to vote electronically using the Internet or telephonically or to determine what is required to vote your shares in person at the Annual Meeting.

Any proxy delivered pursuant to this solicitation is revocable at the option of the person giving the proxy at any time before it is actually voted at the Annual Meeting. A proxy may be revoked, prior to its exercise: (a) by executing and delivering a later-dated proxy in person, via the Internet, via telephone or by mail, (b) by delivering written notice of the revocation of the proxy to Donald W. Layden, Jr., Senior Executive Vice President, General Counsel and Secretary, Metavante Technologies, Inc., 4900 West Brown Deer Road, Milwaukee, Wisconsin 53223 or (c) by attending and personally voting the shares at the Annual Meeting. Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy. The shares represented by a proxy, whether delivered via the Internet, telephone or by mail, will be voted in accordance with the shareholder’s directions if the proxy is duly submitted and not validly revoked prior to the Annual Meeting. If no directions are specified on a duly submitted proxy, the shares will be voted: (a) in accordance with the recommendations of the board of directors: (i) “FOR” the election of each of the directors nominated by the board of directors, (ii) “FOR” approval of the Metavante 2007 Employee Stock Purchase Plan, as amended, (iii) “FOR” approval of the Metavante 2007 Equity Incentive Plan, (iv) “FOR” approval of the Metavante Incentive Compensation Plan and (v) “FOR” ratification of the Audit Committee’s selection of Deloitte & Touche LLP as Metavante’s independent registered public accounting firm and (b) in accordance with the discretion of the persons appointed as proxies on any other matters properly brought before the Annual Meeting.

Solicitation and Expenses

The expense of preparing, printing and mailing this Proxy Statement and the solicited proxies will be borne by Metavante. In addition to the use of the Internet and mail, proxies may be solicited by officers, directors and regular employees of Metavante, without additional remuneration, in person or by telephone, facsimile or other electronic transmission. Metavante will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of Metavante common stock as of the record date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly providing your proxy via the medium of your choice will help to avoid additional expense.

Record Date and Quorum

At March 31, 2008 (the “Record Date”), there were 119,525,102 shares of Metavante common stock outstanding and there were no outstanding shares of any other class of stock. Only shareholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting. Each share of Metavante common stock outstanding on the Record Date entitles the holder thereof to one vote on each matter to be voted upon by shareholders at the Annual Meeting.

A majority of the outstanding shares entitled to vote, present in person or by proxy, constitutes a quorum at the Annual Meeting. Abstentions are counted as shares present for purposes of determining the presence or absence of a quorum. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Broker non-votes will be treated as shares present for purposes of determining the presence or absence of a quorum. The inspector of election appointed by the board of directors will determine the shares represented at the Annual Meeting and the validity of proxies and ballots, and will count all votes and ballots. The voting requirements and procedures described in this Proxy Statement are based upon provisions of the Wisconsin Business Corporation Law, Metavante’s charter documents and any other requirements applicable to the matters to be voted upon.

Required Vote

Proposal 1

Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a shareholders meeting at which a quorum is present. “Plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen. Therefore, shares not voted, whether by withheld authority or otherwise, have no effect in the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a comparatively larger number of votes. Any votes attempted to be cast “against” a candidate are not given legal effect and are not counted as votes cast in an election of directors. However, any nominee who receives a greater number of votes “withheld” than “for” his or her election may be required to resign as described under “Proposal 1: Election of Directors.”

Proposals 2, 3 and 4

Each of the proposals regarding the Metavante 2007 Employee Stock Purchase Plan, as amended, the Metavante 2007 Equity Incentive Plan, as amended, and the Metavante Incentive Compensation Plan, as amended, will be approved if a quorum is present at the Annual Meeting and each proposal is approved by the affirmative vote of a majority of the votes cast on the proposal, provided that the total votes cast on the proposal represents over 50% of the shares entitled to vote on the proposal. Since abstentions and broker non-votes, if any, are not considered votes cast, they will not have an effect on the voting for this proposal so long as enough votes are cast to satisfy the 50% requirement.

Proposal 5

Although not required by law to submit the ratification of the independent registered public accounting firm to a vote by shareholders, the Audit Committee and the board of directors believe it is appropriate, as a matter of policy, to request that the shareholders ratify the appointment of Deloitte & Touche LLP (“Deloitte & Touche”) as Metavante’s independent registered public accounting firm for 2008. Assuming that a quorum is present at the Annual Meeting, the selection of Deloitte & Touche will be deemed to have been ratified if approved by the affirmative vote of a majority of the votes cast. If the shareholders should not so ratify, the Audit Committee will reconsider the appointment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding the beneficial ownership of the outstanding shares of Metavante common stock by persons known by Metavante to beneficially own more than 5% of the outstanding shares of Metavante common stock, by nominees for director and directors of Metavante, by the executive officers named in the Summary Compensation Table and by all current directors and executive officers of Metavante as a group. Amounts are as of March 31, 2008 for the nominees for director, directors and executive officers. Amounts for 5% shareholders are reported as of the date such shareholders reported their holdings in filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) unless more recent information was provided.

Amount and Nature of Beneficial Ownership

Beneficial Owner	Shares Owned (1)(2)		Options Exercisable Within 60 Days (3)		Percent of Class
WPM, L.P. c/o Warburg Pincus LLC 466 Lexington Avenue New York, New York 10017	29,763,368	(4)	—	(4)	24.9%
David A. Coulter	2,588	(5)	—	(5)	*
L. Dale Crandall	1		—		*
Michael D. Hayford	76,836	(6)	388,487		*
Stephan A. James	4,570		—		*
Ted D. Kellner	74,481	(7)	19,842		*
Dennis J. Kuester	112,340	(8)	817,444		*
Frank R. Martire	100,811	(9)	421,654		*
Shantanu Narayen	2,470		—		*
Dianne M. Neal	1		—		*
James Neary	2,588	(10)	—	(10)	*
Adarsh Sarma	2,588		—		*
Frank G. D’Angelo	52,318	(11)	238,743		*
Paul T. Danola	29,393	(12)	165,227		*
Timothy C. Oliver	21,832	(13)	17,500		*
Steven A. Rathgaber	4,644	(14)	40,500		*
All current directors and executive officers as a group (18 persons)	531,246	(15)	2,159,137	(15)	2.3%

*	Represents less than 1% of the class.
(1)	Except as otherwise indicated, all shares shown in the table are owned with sole voting and investment power.
(2)	Certain directors, named executive officers and other executive officers also hold deferred stock units in Metavante’s deferred compensation plan for executives and directors as follows: Mr. Crandall—2,469, Mr. Hayford—1,310, Mr. James—1,371, Mr. Kellner—6,688, Mr. Kuester—39,487, Mr. Martire—10,019, Ms. Neal—2,469, Mr. D’Angelo—1,310, Mr. Danola—3,175 and all current directors and executive officers as a group—66,963. Deferred stock units are intended to reflect the performance of Metavante common stock and are payable in cash. While these units do not represent a right to acquire Metavante common stock, have no voting rights and are not reflected in the “Shares Owned” column in the table above, Metavante has listed them in this note because they represent an additional economic interest of the directors, named executive officers and other executive officers tied to the performance of Metavante common stock.
(3)	This column represents shares not included in “Shares Owned” that may be acquired by the exercise of options within 60 days of March 31, 2008.

(4)	Warburg Pincus holds and is the direct beneficial owner of the shares of Metavante common stock listed above. WPM GP, LLC, a Delaware limited liability company (“WPM GP”) is the general partner of Warburg Pincus. Warburg Pincus Private Equity IX, L.P. (“WP IX”) is the sole general partner of WPM GP. Warburg Pincus IX, LLC (“WP IX LLC”), an indirect subsidiary of Warburg Pincus & Co. (“WP”), is the sole general partner of WP IX. Warburg Pincus Partners, LLC (“WP Partners”), a direct subsidiary of WP, is the sole member of WP IX. WP is the managing member of WP IX. WP IX is managed by Warburg Pincus LLC (“WP LLC”). Charles R. Kaye and Joseph P. Landy are Managing General Partners of WP and Managing Members and Co-Presidents of WP LLC and may be deemed to control the Warburg Pincus entities. Each of WPM GP, WP IX, WP IX LLC, WP, WP Partners, WP LLC and Messrs. Kaye and Landy disclaims beneficial ownership of all shares held by Warburg Pincus.

In connection with the Separation Transaction, Warburg Pincus received a stock purchase right that may be exercised quarterly, for a number of shares based on the number of subject Metavante employee options exercised during the preceding quarter. The amount shown in the table excludes shares that Warburg Pincus has the right to purchase pursuant to the stock purchase right agreement with respect to the quarter ended March 31, 2008. For a description of the stock purchase right agreement, see “Certain Relationships and Transactions with Metavante—Relationships and Transactions—Agreements involving Warburg Pincus.”

(5)	Excludes the shares of Metavante common stock held by Warburg Pincus and the Warburg Pincus entities listed in note 4. Mr. Coulter is a general partner of WP and a managing director and member of WP LLC. Mr. Coulter directly owns 2,588 shares of Metavante common stock. Mr. Coulter disclaims beneficial ownership of all shares owned by Warburg Pincus and the Warburg Pincus entities listed in note 4.
(6)	Includes 1,231 shares held in Metavante’s retirement program and 9,022 shares held by a grantor retained annuity trust.
(7)	Includes 16,666 shares held in trust for which Mr. Kellner exercises shared voting power. Of the shares of Metavante common stock beneficially owned by Mr. Kellner, 16,666 shares are pledged as security.
(8)	Includes 269 shares held in Metavante’s retirement program, 445 shares held in trust and 2,911 shares held in a donor-advised charitable foundation.
(9)	Includes 347 shares held in the Metavante 2007 Employee Stock Purchase Plan (“ESPP”), 236 shares held in Metavante’s retirement program and 533 shares held in an individual retirement account.
(10)	Excludes the shares of Metavante common stock held by Warburg Pincus and the Warburg Pincus entities listed in note 4. Mr. Neary is a general partner of WP and a managing director and member of WP LLC. Mr. Neary directly owns 2,588 shares of Metavante common stock. Mr. Neary disclaims beneficial ownership of all shares owned by Warburg Pincus and the Warburg Pincus entities listed in note 4.
(11)	Includes 273 shares held in the ESPP, 352 shares held in Metavante’s retirement program and 7,226 shares held by a grantor retained annuity trust.
(12)	Includes 347 shares held in the ESPP and 227 shares held in Metavante’s retirement program.
(13)	Includes 347 shares held in the ESPP and 84 shares held in Metavante’s retirement program.
(14)	Includes 433 shares held in the ESPP and 84 shares held in Metavante’s retirement program.
(15)	The total reflects ownership by Metavante’s 11 directors and 9 current executive officers (two of which—Messrs. Hayford and Martire—are also directors of Metavante). Ownership by Messrs. Danola and Rathgaber is not included in the totals because these individuals are no longer considered executive officers of Metavante.

The above beneficial ownership information is based on information furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Exchange Act, as required for purposes of this Proxy Statement; accordingly, it includes shares of Metavante common stock that are issuable upon the exercise of stock options exercisable within 60 days of March 31, 2008. Such information is not necessarily to be construed as an admission of beneficial ownership for other purposes.

MATTERS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL 1:	ELECTION OF DIRECTORS

Metavante’s by-laws provide that the number of directors shall be not less than three with the exact number of directors to be determined by resolution of the directors then in office. The board of directors currently has 11 directors. All of the directors are elected for terms expiring at the next annual meeting of shareholders. This year’s board nominees for election for terms expiring at the 2009 Annual Meeting are:

• David A. Coulter	• Frank R. Martire
• L. Dale Crandall	• Shantanu Narayen
• Michael D. Hayford	• Dianne M. Neal
• Stephan A. James	• James Neary
• Ted D. Kellner	• Adarsh Sarma
• Dennis J. Kuester

All 11 director nominees, other than Mr. Narayen who was appointed by the board of directors effective as of November 14, 2007 to fill a vacancy, have served on Metavante’s board of directors since the closing of the Separation Transaction. Pursuant to a shareholders agreement between Metavante and Warburg Pincus entered into in connection with the Separation Transaction, Warburg Pincus has the right to designate for nomination a specified number of directors as long as it maintains specified levels of ownership of Metavante common stock. Messrs. Coulter, Neary and Sarma were designated by Warburg Pincus as nominees for the 2008 Annual Meeting. In addition, the shareholders agreement provides that Mr. Kuester will serve as the Chairman of the Board of Metavante for a period of one year from the closing of the Separation Transaction and if Mr. Kuester is unable to serve during that period, or after that one-year period, Mr. Martire will, subject to the approval of the board of directors, succeed Mr. Kuester as Chairman of the Board. See “Certain Relationships and Transactions With Metavante—Relationships and Transactions—Agreements involving Warburg Pincus—Shareholders Agreement” below.

Nominees for Election

Name and Age	Principal Occupation and Directorships
David A. Coulter Age: 60	Mr. Coulter is a Managing Director and Senior Advisor, Financial Services, of Warburg Pincus LLC, a position he has held since joining Warburg Pincus LLC in 2005. From 2002 through 2005, Mr. Coulter held a series of positions with JPMorgan Chase and was a member of the Office of the Chairman. He previously held senior positions at The Beacon Group and served as Chairman and Chief Executive Officer of BankAmerica Corporation. Mr. Coulter also serves as a director of MBIA Inc., PG&E Corporation, Pacific Gas & Electric Company, Strayer Education, Inc., and The Irvine Company.

L. Dale Crandall Age: 66	Mr. Crandall is a business consultant for and President of Piedmont Corporate Advisors, Inc., positions he has held since 2003. Mr. Crandall is the retired President and Chief Operating Officer of Kaiser Foundation Health Plan, Inc., and Kaiser Foundation Hospitals. Mr. Crandall also serves on the board of directors of Ansell Limited, BEA Systems, Inc., Covad Communications Group, Inc., Coventry Health Care, Inc., The Dodge & Cox Mutual Funds, Serena Software, Inc. and UnionBanCal Corporation.

Name and Age	Principal Occupation and Directorships
Michael D. Hayford Age: 48	Mr. Hayford is Senior Executive Vice President and Chief Operating Officer of Metavante. Mr. Hayford has served as a Director and Senior Vice President of Metavante Corporation since September 2004, as its Chief Financial Officer and Treasurer from May 2001 to July 2007 and as its Chief Operating Officer since May 2006. Mr. Hayford also served as a Senior Vice President of M&I until November 2007. Mr. Hayford serves in various positions of Metavante’s subsidiaries: Executive Vice President and Director of Advanced Financial Solutions, Inc. and MBI Benefits, Inc.; Executive Vice President, Treasurer and Manager of Brasfield Technology, LLC, Endpoint Exchange LLC, Metavante Acquisition Company II LLC, and TREEV LLC; Executive Vice President and Treasurer of AdminiSource Communications, Inc., BenSoft, Incorporated, GHR Systems, Inc., Link2Gov Corp., NYCE Payments Network, LLC, Valutec Card Solutions, LLC and Vicor, Inc.; Executive Vice President of Kirchman Corporation, Prime Associates, Inc. and VECTORsgi, Inc.; Senior Vice President and Treasurer of Metavante Operations Resources Corporation; and Director of Metavante Investments (Mauritius) Limited. Mr. Hayford is a director of the University of Wisconsin—La Crosse Foundation and West Bend Mutual Insurance.

Stephan A. James Age: 61	Mr. James is the former Chief Operating Officer of Accenture Ltd., and served as Vice Chairman of Accenture Ltd. from 2001 to 2004. He also served in the advisory position of International Chairman of Accenture, from August 2004 until August 2006. He is a director of The Staubach Company and currently serves as a member of the University of Texas McCombs School of Business Advisory Board.

Ted D. Kellner Age: 61	Mr. Kellner has served as Chairman and Chief Executive Officer of Fiduciary Management, Inc., an investment management firm, since 1980. He is also a director of American Family Mutual Insurance Company and Kelben Foundation, Inc. He has been a director of M&I since 2000.

Dennis J. Kuester Age: 66	Mr. Kuester serves as Chairman of the Board of Metavante. Mr. Kuester has been Chairman of the Board of M&I since January 2005 and, with M&I, served as Chief Executive Officer from January 2002 through April 2007, as President from 1987 to 2005 and as a director since 1994. With M&I Marshall & Ilsley Bank, Mr. Kuester has served as Chairman of the Board and Chief Executive Officer since 2001, as President from 1989 to October 2001 and as Director since 1989. Mr. Kuester is also a director of the Federal Reserve Bank of Chicago, Modine Manufacturing Company, Wausau Paper Corp., Krueger International, Inc., Super Steel Products Corp., YMCA of Metropolitan Milwaukee, Froedtert Hospital, Medical College of Wisconsin, Benz Oil, Inc. and the Lynde and Harry Bradley Foundation and director and former Chairman of the Board of Christian Stewardship Foundation.

Frank R. Martire Age: 60	Mr. Martire is President and Chief Executive Officer of Metavante. Mr. Martire has served as Director, President and Chief Executive Officer of Metavante Corporation since March 2003. Mr. Martire also served as a Senior Vice President of M&I until November 2007. Mr. Martire serves in various positions of Metavante’s subsidiaries: President, Chief Executive Officer, Chairman, and Manager of Metavante Acquisition Company II LLC and President of NYCE Payments Network, LLC. Mr. Martire was President and Chief Operating Officer of Call Solutions Inc. from 2001 to 2003 and President and Chief Operating Officer, Financial Institution Systems and Services Group, of Fiserv, Inc. from 1991 to 2001. Mr. Martire is a director of Sacred Heart University, Aurora Healthcare and Children’s Hospital Foundation.

Shantanu Narayen Age: 44	Mr. Narayen is President and Chief Executive Officer of Adobe Systems Incorporated. Mr. Narayen joined Adobe in 1998 and was named President and Chief Operating Officer in January 2005. Prior to joining Adobe, Mr. Narayen co-founded Pictra Inc., a digital photo-sharing software company, in 1996. Mr. Narayen was Director of Desktop and Collaboration products at Silicon Graphics, Inc. and held various senior manager positions at Apple Inc. before founding Pictra. Mr. Narayen serves on Adobe’s Board of Directors and on the Advisory Board of the Haas School of Business, University of California at Berkeley.

Name and Age	Principal Occupation and Directorships
Dianne M. Neal Age: 48	Ms. Neal held various positions with Reynolds American Inc. until March 2008, including as its Executive Vice President and Chief Financial Officer from August 2004 to December 2007. Ms. Neal joined Reynolds Tobacco in 1988. She became Executive Vice President of R.J. Reynolds Tobacco Holdings, Inc. and R.J. Reynolds Tobacco Company in July 2003. On the creation of Reynolds American Inc., Ms. Neal was named the Executive Vice President and Chief Financial Officer of Reynolds American Inc. in August 2004. Ms. Neal is a member of the board of directors of LandAmerica Financial Group, Inc. and the Reynolda House Museum of American Art.

James Neary Age: 43	Mr. Neary is a Managing Director and Co-head, Technology, Media and Telecommunications in the New York office of Warburg Pincus LLC, a position he has held since 2004. From 2000 through 2004, Mr. Neary led Warburg Pincus LLC’s Capital Markets group. Mr. Neary is currently a director of Fortent Inc., Telmar Network Technology, Integra Inc. and Coyote Logistics. He previously was a Managing Director at Chase Securities and was in the Leveraged Finance Group at Credit Suisse First Boston.

Adarsh Sarma Age: 34	Mr. Sarma is a Principal, Technology, Media and Telecommunications in the New York office of Warburg Pincus LLC, a position he has held since joining Warburg Pincus LLC in 2005. From 2002 to early 2005, Mr. Sarma held the positions of Vice President and then Principal at ChrysCapital, a private equity firm. Mr. Sarma also serves as a director of Bridgepoint Education, Inc. and MLM Information Services.

Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a shareholders meeting at which a quorum is present. “Plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen. Therefore, shares not voted, whether by withheld authority or otherwise, have no effect in the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a comparatively larger number of votes. Any votes attempted to be cast “against” a candidate are not given legal effect and are not counted as votes cast in an election of directors.

Shares represented by proxies will be voted according to instructions on the proxy card or delivered via the Internet or telephone. Only proxies clearly indicating a vote “withheld” will be considered as a vote withheld from the nominees. In the unlikely event that the board of directors learns prior to the Annual Meeting that a nominee is unable or unwilling to serve, then the board of directors may name a replacement nominee, in which case the shares represented by proxies will be voted for that nominee.

In accordance with Metavante’s Corporate Governance Guidelines, any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to promptly offer his or her resignation to the Chair of the Board. The Corporate Governance/Nominating Committee will promptly consider the tendered resignation offer and recommend to the board of directors whether to accept or reject it. The board of directors will act on the Corporate Governance/Nominating Committee’s recommendation no later than 90 days following the tender of the director’s resignation offer and will disclose its decision (providing a description of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation offer) within four business days following such decision. This description of the Corporate Governance Guidelines provision regarding director elections is qualified in its entirety by the full text of the Corporate Governance Guidelines, which are available on Metavante’s website at www.metavante.com.

The board of directors recommends that you vote “FOR” the election of each of the 11 nominees.

PROPOSAL 2:	APPROVAL OF THE METAVANTE 2007 EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED

Metavante’s board of directors has approved and adopted, subject to shareholder approval, the Metavante 2007 Employee Stock Purchase Plan (the “ESPP” and, as proposed to be amended, the “Amended ESPP”). M&I, as the sole shareholder of Metavante prior to the Separation Transaction, previously approved the ESPP. The changes to the Amended ESPP, as compared to the ESPP previously approved and currently in place at Metavante, consist of an increase in the number of shares of Metavante common stock issuable under the plan from 400,000 shares to 2,400,000 shares and reflect conforming changes in light of the Separation Transaction.

The following summary describes the material terms of the ESPP. This summary is qualified in its entirety by reference to the full text of the Amended ESPP, which is attached to this Proxy Statement as Annex I.

Administration. The ESPP is administered by the Metavante Compensation Committee (the “Compensation Committee”), each member of whom is a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act. Subject to the terms and conditions of the ESPP, the Compensation Committee has the authority to make all determinations and to take all other actions necessary or advisable for the administration of the ESPP. The Compensation Committee is also authorized to adopt, amend and rescind rules relating to the administration of the ESPP.

Eligibility. The employees of Metavante, including officers, are eligible to participate in the ESPP. No employee is permitted to participate if the rights of the employee to purchase Metavante common stock under the ESPP and all similar purchase plans maintained by Metavante would allow the employee to purchase more than $25,000 of the fair market value of such stock (determined at the time the right is granted) for each calendar year. Also, no employee is eligible to participate in the ESPP if, immediately after the grant, such employee would own stock (including stock such employee may purchase under outstanding rights under the ESPP) representing 5% or more of the total combined voting power or value of Metavante’s common stock. As of March 31, 2008, there were approximately 5,731 employees eligible to participate in the ESPP.

Shares reserved. Subject to adjustments as set forth in the ESPP, the maximum number of shares of Metavante common stock that may be issued under the Amended ESPP is 2,400,000 shares (this is an increase from the 400,000 shares that were previously approved under the ESPP). As of March 31, 2008, a total of 236,579 shares of Metavante common stock had been purchased pursuant to the ESPP, and an additional 163,421 shares of Metavante common stock were then available for purchase based on the then-current maximum issuable shares of 400,000. An additional 2,163,421 shares will be available if the proposed maximum issuable shares of 2,400,000 contained in the Amended ESPP is approved.

Enrollment. Eligible employees become participants in the ESPP by completing an enrollment agreement prior to the applicable calendar quarter in accordance with procedures established by Metavante. By enrolling in the ESPP, a participant is deemed to have elected to purchase the number of shares of Metavante common stock that can be purchased with the compensation withheld.

Purchases. Under the ESPP, purchases are made at the end of each calendar quarter (the “Exercise Date”).

Price and payment. Employees electing to participate in the ESPP must authorize payroll deductions. The purchase price will be 85% of the fair market value of a share of Metavante common stock on each Exercise Date. Unless an employee terminates participation in the ESPP, accumulated payroll deductions under the ESPP at the end of a calendar quarter will be used to purchase the number of shares of common stock that can be purchased with the employee’s accumulated payroll deductions at the purchase price per share established through that Exercise Date, subject to limitations on the maximum number of shares that can be purchased.

The fair market value of a share of Metavante common stock on any date will equal the closing sale price of a share of Metavante common stock on the NYSE for such date or, if no sale occurred on such date, the first trading date immediately prior to such date during which a sale occurred as reported in The Wall Street Journal. On April 3, 2008, the closing sale price of a share of Metavante common stock on the NYSE was $20.75.

Termination of participation. Employees may terminate their participation in the ESPP at any time, and participation terminates automatically upon termination of employment or if the employee is no longer eligible to participate in the ESPP. Upon termination of the employee’s participation in the ESPP, the employee’s payroll deductions not already used to purchase stock under the ESPP will be returned to the employee.

Adjustments. In the event of a stock split, reverse stock split, stock dividend or similar change in Metavante’s capitalization, the number of shares available for issuance under the ESPP and the purchase price and number of shares covered by purchase rights outstanding under the ESPP will be appropriately adjusted.

In the event Metavante experiences a change of control (as defined in the ESPP), a new exercise date will be set prior to the effective date of the change of control and all outstanding purchase rights will automatically be exercised on the new exercise date. The purchase price will be equal to 85% of the fair market value of a share of Metavante common stock on the date the purchase rights are exercised.

Termination or amendment. Metavante’s board of directors may at any time and for any reason terminate or amend the ESPP. To the extent necessary to comply with applicable tax or securities laws or in certain circumstances described in the ESPP, Metavante will obtain shareholder approval of any amendment to the ESPP.

Unless earlier terminated by Metavante’s board of directors, the ESPP will terminate on November 1, 2017.

Registration of shares on Form S-8. Metavante has previously filed a registration statement with the Securities and Exchange Commission (“SEC”) on Form S-8 covering the 400,000 shares of Metavante common stock issuable under the current ESPP and intends to file one or more registration statements, or amendments thereto, with the SEC on Form S-8 covering the additional 2,000,000 shares.

Tax consequences. Participating employees will not be deemed to have recognized taxable income for federal income tax purposes upon the grant or exercise of an option to purchase shares of Metavante common stock. Instead, participating employees will recognize taxable income when they dispose of the stock. The tax treatment for a sale of shares purchased through the ESPP depends upon whether the sale is treated as a “qualifying” disposition or a “disqualifying” disposition. A qualifying disposition will occur if the sale or other disposition of the shares occurs after the participating employee has held the shares for more than two years after the start of the relevant offering period. A disqualifying disposition is any sale or other disposition before the holding period is satisfied.

In the event of a qualifying disposition, the participating employee will recognize ordinary income in the year of the qualifying disposition equal to the lesser of: (a) 15% of the fair market value of the shares on the beginning of the offering period during which the shares were purchased or (b) the amount by which the fair market value of the shares on the date of the qualifying disposition exceeds the price paid for the shares. Any additional gain recognized upon a qualifying disposition will be a long-term capital gain. If the fair market value of the shares on the date of the qualifying disposition is less than the purchase price paid for the shares, there will be no ordinary income, and any loss recognized will be a long term capital loss.

In the event of a disqualifying disposition, the participating employee will recognize ordinary income in the year of the disqualifying disposition equal to the excess of: (a) the fair market value of the shares on the last day of the offering period over (b) the price paid for the shares. Any additional gain or loss recognized upon a disqualifying disposition will be capital gain, which will be long-term if the shares were held for more than 12 months.

Metavante can take a tax deduction only if the purchased shares are the subject of a disqualifying disposition. In that event, Metavante will receive a tax deduction equal to the amount of ordinary income recognized upon such disposition.

New plan benefits. Because the ESPP is based solely on voluntary participation, benefits to be received thereunder are not determinable.

The proposal regarding the Amended ESPP will be approved if a quorum is present at the Annual Meeting and the proposal is approved by the affirmative vote of a majority of the votes cast on the proposal, provided that the total votes cast on the proposal represents over 50% of the shares entitled to vote on the proposal. Since abstentions and broker non-votes, if any, are not considered votes cast, they will not have an effect on the voting for this proposal so long as enough votes are cast to satisfy the 50% requirement.

The board of directors recommends that you vote “FOR” the approval of the Metavante 2007 Employee Stock Purchase Plan, as amended.

PROPOSAL 3:	APPROVAL OF THE METAVANTE 2007 EQUITY INCENTIVE PLAN, AS AMENDED

Metavante’s board of directors has approved and adopted, subject to shareholder approval, the Metavante 2007 Equity Incentive Plan, as amended (the “Equity Incentive Plan”). M&I, as the sole shareholder of Metavante prior to the Separation Transaction, previously approved this plan in substantially identical form, which plan is currently in place at Metavante. The only changes have been to reflect conforming changes in light of the Separation Transaction. Metavante is seeking shareholder approval for the plan at the Annual Meeting in order to continue granting awards under the plan. Shareholder approval is a requirement under Section 162(m) of the United States Internal Revenue Code, as amended (the “Code”), for tax deductibility of amounts paid under the plan to certain of Metavante’s executive officers.

The following summary describes the material terms of the Equity Incentive Plan. This summary is qualified in its entirety by reference to the full text of the plan, which is attached to this Proxy Statement as Annex II.

Introduction. The purposes of the Equity Incentive Plan are to attract and retain certain selected officers, key employees, non-employee directors and consultants whose skills and talents are important to Metavante’s operations, and to reward those individuals for making contributions to Metavante’s success.

The Equity Incentive Plan includes the following provisions:

•	the exercise price for options and stock appreciation rights cannot be less than the fair market value of Metavante common stock on the date of grant;

•

the exercise prices for options or stock appreciation rights cannot be repriced without shareholder approval, except to reflect changes to the capital structure of Metavante as set forth in the Equity Incentive Plan;

•	a maximum term of 10 years for options and stock appreciation rights; and

•

awards cannot be transferred to third parties, with the exception of certain estate planning transfers, which can be made if the committee that administers the Equity Incentive Plan approves such transfers.

Eligibility. Persons eligible for awards under the Equity Incentive Plan include current and prospective employees, non-employee directors, consultants or other persons who provide services to Metavante and who hold, or will hold, positions of responsibility and whose performance, in the judgment of the Compensation Committee, can have a significant effect on the success of Metavante. It is expected that, for fiscal 2008, approximately 550 individuals will receive awards under the Equity Incentive Plan.

Administration. The Equity Incentive Plan is administered by the Compensation Committee; provided that the full board of directors acts as the committee with respect to any grants to non-employee directors.

Awards. Awards under the Equity Incentive Plan may include incentive stock options (“ISOs”) and non-statutory stock options (“NSOs”), shares of restricted stock or restricted stock units, stock appreciation rights (“SARs”), performance stock and performance units, each as described below. The Compensation Committee (or the full board of directors, in the case of non-employee director participants) will be responsible for determining the type or types of awards to be made to each participant. The terms, conditions and limitations applicable to each award, including any vesting requirements, will be set forth in an award agreement. Unless provided in the award agreement, upon the occurrence of a termination of a participant’s employment without cause during the two-year period following a change in control (as defined in the Equity Incentive Plan), all of the participant’s non-performance based awards will become fully vested and each performance-based award will be vested at target.

The aggregate number of shares of Metavante common stock subject to the Equity Incentive Plan is 21,650,000 shares, which may be treasury shares or authorized but unissued shares of common stock, or a combination of the two, and all of which may be granted in the form of ISOs. Metavante may not issue more than 5,412,500 of the shares in the form of restricted stock or restricted stock units during the term of the Equity Incentive Plan. The Equity Incentive Plan will terminate 10 years from its initial effective date, subject to earlier termination by Metavante’s board of directors as described in the Equity Incentive Plan, and no awards may be made under the Equity Incentive Plan after that date.

As of March 31, 2008, a total of 10,579,170 shares (of which 7,324,170 were converted awards in the Separation Transaction) of Metavante common stock were then subject to outstanding awards granted under the Equity Incentive Plan and an additional 10,425,360 shares of Metavante common stock were then available for new award grants under the Equity Incentive Plan. On April 3, 2008, the closing sales price of a share of Metavante common stock on the NYSE was $20.75.

Stock options. Stock options are rights to purchase a specified number of shares of common stock for a purchase price of not less than 100% of the fair market value of the common stock on the date of grant. The Compensation Committee may not reduce the purchase price for Metavante common stock pursuant to a stock option after the date of grant without the consent of Metavante’s shareholders, except in accordance with certain exceptions set forth in the Equity Incentive Plan. A stock option may be designated by the Compensation Committee in the award agreement as an NSO for all participants or an ISO for employee participants. An ISO, in addition to being subject to applicable terms, conditions and limitations established by the Compensation Committee, must comply with Section 422 of the Code which, among other limitations, provides that the aggregate fair market value (determined at the time the option is granted) of common stock for which ISOs are exercisable for the first time by a participant during any calendar year may not exceed $100,000; that ISOs must be priced at not less than 100% of the fair market value on the date of the grant (110% in the case of a participant who is a 10% shareholder of Metavante within the meaning of Section 422 of the Code); and that ISOs must be exercisable for a period of not more than 10 years (five years in the case of a participant who is a 10% shareholder of Metavante). The other restrictions and conditions relating to an option grant will be established by the Compensation Committee and set forth in the award agreement.

Restricted stock or restricted stock unit award. A restricted stock or restricted stock unit award is an award of stock, or in the case of a restricted stock unit, a bookkeeping entry granting a participant the right to a share of common stock in the future, for some or no monetary consideration, as the Compensation Committee may specify, and which may contain transferability or forfeiture provisions including a requirement of future services and such other restrictions and conditions as may be established by the Compensation Committee and set forth in the award agreement.

SARs. SARs refer to a grant of the right to receive, upon exercise, the difference between the fair market value of a share of common stock on the date of exercise and the grant value of each SAR. The grant value will not be less than 100% of the fair market value of the common stock on the date of grant, as set forth in the award agreement. The difference between the fair market value on the date of exercise and the grant value, multiplied by the number of SARs exercised (the “spread”), will be paid in shares of common stock with a fair market value equal to the spread. However, Metavante may, in the sole discretion of the Compensation Committee, elect to settle its obligation arising out of the exercise of an SAR by the payment of cash equal to the spread, or by the issuance of a combination of shares of common stock and cash, in the proportions determined by the Compensation Committee, with a fair market value equal to the spread. The other restrictions and conditions of the SARs will be established by the Compensation Committee and set forth in the award agreement.

Performance units and performance stock. Performance stock is an award of common stock which is subject to restrictions based on the satisfaction of pre-established performance goals. A performance unit is the right to receive cash or common stock having a certain value based on the satisfaction of performance goals. The performance goals may include specified targets based on certain financial and other measures (determined with respect to Metavante, a subsidiary or a business unit) as detailed in the Equity Incentive Plan attached to this Proxy Statement as Annex II. The performance goals applicable to a particular award of performance units or performance stock will be established by the Compensation Committee and set forth in the award agreement.

Amendment or discontinuance of the plan. Metavante’s board of directors may, at any time, amend or terminate the Equity Incentive Plan. However, no amendment or termination may adversely affect the rights of any participant or beneficiary under any award previously granted under the Equity Incentive Plan without the written consent of the affected participant, except: (a) to the extent necessary for participants to avoid becoming subject to penalties and/or interest under Section 409A of the Code or (b) for adjustments permitted under the Equity Incentive Plan. In addition, the board of directors may not, without further shareholder approval, adopt any amendment to the Equity Incentive Plan for which shareholder approval is required under tax, securities or any other applicable law or the listing standards of the NYSE.

Adjustments. In the event of certain changes in the capital structure of Metavante, the Compensation Committee may make proportionate equitable adjustments to outstanding awards such that the net value of the award is not changed. Any adjustment action taken by the Compensation Committee will be conclusive and binding on all participants, Metavante and their successors, assigns and beneficiaries.

Termination of employment or service. In the event of termination of employment or service other than as a result of death, disability or termination for cause, a participant will generally have 90 days after termination to exercise options which were vested on the date of termination. A participant that is a non-employee director of Metavante will generally have three years following termination as a director, but not beyond the remaining option term, to exercise vested options. The Compensation Committee has discretion to provide the period for which, and the extent to which, options remain exercisable in the event of termination of employment resulting from death, disability or retirement. Restricted stock, restricted stock units, performance units and performance shares are generally forfeited upon termination of employment.

Tax consequences. The federal income tax consequences of NSOs, ISOs, restricted stock, performance stock, restricted stock units, performance units and SARs granted under the Equity Incentive Plan are generally as follows:

NSOs. The grant of an NSO will have no federal income tax consequences to Metavante or to a participant. A participant will recognize taxable ordinary income at the time of exercise of the NSO in an amount equal to the excess of the fair market value of the shares acquired at the time of exercise over the option price, and Metavante will ordinarily be entitled to a deduction for that amount at that time. The holder of shares acquired upon exercise of an NSO will, upon a subsequent disposition of such shares, generally recognize a short-term or long-term capital gain or loss, depending upon the holding period of the shares, equal to the difference between the amount realized on the sale and the basis in such shares (the sum of the option price and the amount taxed as ordinary income at the time of exercise).

ISOs. Neither the grant nor exercise of an ISO will generally have any federal income tax consequences to Metavante or to a participant. The amount by which the fair market value of the shares acquired upon the exercise of an ISO exceeds the option price as of the date of exercise, however, is an item of “tax preference” for purposes of computing the alternative minimum tax on individuals. If a participant has held the shares acquired on the exercise of an ISO for at least two years from the date of the grant of the ISO and at least one year from the date of exercise, the participant will recognize taxable long-term capital gain or loss upon a subsequent disposition of the shares equal to the amount, if any, realized in excess of the option price. In such circumstances, no deduction would be allowed to Metavante for federal income tax purposes in connection with the grant or exercise of the option or the transfer of shares acquired upon such exercise. If, however, the participant disposes of his or her shares before the end of the holding periods described above: (a) the participant will recognize ordinary income in an amount equal to the difference between the fair market value of such shares on the date of exercise (or, if less, the amount realized on the disposition) and the option price, (b) Metavante will be entitled to a deduction for such year in the amount of the ordinary income so recognized and (c) the participant will recognize capital gain or loss, as the case may be, in an amount equal to the difference between the amount realized upon such sale or exchange of the shares and the sum of the option price plus the amount of ordinary income, if any, recognized upon such disposition.

Restricted stock and performance stock. The grant of restricted stock or performance stock is not a taxable event to a participant, absent an election under Section 83(b) of the Code (“Section 83(b) election”). If no election is made, the participant will recognize income, taxable for employment tax and income tax purposes at ordinary rates, upon the satisfaction of the performance criteria or other restrictions governing the shares. The amount of the income will equal the fair market value of the shares when the performance criteria or the restrictions are satisfied, less any amount paid by the participant for the shares. If the participant makes a Section 83(b) election within 30 days of the date of grant, he or she will be deemed to have received ordinary income at the time of the grant of the restricted stock or performance stock equal to the fair market value at the date of grant less any amount paid by the participant for the stock, determined without regard to the restrictions or performance criteria imposed thereon. If the restricted stock or performance stock is subsequently forfeited after a Section 83(b) election and before the restrictions or performance criteria are satisfied, the participant is not entitled to claim the loss for income tax purposes. Metavante will be entitled to a deduction for income tax purposes when the participant recognizes ordinary income either as a result of a Section 83(b) election or because of the satisfaction of the restrictions or performance criteria. The amount of the deduction will generally equal the amount of ordinary income recognized by the participant, subject to the applicability of Section 162(m), which limits the deductibility of compensation in excess of $1 million paid to a named executive officer if the excess compensation is not performance-based. A participant’s basis for such shares will be the amount recognized as taxable compensation. A participant’s holding period for such shares will begin on the day after the date the participant recognizes taxable compensation with respect to such shares.

Restricted stock units or performance units. A participant will not be deemed to have received taxable income for income tax purposes upon the grant or vesting of restricted stock units or performance units. However, upon vesting, the fair market value of the units is subject to employment tax if the participant is an employee. The participant will recognize taxable ordinary income at such time as shares are distributed with respect to the restricted stock units or performance units in an amount equal to the fair market value of the shares or cash distributed to the participant less any cash consideration which the participant paid for the shares. Upon the distribution of shares or cash to a participant with respect to restricted stock units or performance units, Metavante will ordinarily be entitled to a deduction for federal income tax purposes (subject to the requirements of Section 162(m)) in an amount equal to the taxable ordinary income recognized by the participant. The basis of the shares of stock received will equal the amount of taxable ordinary income recognized by the participant upon receipt of such shares plus any amount paid for the restricted stock units or performance units. A gain or loss recognized by the participant on a subsequent disposition of any such shares will generally be capital gain or loss. A participant’s holding period will commence on the day after the date the shares are distributed to the participant.

SARs. A participant will not be deemed to have received taxable income upon the grant or vesting of an SAR. Upon the exercise of an SAR, a participant generally will be deemed to have received income, taxable for federal income tax purposes at ordinary income rates, equal to the fair market value at the time of exercise of any stock received plus the amount of any cash received, and Metavante will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income recognized by the participant as a result of such exercise. The basis of shares received upon the exercise of an SAR will equal the fair market value of the shares at the time of exercise, and a gain or loss recognized by the participant on a subsequent disposition of any such shares will generally be capital gain or loss. A participant’s holding period will commence on the day after the date the participant recognizes taxable income in respect of such shares.

The foregoing summary does not contain a complete analysis of all the potential tax consequences of the types of awards proposed to be granted under the Equity Incentive Plan, including employment tax and state, local or foreign income tax consequences. This overview should not be relied upon as being a complete description of the applicable United States federal income tax consequences. In addition, this overview does not address the effect on awards proposed to be granted under the Equity Incentive Plan or guidance that may be issued by the United States Treasury under Section 409A of the Code.

Plan benefits. Future benefits under the Equity Incentive Plan are currently not determinable, except pursuant to the director compensation program described in “Director Compensation” of this Proxy Statement, which generally provides for an annual equity award to each non-employee director in an amount valued at $60,000, divided equally between stock options and restricted stock units. The number of options and other awards to be made to executive officers and key employees pursuant to the Equity Incentive Plan is subject to the discretion of the Compensation Committee.

With respect to fiscal 2007, stock options and restricted stock were granted under the Equity Incentive Plan as set forth in the table below. For additional information, see the “Grants of Plan-Based Awards in Fiscal 2007” table and the “Director Compensation” table elsewhere in this Proxy Statement.

Name and Position	Number of Options Awarded in Fiscal 2007 Under the Equity Incentive Plan	Number of Restricted Stock Awards Awarded in Fiscal 2007 Under the Equity Incentive Plan
Frank R. Martire President and Chief Executive Officer	750,000	0

Michael D. Hayford Senior Executive Vice President and Chief Operating Officer	575,000	0

Frank G. D’Angelo Senior Executive Vice President	275,000	0

Paul T. Danola Senior Executive Vice President	100,000	0

Steven A. Rathgaber Executive Vice President	50,000	0

Timothy C. Oliver Senior Executive Vice President and Chief Financial Officer	114,097	17,144

All current executive officers as a group (9 persons) (1)	2,227,994	30,944

All current directors who are not executive officers (9 persons)	42,600	14,814

All employees, including all current officers who are not executive officers	997,253	104,038

(1)	Does not include amounts received by Messrs. Danola and Rathgaber. These individuals are named in the Summary Compensation Table, but are no longer considered executive officers of Metavante.

The proposal regarding the Equity Incentive Plan will be approved if a quorum is present at the Annual Meeting and the proposal is approved by the affirmative vote of a majority of the votes cast on the proposal, provided that the total votes cast on the proposal represents over 50% of the shares entitled to vote on the proposal. Since abstentions and broker non-votes, if any, are not considered votes cast, they will not have an effect on the voting for this proposal so long as enough votes are cast to satisfy the 50% requirement.

The board of directors recommends that you vote “FOR” the approval of the Metavante 2007 Equity Incentive Plan, as amended.

PROPOSAL 4:	APPROVAL OF THE METAVANTE INCENTIVE COMPENSATION PLAN, AS AMENDED

Metavante’s board of directors has approved and adopted, subject to shareholder approval, the Metavante Incentive Compensation Plan, as amended (the “Incentive Compensation Plan”). The Metavante board of directors recently amended the plan to reflect conforming changes in light of the Separation Transaction. Metavante is seeking shareholder approval for the plan at the Annual Meeting in order to continue granting awards under the plan. Shareholder approval is a requirement under Section 162(m) for tax deductibility of amounts paid under the plan to certain of Metavante’s executive officers.

The following summary describes the material terms of the Incentive Compensation Plan. This summary is qualified in its entirety by reference to the full text of the plan, which is attached to this Proxy Statement as Annex III.

Introduction. The Compensation Committee believes the use of an annual incentive compensation plan that provides incentives and financial rewards is an integral component of its compensation program, and believes such a plan will assist Metavante in attracting and retaining officers and other key employees who make significant contributions to Metavante’s success.

Eligibility. The individuals eligible to participate in the Incentive Compensation Plan include officers and key employees of Metavante and its affiliates. For fiscal 2008, the number of individuals that will participate in the Incentive Compensation Plan will be approximately nine.

Administration. The Incentive Compensation Plan is administered by the Compensation Committee.

Performance criteria. The Compensation Committee will select the individuals to whom awards may be granted from time to time and the terms and conditions of each award. The Compensation Committee will establish specific performance targets for each participant, determine the period over which such performance will be measured and establish an objective formula for calculating the bonus payable to each participant. The Compensation Committee will take these actions within 90 days of the beginning of the performance period (or by the expiration of 25% of the performance period if earlier).

The performance targets may be based on certain financial and other measures (determined with respect to Metavante, a subsidiary or a business unit or in comparison to other companies) as detailed in the Incentive Compensation Plan attached to this Proxy Statement as Annex III. The performance goals may include a threshold level of performance below which no payment will be made, levels of performance at which specified payments will be paid and a maximum level of performance above which no additional payment will be made.

Bonus payment. Following the conclusion of each performance period, the Compensation Committee will determine the amount payable to participants. The amount actually paid to a participant (which may be made in cash or in shares under a shareholder-approved equity compensation plan) may, in the sole discretion of the Compensation Committee, be less than the amount otherwise payable to the participant based on attainment of the performance targets for the performance period. The maximum amount that may be payable to any participant under the plan in any 12-month period is $3,000,000.

Amendment or discontinuance of the plan. Metavante’s board of directors may, at any time, alter, amend, suspend or terminate the Incentive Compensation Plan as it deems advisable, subject to any requirement for shareholder approval imposed by applicable law, including Section 162(m). No amendments to, or termination of, the plan may in any way impair the rights of a participant without such participant’s consent.

Federal income tax considerations. An executive or key employee will realize income at the time an award is paid to the executive or key employee under the Incentive Compensation Plan. Metavante will be entitled to a deduction for the amount of the award at the same time provided that, with respect to the deduction to be taken for any award paid to an executive officer who is subject to Section 162(m) which, when combined with other compensation paid to that officer, exceeds $1 million, the Incentive Compensation Plan continues to qualify for such deduction under Section 162(m).

Plan benefits. The following table summarizes the annual incentive opportunity (at the target bonus level) under the Incentive Compensation Plan for fiscal 2008 by certain individuals and groups. For further discussion regarding awards to the named executive officers under the Incentive Compensation Plan, see the “Compensation Discussion and Analysis” section and the “Grants of Plan-Based Awards in Fiscal 2007” table of this Proxy Statement.

Name and Position	$ Value of Awards Under Incentive Compensation Plan for Fiscal 2008 (at Target)
Frank R. Martire President and Chief Executive Officer	$675,000

Michael D. Hayford Senior Executive Vice President and Chief Operating Officer	$475,000

Frank G. D’Angelo Senior Executive Vice President	$380,000

Paul T. Danola Senior Executive Vice President	$275,000

Steven A. Rathgaber Executive Vice President	$230,000

Timothy C. Oliver Senior Executive Vice President and Chief Financial Officer	$288,800

All current executive officers as a group (9 persons) (1)	$2,722,300

All current directors who are not executive officers (9 persons)	$0

All employees, including all current officers who are not executive officers	$0

(1)	Does not include amounts received by Messrs. Danola and Rathgaber. These individuals are named in the Summary Compensation Table, but are no longer considered executive officers of Metavante.

The proposal regarding the Incentive Compensation Plan will be approved if a quorum is present at the Annual Meeting and the proposal is approved by the affirmative vote of a majority of the votes cast on the proposal, provided that the total votes cast on the proposal represents over 50% of the shares entitled to vote on the proposal. Since abstentions and broker non-votes, if any, are not considered votes cast, they will not have an effect on the voting for this proposal so long as enough votes are cast to satisfy the 50% requirement.

The board of directors recommends that you vote “FOR” the approval of the Metavante Incentive Compensation Plan, as amended.

PROPOSAL 5:	RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF DELOITTE & TOUCHE LLP AS METAVANTE’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008

The Audit Committee has appointed Deloitte & Touche as Metavante’s independent registered public accounting firm for the fiscal year ending December 31, 2008 and is seeking the ratification of their appointment by the shareholders. Deloitte & Touche audited Metavante’s financial statements for the fiscal year ended December 31, 2007. Representatives of Deloitte & Touche are expected to be present at the Annual Meeting. They will have the opportunity to make any statement they may desire and to respond to questions from shareholders.

Although not required by law to submit the ratification of the independent registered public accounting firm to a vote by shareholders, the Audit Committee and the board of directors believe it is appropriate, as a matter of policy, to request that the shareholders ratify the appointment of Deloitte & Touche as Metavante’s independent registered public accounting firm for 2008. Assuming that a quorum is present at the Annual Meeting, the selection of Deloitte & Touche will be deemed to have been ratified if approved by the affirmative vote of a majority of the votes cast. If the shareholders should not so ratify, the Audit Committee will reconsider the appointment.

The board of directors recommends that you vote “FOR” the ratification of the Audit Committee’s selection of Deloitte & Touche LLP as Metavante’s independent registered public accounting firm for 2008.

AUDIT COMMITTEE REPORT

The Audit Committee of Metavante’s board of directors has: (a) reviewed and discussed the audited financial statements with management, (b) discussed with Deloitte & Touche the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, (c) received the written disclosures and the letter from Deloitte & Touche required by Independent Standards Board Standard No. 1, Independence Discussions with Audit Committees and (d) discussed with Deloitte & Touche the auditors’ independence.

Based on these reviews and discussions, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

The Audit Committee:

L. Dale Crandall, Chair

Stephan A. James

Dianne M. Neal

Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees for audit services rendered by Deloitte & Touche for the audit of Metavante’s and Metavante Corporation’s annual consolidated financial statements for the years ended December 31, 2007 and 2006 and fees billed by Deloitte & Touche for other services rendered during the same period. Due to Metavante’s and Metavante Corporation’s status as subsidiaries of M&I for 2006 and part of 2007, as the case may be, all fees disclosed below were those determined by Deloitte & Touche to be directly attributable to services rendered to Metavante and Metavante Corporation, as the case may be, during the relevant periods. The amounts do not include any fees for services rendered to M&I and its subsidiaries in connection with the Separation Transaction and related SEC filings because those services were arranged by M&I and were determined not to be directly attributable to Metavante or Metavante Corporation. The amounts do not include reimbursements for out-of-pocket expenses.

	2007	2006
Audit Fees	$724,400	$493,000
Audit-Related Fees	1,086,840	1,202,600
Tax Fees	47,052	43,655
All Other Fees	0	0

	$1,858,292	$1,739,255

Audit fees. Services rendered in this category in 2007 and 2006 consisted of: (a) audits of the consolidated and various affiliates’ financial statements, (b) review of the financial statements included in Metavante’s Quarterly Report on Form 10-Q for the third quarter of 2007 and (c) services associated with registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings, such as consents.

Audit-related fees. Services rendered in 2007 and 2006 in this category, which includes assurance and related services by Deloitte & Touche that are reasonably related to the performance of the audit or review of Metavante’s and Metavante Corporation’s financial statements, consisted primarily of: (a) internal control reviews, including Statement on Auditing Standards No. 70 reviews of the internal controls that were in operation at Metavante’s and Metavante Corporation’s service organizations and (b) due diligence services pertaining to acquisitions.

Tax fees. The aggregate fees billed in 2007 and 2006 for services rendered in this category, which includes professional services rendered by Deloitte & Touche for tax compliance, tax advice and tax planning consisted primarily of: (a) tax planning and other non-compliance consultation, including tax audit assistance and ruling requests and (b) tax compliance and ruling requests, including federal and state tax return preparation.

All other fees. Deloitte & Touche did not provide any products and services other than the services reported above in 2007 and 2006.

Pre-Approval Policy

The Audit Committee must pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for Metavante by its independent auditor, subject to the de minimus exceptions for non-audit services as provided in the Audit Committee Charter. The Audit Committee Charter provides that the Audit Committee may delegate authority to grant pre-approvals of audit and permitted non-audit services to one or more members, provided that any pre-approval decision by a delegate must be presented to the full Audit Committee at its next scheduled meeting; however, the committee has not made such a delegation to date.

CORPORATE GOVERNANCE MATTERS

Board of Directors

Director independence. Metavante has adopted the standards set forth in Section 303A of the NYSE Corporate Governance Listing Standards (the “NYSE Listing Standards”) for determining a director’s independence. The shareholders agreement with Warburg Pincus provides that, with respect to the initial board of directors of Metavante, no designee of Warburg Pincus will be deemed not to be “independent” under the NYSE Listing Standards because of the ownership of shares of Metavante common stock by Warburg Pincus or because of the rights of Warburg Pincus under the shareholders agreement.

The board of directors has affirmatively determined that, as of February 20, 2008, 8 of 11 of the directors were independent as provided in Section 303A of the NYSE Listing Standards. The independent directors are: Ms. Neal and Messrs. Coulter, Crandall, James, Kellner, Narayen, Neary and Sarma. The board of directors concluded that none of these directors: (a) possessed the categorical relationships set forth in the NYSE Listing Standards that prevent independence and (b) had any other business or other relationships with Metavante relevant to a determination of their independence, other than those relationships described under “Certain Relationships and Transactions with Metavante—Relationships and Transactions.”

Executive sessions; communications with directors. Since becoming an independent public company, Metavante has determined that its non-management directors will have at least four regularly-scheduled executive sessions per year and will hold additional executive sessions as requested. No executive sessions were held during 2007. The members of the Corporate Governance/Nominating Committee rotate who chairs the executive sessions on an informal basis. Shareholders who wish to communicate directly with a particular director or directors or with the entire board may direct written communications to them c/o Donald W. Layden, Jr., Senior Executive Vice President, General Counsel and Secretary, Metavante Technologies, Inc., 4900 West Brown Deer Road, Milwaukee, Wisconsin 53223. The communication should indicate that the sender is a shareholder and should specify the director or group of directors to whom it is directed. The Corporate Secretary of Metavante will forward all communications to the identified directors unless there are safety, security, appropriateness or other concerns that mitigate against delivery, as determined by the Corporate Secretary. The board of directors or individual directors will be advised of any correspondence withheld. The board of directors or individual directors, as applicable, will respond to appropriate shareholder communications.

Attendance at meetings. Directors are expected to attend each regular and special meeting of the board of directors and of each board committee of which the director is a member. The board of directors held one meeting during 2007, which was held in December. Each director attended the meeting. Directors are also expected to attend the annual meeting of shareholders. Because Metavante was not an independent public company until November 2007, no annual meeting of shareholders was held in 2007.

Corporate Governance Documents

Metavante makes available free of charge through its website its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to these reports as soon as reasonably practicable after these materials are filed with or furnished to the SEC. In addition, certain documents relating to corporate governance matters are available on Metavante’s website at www.metavante.com. These documents include, among others, the following:

•	Charter for the Audit Committee of the board of directors;

•	Charter for the Compensation Committee of the board of directors;

•	Charter for the Corporate Governance/Nominating Committee of the board of directors;

•	Corporate Governance Guidelines; and

•	Code of Business Conduct and Ethics.

Shareholders may also obtain a copy of any of these documents free of charge by calling Metavante’s Shareholder Information Line at (866) 956-6868. Information contained on any of Metavante’s or any of its subsidiaries’ websites is not deemed to be a part of this Proxy Statement.

The shareholders agreement between Metavante and Warburg Pincus includes, in addition to provisions relating to Warburg Pincus’ ownership, voting and potential sales of our common stock, important provisions relating to its right to nominate directors, membership of those persons on specified board committees and supermajority board approval of specified transactions. See “Committees of the Board of Directors” and “Certain Relationships and Transactions with Metavante—Relationships and Transactions—Agreements involving Warburg Pincus.”

Committees of the Board of Directors

Metavante’s board of directors has established the following standing committees: Audit Committee, Compensation Committee and Corporate Governance/Nominating Committee. The membership and function of each committee are described below.

Audit Committee

The Audit Committee is a separately designated standing committee of the board of directors as defined by Section 3(a)(58)(A) of the Exchange Act. The Audit Committee has responsibility for, among other things: (a) appointing or replacing Metavante’s independent auditors, (b) overseeing the work of the independent auditors (including resolution of any disagreements between management and the auditors regarding financial reporting), (c) reviewing the independent auditors’ performance, qualifications and independence, (d) approving all audit and permitted non-audit services to be performed by the independent auditors with limited exceptions, (e) reviewing Metavante’s financial statements, internal audit function and system of internal controls, (f) overseeing compliance by Metavante with legal and regulatory requirements and with Metavante’s code of business conduct and ethics and (g) producing the report required by federal securities regulations for inclusion in Metavante’s proxy statement.

The current members of the Audit Committee are Messrs. Crandall (Chair) and James and Ms. Neal, all of whom are deemed independent under the NYSE Listing Standards (including the special standards applicable to members of audit committees) and all of whom have been determined by the board of directors to be “financially literate.” In addition, the board of directors has determined that, based on his substantial experience with and knowledge of public companies, both as an executive officer, including serving as chief financial officer, and as a director, including service on the audit committees of those companies, Mr. Crandall is an “audit committee financial expert” within the meaning of the SEC rules. The Audit Committee met twice in 2007 (both during November and December). Mr. Crandall and Ms. Neal attended both Audit Committee meetings, and Mr. James, due to the timing of his appointment to the Audit Committee, was unable to attend one of the meetings.

Pursuant to the terms of the shareholders agreement, to the extent permitted by applicable law and the rules of the NYSE, Warburg Pincus has the right to have one of its director nominees on the Audit Committee. See “Certain Relationships and Transactions With Metavante–Relationships and Transactions—Agreements involving Warburg Pincus—Shareholders Agreement” below. None of the Warburg Pincus nominees is currently on the Audit Committee; however, Warburg Pincus has consented to this variation.

Under the Audit Committee Charter, no member of the Audit Committee is permitted to serve on the audit committees of more than two other public companies unless the board of directors determines that such service will not impair the member’s ability to effectively serve on the Audit Committee. Mr. Crandall serves on the audit committees of more than two other public companies. The board of directors has considered Mr. Crandall’s commitments to serve on the other audit committees and has affirmatively determined that such simultaneous service does not impair Mr. Crandall’s ability to serve effectively on Metavante’s Audit Committee, and that such service benefits the shareholders.

Compensation Committee

The Compensation Committee is appointed to assist the full board of directors to discharge the board’s responsibilities relating to the compensation of Metavante’s executive officers and directors. The Compensation Committee is responsible for, among others things, reviewing performance criteria used in establishing appropriate compensation, retention, incentive, severance and benefit policies and programs applicable to the executive officers of Metavante. The Compensation Committee Charter requires that the Compensation Committee annually review and approve corporate goals and objectives for purposes of determining the chief executive officer’s compensation, evaluate the chief executive officer’s performance in light of such goals and objectives and set the chief executive officer’s compensation level based on this evaluation.

The Compensation Committee is also charged with periodically reviewing and approving or making recommendations to the board of directors with respect to the adoption of or material changes in employee benefit and compensation plans. In addition, the Compensation Committee is required to periodically review and approve, for the chief executive officer and the other executive officers: annual base salary levels; annual incentive opportunity levels; long-term incentive opportunity levels; employment, severance and change-in-control agreements; material perquisites or other in-kind benefits; and any other special or supplemental benefits, in each case, when and if appropriate.

Other duties of the Compensation Committee include reviewing and recommending to the board of directors all persons to be elected as chief executive officer, president and chief financial officer of Metavante; periodically reviewing the succession plan for the chief executive officer; and reviewing director fees and retainers on a periodic basis and recommending any changes to the board of directors.

The Compensation Committee has the power to delegate to its chair such power and authority as it deems appropriate, except as prohibited by law. The Compensation Committee has the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of executive compensation and to approve the consultant’s fees and other retention terms. The Compensation Committee also has the authority to obtain advice and assistance from internal or external legal, accounting or other advisors. Pursuant to the terms of the shareholders agreement, to the extent permitted by applicable law and the rules of the NYSE, Warburg Pincus has the right to have one of its director nominees designated as the chair of the Compensation Committee. See “Certain Relationships and Transactions With Metavante—Relationships and Transactions—Agreements involving Warburg Pincus—Shareholders Agreement” below.

The current members of the Compensation Committee are Messrs. Coulter (Chair), James and Narayen, all of whom are deemed independent under the NYSE Listing Standards. The Compensation Committee met twice in 2007 (both during November and December) and all committee members attended both meetings. In carrying out its responsibilities, the Compensation Committee retained the services of Mercer (US) Inc. (“Mercer”). The Compensation Committee retained Mercer based on its experience and expertise, and instructed it to prepare the appropriate data to assist the Compensation Committee with its executive compensation determinations for 2008 compensation. Mercer assisted the Compensation Committee in the design of our current compensation program for executives, and continues to advise the Compensation Committee on such program. Mercer also provided competitive market data for the named executive officers, provided recommendations on the board of director compensation program, provided stock ownership guideline recommendations and reviewed all materials provided at the committee meetings. The Mercer consultant who provided these services reported directly to the Compensation Committee Chair and participated in the meetings of the Compensation Committee. Mercer also follows guidelines and procedures to help ensure that Mercer’s advice to the Compensation Committee is objective. Other Mercer consultants also advise the Company on broad-based employee health and welfare and retirement programs.

Corporate Governance/Nominating Committee

The Corporate Governance/Nominating Committee is responsible for, among other things: (a) identifying new candidates who are qualified to serve as directors of Metavante, (b) recommending to the board of directors the candidates for election to the board of directors and for appointment to the board of directors’ committees, (c) considering any nominations for director submitted by shareholders, (d) developing and recommending to the board or directors, and thereafter periodically reviewing, the corporate governance guidelines and principles applicable to Metavante, (e) coordinating an annual assessment of the performance of the board of directors and of each of the Audit, Compensation and Corporate Governance/Nominating Committees and (f) monitoring and advising the board of directors on corporate governance matters and practices.

The current members of the Corporate Governance/Nominating Committee are Messrs. Kellner (Chair), Neary and Sarma and Ms. Neal, all of whom are deemed independent under the NYSE Listing Standards. The Corporate Governance/Nominating Committee did not meet in 2007. Pursuant to the terms of the shareholders agreement, to the extent permitted by applicable law and the rules of the NYSE, Warburg Pincus has the right to have one of its director nominees on the Corporate Governance/Nominating Committee. See “Certain Relationships and Transactions With Metavante—Relationships and Transactions—Agreements involving Warburg Pincus–Shareholders Agreement” below. Although the shareholders agreement states that the Corporate Governance/Nominating Committee will have three members, and it currently has four members (two of which are directors designated by Warburg Pincus), Warburg Pincus has consented to this variation.

The Corporate Governance/Nominating Committee considers candidates nominated by shareholders in accordance with the procedures set forth in Metavante’s amended and restated by-laws (the “by-laws”). Under Metavante’s by-laws, nominations other than those made by the board of directors or the Corporate Governance/Nominating Committee must be made pursuant to timely notice in proper written form to the Corporate Secretary of Metavante. For this purpose, nominations by Warburg Pincus in accordance with the shareholders agreement are deemed to be made by the board of directors. See “Certain Relationships and Transactions With Metavante—Relationships and Transactions—Agreements involving Warburg Pincus—Shareholders Agreement” below. For nominations by the shareholders the by-laws provide that, to be timely, a shareholder’s request to nominate a person for election to the board of directors, together with the written consent of such person to serve as a director, must be received by the Corporate Secretary of Metavante not less than 90 days prior to the anniversary date of the annual meeting of shareholders in the immediately preceding year. To be in proper written form, the notice must contain certain information concerning the nominee and the shareholder submitting the nomination.

Under Metavante’s by-laws, no person is eligible to be elected a director at a meeting of shareholders held on or after the date he or she attains the age of 72, although the board of directors, at its discretion, may waive the age limitation or establish a greater age from time to time.

In addition, the Corporate Governance/Nominating Committee has adopted guidelines for evaluating and selecting candidates for election to the board of directors. Under these proposed guidelines, each director should:

•	be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others;

•	be free of any conflict of interest which would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

•	possess substantial and significant experience which would be of value of Metavante in the performance of the duties of a director; and

•	have sufficient time available to devote to the affairs of Metavante in order to carry out the responsibilities of a director.

The Corporate Governance/Nominating Committee evaluates eligible shareholder-nominated candidates for election to the board of directors in accordance with the selection guidelines. The full text of the guidelines can be found in the Corporate Governance/Nominating Committee’s Charter, which is available on Metavante’s website described above.

Code of Business Conduct and Ethics and Corporate Governance Guidelines

Metavante has adopted a Code of Business Conduct and Ethics that applies to all of the Metavante’s employees, consultants and officers and directors, including the Metavante’s chief executive officer, chief financial officer and controller. The Code of Business Conduct and Ethics is available on Metavante’s website and, additionally, is available, without charge, upon written request to the Corporate Secretary of Metavante. If any substantive amendment is made to the code, Metavante will disclose the nature of such amendment on its website or in a Current Report on Form 8-K. In addition, if a waiver from the code is granted to an executive officer, director, principal accounting officer or controller, Metavante will disclose the nature of such waiver in the investor relations section of its website at www.metavante.com, in a press release or on a Current Report on Form 8-K.

Metavante has also adopted Corporate Governance Guidelines in conformity with the rules of the NYSE. The guidelines are available on Metavante’s website and, additionally, are available, without charge, upon written request to Donald W. Layden, Jr., Senior Executive Vice President, General Counsel and Secretary, Metavante Technologies, Inc., 4900 West Brown Deer Road, Milwaukee, Wisconsin 53223.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

On November 1, 2007, Metavante became an independent, publicly held corporation, having a principal subsidiary named Metavante Corporation. Metavante began regular-way trading on the NYSE on November 2, 2007. Prior to November 2007, Metavante Corporation operated as a wholly owned subsidiary of M&I, and decisions made regarding executive officer compensation were made by the management of M&I or by the compensation committee of the board of directors of M&I. Therefore, M&I’s compensation philosophies, policies and objectives are relevant and will be discussed below.

Since November 2, 2007, the compensation committee of the board of directors of Metavante (the “Compensation Committee”) has made decisions concerning the amount and form of our executive officers’ compensation. The Compensation Committee’s decisions were intended to align executive officer compensation with the best interests of shareholders, to recognize the responsibilities inherent in becoming an independent company and to retain continuity of senior leadership during the transition. These Compensation Committee decisions will be discussed below following a review of the compensation philosophies, policies and objectives of M&I.

The discussion below focuses on the compensation provided to our principal executive officer, the two individuals who served as our principal financial officer for different periods during 2007 and our three other most highly compensated executive officers during 2007. These executives are collectively referred to as the “named executive officers.” For purposes of this section, the individuals comprising our “named executive officers” are Frank R. Martire, President and Chief Executive Officer; Michael D. Hayford, Senior Executive Vice President and Chief Operating Officer (Mr. Hayford also served as Chief Financial Officer through July 2007); Frank G. D’Angelo, Senior Executive Vice President; Paul T. Danola, Senior Executive Vice President; Steven A. Rathgaber, Executive Vice President; and Timothy C. Oliver, Senior Executive Vice President and Chief Financial Officer (since July 2007).

M&I Compensation Philosophy, Policies and Objectives

Prior to November 2, 2007, our executive compensation program was administered by the compensation committee of the board of directors of M&I. The M&I compensation committee established base salary and target performance levels for annual and long-term incentive plans based on a number of factors designed to further M&I’s objectives. The M&I compensation committee did not use formulaic or mechanical procedures to determine compensation amounts, to allocate specific elements of compensation or to determine the types of awards to be granted. Rather, the M&I compensation committee established base salary and target performance levels based on M&I performance, conditions of Metavante Corporation’s markets (in the case of Metavante executives), compensation received by similarly situated executive officers at peer group companies. For certain executive officers, the M&I compensation committee also considered the financial performance of the business unit or division for which the executive was responsible. Because Metavante Corporation’s success as a wholly owned subsidiary of M&I was critical to M&I’s success prior to the Separation Transaction, certain components of our named executive officers’ 2007 compensation were linked not only to Metavante Corporation’s performance, but also to M&I’s overall goals. As a result, our named executive officers participated in M&I’s long-term incentive program, which for Metavante executives included equity ownership in the form of stock options, restricted stock and, except for Mr. Rathgaber and Mr. Oliver, a three-year cash incentive plan tied equally to the results of M&I and Metavante Corporation. As discussed below, these links to M&I’s results are no longer appropriate. Therefore, we have taken actions to eliminate and replace them with other long-term incentive vehicles designed to further our compensation objectives.

To establish base salary and target performance levels with respect to Messrs. Martire and Hayford, who were also named executive officers of M&I prior to the Separation Transaction, the M&I compensation committee received input from its executive compensation consultant, Hewitt Associates. Hewitt Associates helped the M&I compensation committee ensure that its decisions were consistent with M&I’s business needs, compensation philosophy and prevailing market practices, and hence, that its decisions represented the long-term interests of M&I’s shareholders.

Hewitt Associates compared M&I’s performance, size and executive compensation levels to those of certain peer group companies. For 2007, the peer group was comprised of a subset of the bank holding companies that were similar to M&I with respect to the nature and scope of their businesses and the size of their total assets and were included in the KBW 50 Index. The peer group companies were: Associated Banc-Corp.; BB&T Corporation; Colonial Bancgroup Inc.; Comerica Incorporated; Commerce Bancorp, Inc.; Compass Bancshares Inc.; Fifth Third Bancorp; First Horizon National Corporation; Huntington Bancshares Inc.; KeyCorp; Northern Trust Corporation; PNC Financial Services Group, Inc.; Synovus Financial Corp. and Zions Bancorporation.

Hewitt Associates reviewed the base salaries, annual bonuses, total cash compensation, long-term compensation and total compensation of Messrs. Martire and Hayford (and other M&I named executive officers) relative to the peer group companies. Although the comparison did not directly benchmark overall compensation against the peer group companies, it helped provide a context for the M&I compensation committee to review and make determinations regarding M&I’s named executive officer compensation levels. The M&I compensation committee reviewed the information from Hewitt Associates along with tally sheets setting forth the components of each M&I named executive officer’s compensation. The M&I compensation committee used the information provided by the tally sheets in combination with the performance comparison to ensure that levels of each component of each named executive officer’s compensation were in keeping with M&I’s compensation philosophy and objectives.

As another part of the administration of our executive compensation program prior to the Separation Transaction, Mr. Martire made compensation recommendations to M&I’s chief executive officer for Metavante’s named executive officers (other than himself). For long-term incentive awards, Mr. Martire’s recommendations were approved by the M&I compensation committee. Metavante Corporation collected compensation data from competitor proxy statements and various published third-party surveys for Mr. Martire to use as a reference. Mr. Martire also received input and direction from M&I, especially in the determination of long-term incentive award design, to help consistently apply M&I’s compensation philosophy and objectives to compensation of Metavante Corporation executive officers.

Base Salary

For fiscal 2007, Mr. Martire’s and Mr. Hayford’s base salaries were determined by the M&I compensation committee based on a combination of two factors. The first factor was the committee’s evaluation of the salaries paid in the marketplace to executives with similar responsibilities. Due to Metavante Corporation’s unique nature as a technology company owned by a bank holding company, there were no positions in the peer group companies directly comparable to either Mr. Martire’s or Mr. Hayford’s position. Therefore, the M&I compensation committee reviewed, for comparison purposes, the base salary information provided by Hewitt Associates with respect to heads of sectors in those companies, but did not directly benchmark to those salaries. The M&I compensation committee also considered each executive’s unique role, job performance, and other circumstances.

In January 2007, based on the factors described above, the M&I compensation committee increased the base salaries of Messrs. Martire and Hayford in order to maintain M&I’s competitive position in the marketplace. Based on his review of market data and the other factors described above, Mr. Martire also recommended to M&I’s chief executive officer an increase in base salary for each of the other named executive officers (other than Mr. Oliver, who was hired in July 2007). The range of base salary increases for all of the named executive officers for 2007 was between 4% and 10%, which was consistent with market data reviewed by Mr. Martire for increases to executives in the industry, and was reflective of each individual executive’s performance for 2006.

When Mr. Oliver joined Metavante Corporation in July 2007, his base salary was set at $370,000. Mr. Oliver also received a $140,000 signing bonus upon commencement of his employment, and was offered a retention bonus of $250,000 payable on the one-year anniversary of his hire date. The determination of Mr. Oliver’s compensation at the time of hire was made after considering compensation data from competitor proxy statements and various published surveys conducted by third parties, along with Mr. Oliver’s previous compensation prior to joining Metavante Corporation. This data was used as a reference by Mr. Martire who, along with M&I management, approved the compensation package extended to Mr. Oliver.

Annual Incentive Compensation

In 2007, each of the named executive officers participated in the Metavante Corporation Management Incentive Plan. The plan was tied directly to Metavante Corporation’s annual performance objectives. The plan used certain performance criteria, singularly or in combination, to measure Metavante Corporation’s performance for purposes of determining whether and to what extent cash incentive awards would be payable under the plan. For Messrs. Martire and Hayford, the M&I compensation committee has in the past selected from among the following criteria: earnings, return on average equity, return on average assets and revenue.

To align the goals of the named executive officers with the goals established for Metavante Corporation, the M&I compensation committee based its selection of performance criteria on Metavante Corporation’s financial business plan for the year. For 2007, the criteria for Messrs. Martire and Hayford were Metavante Corporation net income and revenue. These metrics were selected to better align the compensation of Metavante Corporation operating segment leadership with the objectives of M&I and with Metavante Corporation’s strategic priority of cost effective revenue growth. For each of these criteria, the M&I compensation committee approved a matrix of threshold, plan and maximum performance levels, as well as a potential award amount at each level expressed as a percentage of each of Mr. Martire’s and Mr. Hayford’s base salaries.

For 2007, the target incentive awards for Messrs. Martire and Hayford were set at approximately 90% of their respective base salaries prior to the Separation Transaction. Upon his hire in July 2007, Mr. Oliver was added to the same annual incentive plan as Messrs. Martire and Hayford. Mr. Oliver’s target incentive award was set at 75% of his base salary and was prorated for the calendar year based on the commencement date of his employment with Metavante Corporation.

Under the Metavante Corporation Management Incentive Plan, achievement at “plan” performance levels for 2007 resulted in a payout of 100% of the target incentive award, and payouts were interpolated between performance levels of threshold and maximum. The plan was structured to pay between 0% and 167% of the target incentive based on performance outcomes. No payouts were made for performance below the threshold. For 2007, the adjusted targets for net income and revenue were $173.0 million and $1,617.3 million, respectively, and actual results were deemed to be an adjusted net income of $186.8 million (which eliminated impairment charges, costs related to the Separation Transaction and incremental interest expense from the borrowings incurred in connection with the Separation Transaction) and revenue of $1,598.1 million. The resulting payments were $735,872 for Mr. Martire, $609,635 for Mr. Hayford and $205,596 for Mr. Oliver. These payments represented approximately 149% of the target incentive award for each individual.

For the other named executive officers, Mr. Martire recommended to M&I’s chief executive officer the threshold, plan and maximum performance levels, as well as the target incentive award amounts at each level expressed as a percentage of the executive’s base salary. These plans were designed to:

•	focus each executive on the financial objectives required from his or her areas of responsibility leading to the achievement of company-wide financial measures;

•	provide growth and profitability improvement over the prior year;

•	ensure execution of key business initiatives to long-term business success; and

•	continually focus on the constituents, customers and employees critical to business success.

The individual plans for Messrs. D’Angelo, Danola and Rathgaber were similarly designed to align with company-wide goals. For 2007, their performance criteria were net income and revenue consistent with the criteria for Messrs. Martire, Hayford and Oliver. In addition, each executive was measured on group, division and individual criteria including profitability, revenue, new business sales, margin and client and employee satisfaction measures, which determined the actual payouts under the plan. The criteria were established individually, based on each executive’s responsibility within Metavante Corporation. The performance goals were set with the expectation that they would be reasonably attainable given a maximum effort on the part of the executives. The target incentive award for each of these executives as a percentage of his annual base salary was established as follows: Mr. D’Angelo—93.3%; Mr. Danola—100.0%; and Mr. Rathgaber—71.4%. The plan was structured to pay between 0% and 150% of the target incentive based on performance outcomes. For 2007, the payouts under the plan as a percentage of target incentive awards were: Mr. D’Angelo—128.7%; Mr. Danola— 88.8%; and Mr. Rathgaber—92.1%, which resulted in payments of $450,612 for Mr. D’Angelo, $315,413 for Mr. Danola and $207,175 for Mr. Rathgaber.

Long-Term Compensation

In arriving at long-term award levels for 2007, the M&I compensation committee used information provided by Hewitt Associates to compare the total value of the M&I named executive officers’ long-term award package (including Messrs. Martire and Hayford) to those provided by peer group companies for similar positions. The M&I compensation committee used this information to understand the context of prevailing market practices, but did not directly benchmark long-term awards against the peer group companies. The M&I compensation committee also determined the allocation of long-term awards to each long-term compensation component, as described below.

Prior to the Separation Transaction, the M&I compensation committee utilized three forms of long-term awards for Metavante Corporation executive officers: M&I stock options, M&I restricted stock and cash-based long-term incentive awards. In determining the allocation of the long-term awards to Messrs. Martire and Hayford, the M&I compensation committee elected to place the greatest emphasis on stock options. The committee had several reasons for this decision. Stock options directly align the value of the benefit to the named executive officers with the interests of shareholders because executives recognize a value only if and to the extent that the value of the stock increases. Also, stock options are the most prevalent form of award among peer companies. In addition, the term of the stock option awards is the longest among the various long-term awards, providing a long-term incentive for the named executive officers to create shareholder value.

The M&I compensation committee historically approved cash-based, long-term incentive awards on an annual basis, as further described below. These awards were tied to three-year performance periods. The M&I compensation committee approved such awards for calendar years 2007-2009 in the form of the Metavante Corporation 2007-2009 Long-Term Incentive Plan.

In 2007, each of the named executive officers received cash payments under the Metavante Corporation 2005-2007 Long-Term Incentive Plan, other than Mr. Rathgaber (who participated in a separate plan, the NYCE Performance Incentive Plan) and Mr. Oliver (who was hired in July 2007). This plan measured performance against both M&I and Metavante Corporation performance objectives as follows: (a) Metavante Corporation’s cumulative net income for the three-year period (weighted 25%), (b) Metavante Corporation’s cumulative revenue for the three-year period (weighted 25%), (c) the total return of M&I’s common stock for the three-year period when compared to the total return of those stocks comprising the KBW 50 Index (weighted 25%) and (d) M&I earnings per share for the three-year period (weighted 25%). These measures reflected a balance of key Metavante Corporation performance indicators and key M&I measurements as deemed appropriate for executives of Metavante Corporation. The plan defines threshold, target and maximum achievement and corresponding payout levels. No payout is earned below threshold performance for any factor. Due to the Separation Transaction, the M&I components of the performance objectives were evaluated as of the last day of the last month in which Metavante Corporation was a subsidiary of M&I (i.e., October 31, 2007). Payouts under the plan were $408,264 for Mr. Martire and $244,958 for each of Messrs. Hayford, D’Angelo and Danola, which represented 163.3% of the target incentive award for each individual.

NYCE Performance Incentive Plan. A cash-based incentive plan was established in 2005 to retain key executive officers following Metavante Corporation’s acquisition of NYCE Corporation (“NYCE”). The performance period was three years (January 1, 2005 through December 31, 2007). Mr. Rathgaber and one other NYCE executive officer participated in this plan. Performance criteria were annual net income after financing and purchase price amortization for each of 2005, 2006 and 2007 and for the cumulative three-year period. Each of these factors was weighted at 25% of the target opportunity. Target net income performance levels were established based on the NYCE acquisition business plan that was approved by the board of directors of M&I in 2004. Results for the 2007 annual component (weighted 25%) were 118.9% of plan, resulting in a payout of 238.7% of the target incentive award. Results for the cumulative component (weighted 25%) were 150.6% of plan, resulting in a payout of 250% of the target incentive award. The combined payout received by Mr. Rathgaber in 2007 under this plan was $733,000.

Benefits, Retirement Plans and Perquisites

Prior to November 2007, the named executive officers participated in benefit programs generally available to other employees. Each of the named executive officers participated in M&I’s retirement program, which was designed to provide long-term accumulation of funds toward retirement. The plan is a profit sharing plan which includes 401(k) and matching contribution features. The named executive officers also participated in the 2005 Marshall & Ilsley Corporation Executive Deferred Compensation Plan. That plan provided the named executive officers with the ability to defer up to 80% of base salary and 100% of annual incentive payments. The plan also provided for M&I contributions to participants for amounts which could not be made to the M&I retirement program because of Code limits. It also permitted deferral of gains upon vesting of shares of restricted stock and crediting of amounts equal to reductions in M&I’s retirement program contributions resulting from deferrals under the plan.

The perquisites provided to Messrs. Martire and Hayford were regularly reviewed by the M&I compensation committee. These perquisites included payment of club dues (except for Messrs. Rathgaber and Oliver), personal financial planning and tax preparation and legal services and personal use of company cars as indicated by individual in the Summary Compensation Table. Perquisites were valued at their incremental cost to the employer in accordance with SEC regulations, and the named executive officers were allowed to reimburse the employer for such perquisites at their incremental cost to the employer to the extent that limitations on personal use were exceeded.

Metavante Technologies, Inc. Compensation Philosophy, Policies and Objectives

We believe that a strong management team comprised of talented individuals in key positions is critical to our success as an independent public company. Our executive compensation program is an important tool for attracting, motivating and retaining such individuals, and is designed to establish a strong link between the creation of shareholder value and the compensation earned by our executive officers. The fundamental objectives of our executive compensation program are to:

•	maximize long-term shareholder value;

•	support a performance-oriented environment that rewards achievement of Metavante goals that are aligned with the interests of shareholders;

•	support the long-term growth and success of Metavante as an independent public company; and

•	provide an opportunity for meaningful equity ownership by executive officers, thereby aligning their personal financial interests with shareholder interests.

The Compensation Committee has not made and does not expect to make compensation determinations based primarily on rigid mathematical formulas, but rather will apply its own judgment to a balance of market-related compensation data, market best practices and the executive’s individual performance to reward achievements critical to shareholder value. The Compensation Committee expects that an executive’s compensation will likely vary based on the scope of responsibilities, type of business and performance factors affecting that executive.

In connection with the Separation Transaction, our management recommended that we make changes to our executive compensation program. These changes were reviewed by Mercer, executive compensation consultants hired by Metavante, and Warburg Pincus, as part of the negotiations in connection with their $625 million investment in Metavante. The resulting changes were approved by the Compensation Committee. To support the objective of aligning executive compensation with shareholder value, the interests of our executive officers in long-term, cash-based plans that had been tied to M&I performance were replaced with awards of Metavante restricted shares. Also, to further this objective, equity awards were granted to certain executives and were front-end loaded to reinforce our growth objectives as a stand alone company. Long-term incentives have been emphasized as an aspect of total compensation. In recognition of the increased responsibility associated with becoming an independent company, and in a change from historically using subsidiary-level positions as benchmark reference points for some of our executives, base salary increases were implemented for certain executives at the time of the Separation Transaction. Finally, Metavante entered into employment agreements and change of control agreements with certain executive officers to ensure leadership stability during this important time in Metavante’s history.

Peer Group

The Compensation Committee reviewed the overall competitiveness of executive pay as compared to a peer group more relevant to Metavante. This review also recognized the increased responsibilities of management in operating a stand-alone public company compared to a wholly owned subsidiary of a public company. In its analysis for 2007 and 2008, Metavante’s management, with the assistance of Mercer, selected and utilized the peer companies described below for purposes of evaluating the competitiveness of Metavante’s executive compensation program. In selecting the 12 peer companies listed below, consideration was given to companies that compete with Metavante in one or more lines of business or for executive talent. Additionally, companies were selected if their revenue size was within a reasonable range relative to Metavante’s revenues. Although the revenues of the peer group companies represent a wide range, the median revenues of the peers approximate Metavante’s revenues.

• Alliance Data Systems Corporation*	• Fiserv, Inc
• BISYS Group, Inc.*	• Global Payments Inc.
• Checkfree Corporation*	• Heartland Payment Systems, Inc.
• DST Systems, Inc.	• Jack Henry & Associates, Inc.
• eFunds Corporation*	• SEI Investments Company
• Fidelity National Information Services, Inc.	• Total System Services, Inc.

The Compensation Committee anticipates that the peer group will be expanded in future years to include a broader spectrum of companies in the financial services industry so that, as Metavante continues to grow, we are able to attract leadership consistent with meeting and exceeding our publicly stated growth objectives. Also, it is important to note the companies identified with an asterisk (*) are, or recently were, involved in merger and acquisition transactions and, if those transactions occur or have occurred, they will no longer be separate public companies and will not be part of the peer group in future years. If that occurs, alternative companies will be considered to replace such companies.

Base Salary

Messrs. Martire, Hayford and D’Angelo each received an increase in their annual base salary in connection with the Separation Transaction. The increases were determined based upon the increased level of responsibility associated with becoming an independent, public company and after review of a competitive market pay analysis performed by Mercer. Because these executives had previously been compared to subsidiary/group-level executives, substantial increases were warranted to bring each executive’s pay into a competitive position with respect to appropriate market peers. The percentage of increase in annual base salary for Messrs. Martire, Hayford and D’Angelo were 22.7%, 16.7% and 13.3%, respectively. These increases were reviewed with Warburg Pincus and approved by the M&I compensation committee prior to the Separation Transaction.

Annual Incentive Compensation

The Metavante Corporation Management Incentive Plan was not modified as a result of the Separation Transaction and the plan remained as approved by M&I. However, the results for 2007 were adjusted to neutralize the impact of the Separation Transaction and reflect changes, costs and expenses not contemplated at the time the targets were set. Payouts under the plan, as detailed above, were approved by the Compensation Committee in January 2008.

Going forward, we expect to continue our practice of offering an annual incentive program that is tied to the factors key to operational performance and, ultimately, shareholder return. For 2008, plan design, performance goals and incentive opportunities at threshold, plan and maximum achievement levels were approved by the Compensation Committee. The performance objectives for Messrs. Martire, Hayford and Oliver reflect company-level financial goals, including net income (weighted 50%), revenue (weighted 25%) and free cash flow (weighted 25%). These metrics better reflect Metavante’s business model, which emphasizes capital efficiency and cost effectiveness in order to provide sufficient financial flexibility to fund future revenue growth. The Compensation Committee views sustained growth as an important determinant of value creation.

The plans for other executive officers, including the named executive officers, consider company and group/division financial measures such as net income, revenue, free cash flow, operating margin and new business sales. Mr. Rathgaber’s plan also considers client and employee satisfaction measures and an individual goal tied to strategic initiatives for the division for which he is primarily responsible.

The employment agreements that Metavante entered into with each of Messrs. Martire, Hayford and D’Angelo also provide a target annual bonus opportunity that is based on a percentage of the executive’s base salary. The target annual bonus opportunities, expressed as a percentage of base salary, are as follows: Mr. Martire—100%, Mr. Hayford—90% and Mr. D’Angelo—90%. The actual bonuses are between zero and 200% of target, depending on the achievement of performance objectives. For additional information regarding the employment agreements, see “Employment Agreements” below. For 2008, the target incentives for Messrs. Danola and Oliver were set at 75% of their base salaries and Mr. Rathgaber’s was set at 71% of his base salary.

Additional information regarding our annual incentive compensation arrangements may be found in the “Grants of Plan-Based Awards in Fiscal 2007” table that follows in the “Historical Compensation of Executive Officers” section below.

Long-Term Compensation

Long-term compensation is an area of particular emphasis in our executive compensation program because we believe that these incentives foster the long-term perspective necessary for the continued success of Metavante as a whole. This emphasis is also consistent with our compensation program objective of aligning each executive officer’s interests with shareholder interests.

Stock Options. In connection with the Separation Transaction, on November 5, 2007, the Compensation Committee approved the grant of nonqualified stock options, effective as of November 12, 2007, to each of the named executive officers. The number of shares covered by each option grant is set forth in the following table:

Name and Principal Position	Stock Options Granted
Frank R. Martire President and Chief Executive Officer	750,000

Michael D. Hayford Senior Executive Vice President and Chief Operating Officer	575,000

Frank G. D’Angelo Senior Executive Vice President	275,000

Paul T. Danola Senior Executive Vice President	100,000

Steven A. Rathgaber Executive Vice President	50,000

Timothy C. Oliver Senior Executive Vice President and Chief Financial Officer	70,000

The number of option awards for each named executive officer was agreed upon through discussions, in connection with the Separation Transaction, among Metavante Corporation management, M&I and Warburg Pincus (a 25% shareholder of Metavante after the Separation Transaction) and were ultimately approved by the Compensation Committee on November 5, 2007. The initial allocation of stock options to some of our executive officers was front-loaded to provide immediate linkage between executive compensation and stock price appreciation. These initial option grants were front-loaded to approximate the grants that were expected to occur in future periods in order to better align the strike prices and equity value with both the initial trading range of Metavante as an independent company and the price that was paid by Warburg Pincus as part of the Separation Transaction. The exercise price for the options was equal to the average selling price of our common stock over the five business day period from November 6, 2007 through November 12, 2007, with the selling price for each individual day determined using a volume-weighted average price for such day. This resulted in an exercise price of $23.33 per share. The options were granted under the Metavante 2007 Equity Incentive Plan. The options vested 25% upon grant with an additional 25% vesting on each of the first three anniversaries of the grant date. The options have a maximum term of 10 years, but terminate earlier in the event of the executive officer’s death, disability or other termination of employment.

We expect to establish an annual grant cycle and allow for awards to be granted throughout the year for special circumstances such as new hires, promotions or key business initiatives.

In connection with the completion of the Separation Transaction, each option to purchase shares of M&I common stock held by Metavante employees (including the named executive officers) outstanding as of the closing date converted into an option to purchase shares of Metavante common stock. The options were converted based upon a formula that was intended to retain, following the Separation Transaction, the intrinsic value of the options immediately prior to the Separation Transaction.

Restricted Stock. As part of Mr. Oliver’s offer of employment in July 2007, Metavante agreed to grant him shares of Metavante restricted stock in an amount equal to the value of $400,000, upon the closing of the Separation Transaction. Following the completion of the Separation Transaction and upon approval from the Compensation Committee, Mr. Oliver was granted 17,144 shares ($400,000 divided by the grant date value). Mr. Oliver was the only named executive officer to receive a restricted stock award in 2007.

Transition Payments. In January 2008, the Compensation Committee determined it was appropriate to grant a discretionary bonus to certain Metavante executives because the Metavante management stock option exercise price in the November 12, 2007 grant was higher than the price paid by Warburg Pincus for its initial ownership interest. The difference in value was determined by multiplying the $2.30 per share price difference by the number of options granted. This was then discounted by 40% to approximate the current value, which is lower because of the extended vesting period of the options. Messrs. Martire, Hayford, D’Angelo and Oliver, and the other members of Metavante’s management executive committee, received restricted stock awards instead, subject to a three-year pro-rata vesting schedule, in lieu of cash for the purpose of creating increased alignment of the most senior executives’ interests with shareholder interests. These restricted stock awards were approved by the Compensation Committee on January 16, 2008 and were granted on January 30, 2008. The grants were as follows: Mr. Martire—45,592 shares; Mr. Hayford—34,954 shares; Mr. D’Angelo—16,717 shares; and Mr. Oliver—4,255 shares. These shares are not reflected in the Summary Compensation Table because they were granted in 2008 and, therefore, Metavante did not recognize expense attributable to fiscal 2007. Messrs. Danola and Rathgaber, who are not members of Metavante’s management executive committee, received this bonus in the form of cash payments of $138,000 and $69,000, respectively.

In January 2008, the Compensation Committee also determined that it was in the best interests of the Metavante shareholders to terminate all other outstanding cash-based long-term incentive plans tied to M&I performance results (i.e., the Metavante Corporation 2006-2008 Long-Term Incentive Plan and the Metavante Corporation 2007-2009 Long-Term Incentive Plan) and replace these plans with incentives aligning our executive officers’ interests to increased Metavante shareholder value. The plans were structured to pay between 0% and 275% of the target incentive based on performance outcomes. In determining the value of these plans, the Compensation Committee analyzed the results to date and made reasonable assumptions, including using the value of M&I components as of the Separation Transaction and conservatively forecasting Metavante results to determine an appropriate value for existing plans. This resulted in a payment at 202.9% of the target for the 2006 – 2008 plan, and 176.4% of target for the 2007 – 2009 plan. In order to align our executive officers’ interests with our shareholders’ interests, restricted stock awards were granted, in lieu of cash, subject to a three-year pro-rata vesting schedule.

The table below shows the target incentive compared to actual payouts and the associated conversion to Metavante restricted stock awards. These shares are not reflected in the Summary Compensation Table below because they were granted in 2008 and, therefore, Metavante did not recognize expense attributable to fiscal 2007.

Name	2006-08 Target	Actual Payout	2007-09 Target	Actual Payout	Total	Restricted Stock Awards ($22.38 per share)
Frank R. Martire	$300,000	$608,764	$300,000	$529,174	$1,137,938	50,846
Michael D. Hayford	$150,000	$304,382	$200,000	$352,782	$657,164	29,364
Frank G. D’Angelo	$150,000	$304,382	$150,000	$264,587	$568,969	25,423
Paul T. Danola	$150,000	$304,382	$150,000	$264,587	$568,969	25,423

*	As discussed above, Messrs. Rathgaber and Oliver did not participate in these plans.

Stock Ownership Requirements

In January 2008, the Compensation Committee adopted stock ownership guidelines for our named executives to align the interests of our executives with the long-term interests of our shareholders and to encourage significant levels of stock ownership. Guidelines are expressed as a multiple of each executive’s salary and were set at five times salary for Mr. Martire and three times salary for Messrs. Hayford, D’Angelo and Oliver and two times salary for Messrs. Danola and Rathgaber. Executives will also be required to retain 100% of the net after-tax shares that they receive from exercises of stock options, vesting of restricted shares or vesting of performance-based shares until the stock ownership guideline levels are achieved.

Executives will have five years to meet the stock ownership requirements. The types of shares included in determining an executive’s level of ownership include shares owned outright, shares held in benefit plans, unvested restricted shares and 50% of vested in-the-money stock options.

Employment Agreements

In connection with the Separation Transaction, we entered into employment agreements with Messrs. Martire, Hayford and D’Angelo in order to ensure the continuity and stability of the management team during the transition period and beyond. The employment agreements establish a base salary, a target annual bonus (based on a percentage of base salary), as well as benefits and perquisites, in accordance with Metavante’s policies. The agreements have an initial term of two or three years and automatically renew for consecutive one-year terms unless either party gives written notice of its intention not to renew at least 60 days prior to any expiration date. The terms of the employment agreements were established through discussions between Metavante management, Warburg Pincus and the M&I compensation committee and were approved by Metavante’s board of directors in connection with the Separation Transaction. For additional information regarding the employment agreements, see “Potential Payments Upon Termination or Change of Control” that follows in the “Historical Compensation of Executive Officers” section below.

As discussed in the “Potential Payments Upon Termination or Change of Control” section of this Proxy Statement, in 2005, Mr. Rathgaber entered into an employment agreement with Metavante Corporation in connection with Metavante Corporation’s acquisition of NYCE The purpose of the agreement was to ensure retention of Mr. Rathgaber’s services during the integration of NYCE with Metavante Corporation. The employment agreement provided that Mr. Rathgaber’s current salary and short-term incentive targets would not be reduced for 2005, 2006 or 2007, and provided that Mr. Rathgaber was eligible to participate in various incentive and benefit plans on terms consistent with his peer senior managers. Mr. Rathgaber’s employment agreement was superseded by the change of control agreement described below.

Change of Control Agreements

We recognize that, as with any public company, it is possible that a change of control of Metavante may take place in the future. We also recognize that the threat or occurrence of a change of control can result in significant distractions of key management personnel because of the uncertainties inherent in such a situation. We believe that it is essential and in the best interests of Metavante and its shareholders to retain the services of its key management personnel in the event of the threat or occurrence of a change of control and to ensure key management’s continued dedication and efforts in such event without undue concern for their personal financial and employment security. Therefore, in connection with the Separation Transaction, we entered into change of control agreements with each of the named executive officers, as well as with certain other executives of Metavante. The Metavante change of control agreements provide specific payments and benefits to the named executive officers upon a change of control of Metavante if an employee voluntarily terminates employment for “good reason,” or is involuntarily terminated other than for “cause,” as defined in the agreements, within a one- to three-year period (depending on the individual) following the change of control.

Benefit Plans

Upon the closing of the Separation Transaction, Metavante established separate benefit plans for its employees. The named executive officers participate in the health, dental and life insurance, employee stock purchase, retirement, paid vacation and holiday and other programs that are generally available to all of Metavante’s employees. The named executive officers also received perquisites, including payment of club dues (except for Messrs. Rathgaber and Oliver), personal financial planning and tax preparation and legal services and personal use of company cars as indicated by individual in the Summary Compensation Table. Executive officers’ spouses and immediate family members may accompany them on Metavante’s aircraft using unoccupied space on flights that were already scheduled and for which Metavante recognizes no incremental cost in connection with such use. Perquisites were valued at their incremental cost to the employer in accordance with SEC regulations, and the named executive officers were allowed to reimburse the employer for such perquisites at their incremental cost to the employer to the extent that limitations on personal use were exceeded. Metavante believes that the benefits and perquisites it provides to its named executive officers are within competitive practice and customary for executives in key positions at comparable companies. Such benefits and perquisites will allow Metavante to continue to attract, retain and motivate highly-talented people to these critical positions, ultimately providing a substantial benefit to shareholders. Certain perquisites are also provided, in part, to reduce the amount of time and energy the named executive officers are required to devote to non-company related matters, providing them additional time to focus on company-related endeavors. However, because Metavante has recently become an independent company, our perquisite policy is evolving and our Compensation Committee continues to review Metavante’s practices to ensure it meets the objectives of our executive compensation program.

Retirement Plans and Other Benefits

Upon the closing of the Separation Transaction, Metavante established the Metavante Retirement Program to provide benefits that were similar to those offered under M&I’s retirement program. The Metavante Retirement Program is a profit sharing plan which includes 401(k) and matching contribution features. Upon the closing of the Separation Transaction, Metavante also established the 2007 Metavante Executive Deferred Compensation Plan. This plan provides the named executive officers with the ability to defer up to 80% of base salary and 100% of annual incentive payments. This plan assumed the assets and liabilities for Metavante employees from the prior M&I deferred compensation program. Metavante makes contributions under this plan which cannot be made to the Metavante Retirement Program because of Code limits and credits amounts equal to reductions in the Metavante Retirement Program contributions resulting from deferrals under the plan.

Mr. Rathgaber is also a participant in the NYCE Corporation Supplemental Executive Retirement Plan. The plan was frozen upon Metavante’s acquisition of NYCE. The plan provides Mr. Rathgaber with a supplemental retirement benefit for which he was 100% vested prior to his employment with Metavante.

Each of the plans described above is intended to reward the executives for their contributions to the success of Metavante based on a variety of measures. By rewarding valuable contributions by the named executive officers, Metavante believes it is better able to achieve its objectives of attracting and retaining highly-talented individuals to fill key positions.

Impact of Tax Treatment

Section 162(m) of the Code (“Section 162(m)”) prohibits public companies from deducting certain compensation to certain executive officers in excess of $1 million during the tax year. Qualified performance-based compensation is not subject to the $1 million deduction limit if certain conditions are met. Metavante, through its Compensation Committee, intends to attempt to qualify executive compensation as tax deductible to the extent feasible and in cases when it believes doing so is in the best interests of Metavante and its shareholders. It does not, however, wish for tax requirements to distort the effective development and execution of Metavante’s executive compensation program. Thus, Metavante expects to continue to exercise discretion in those instances in which mechanistic approaches necessary to satisfy tax law considerations could compromise the interests of Metavante and its shareholders. In addition, because of the uncertainties associated with the application and interpretation of Section 162(m) and the regulations issued thereunder, there can be no assurance that compensation intended to satisfy the requirements for deductibility under Section 162(m) will in fact be deductible.

COMPENSATION COMMITTEE REPORT

The duties and responsibilities of the Compensation Committee are set forth in a written charter adopted by the board of directors, as set forth on Metavante’s website at www.metavante.com. The Compensation Committee reviews and reassesses the charter annually and recommends any changes to the board of directors for approval.

As part of the exercise of its duties, the Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis contained in this Proxy Statement with management. Based upon that review and those discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be incorporated by reference in Metavante’s annual report to shareholders on Form 10-K and included in this Proxy Statement.

The Compensation Committee:

David A. Coulter, Chair
Stephen A. James
Shantanu Narayen

Historical Compensation of Executive Officers

The following table contains compensation information with respect to Metavante’s named executive officers (i.e., principal executive officer, principal financial officer and each of the other three most highly-compensated executive officers of Metavante at the end of 2007). During 2007, Mr. Hayford and Mr. Oliver each served as our principal financial officer during different periods. The determination of our principal executive officer, our principal financial officers, and our three other most highly-compensated persons for purposes of this table was based on the executives’ employment with Metavante for the year ended December 31, 2007, including the time of their employment with a subsidiary of M&I prior to the Separation Transaction. Unless the context suggests otherwise, references to common stock, restricted shares, restricted stock, restricted stock units and stock options refer to Metavante securities. Amounts shown are for all compensation received by the specified individuals in their positions with Metavante, M&I and their subsidiaries during fiscal years 2007 and 2006.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (5)	Total ($)
Frank R. Martire	2007	$570,833	$0	$248,569	$2,336,226	$1,144,136	$0	$163,054	$4,462,818
President and Chief Executive Officer	2006	$500,000	$0	$290,789	$543,690	$1,387,783	$0	$113,986	$2,836,248

Michael D. Hayford*	2007	$462,500	$0	$142,785	$1,659,420	$854,593	$0	$109,967	$3,229,265
Senior Executive Vice President and Chief Operating Officer	2006	$395,000	$0	$147,131	$274,791	$1,008,992	$0	$92,313	$1,918,227

Frank G. D’Angelo	2007	$383,333	$0	$136,324	$1,047,687	$695,570	$0	$97,691	$2,360,605
Senior Executive Vice President	2006	$350,000	$36,190	$147,956	$271,054	$1,124,200	$0	$93,895	$2,023,295

Paul T. Danola	2007	$355,000	$138,000	$125,415	$694,159	$560,371	$0	$93,852	$1,966,797
Senior Executive Vice President	2006	$340,000	$15,345	$124,919	$257,554	$430,745	$0	$90,362	$1,258,925

Steven A. Rathgaber	2007	$315,000	$69,000	$118,360	$226,214	$940,175	$0	$52,997	$1,721,746
Executive Vice President	2006	$300,000	$0	$123,013	$69,304	$576,250	$0	$73,054	$1,141,621

Timothy C. Oliver*	2007	$163,160	$140,000	$13,224	$174,628	$205,596	$0	$41,754	$738,362
Senior Executive Vice President and Chief Financial Officer

*	Mr. Hayford served as Metavante Corporation’s chief financial officer until July 2007, at which time Mr. Oliver began serving in that position.
(1)	Base salary adjustments for Metavante’s executive officers generally are effective on January 1 of each year. However, base salary adjustments were made as a result of employment agreements entered into with the following executive officers effective November 1, 2007 in connection with the Separation Transaction: Mr. Martire’s annual base salary increased from $550,000 to $675,000, Mr. Hayford’s from $450,000 to $525,000 and Mr. D’Angelo’s from $375,000 to $425,000. Mr. Oliver began employment with Metavante in July 2007 with an annual base salary of $370,000, which was pro-rated for 2007.
(2)	The 2007 bonus amounts for Messrs. Danola and Rathgaber represent a discretionary bonus made to the executives to align the stock option exercise price of the November 12, 2007 option grants with the price paid by Warburg Pincus for its initial 25% ownership of Metavante, and was intended to compensate executive officers for the excess of the option exercise price of the November 12, 2007 option grant above the price paid by Warburg Pincus for its initial ownership interest as further discussed in “Compensation Discussion and Analysis–Metavante Technologies, Inc. Compensation Philosophy, Policies and Objectives–Long-Term Compensation–Transition Payments” above. Messrs. Danola and Rathgaber received this adjustment in the form of cash bonus payments as reflected in the table. Messrs. Martire, Hayford, D’Angelo and Oliver received a comparable adjustment in the form of restricted stock awards granted in January 2008, which vest pro-rata over a three-year period. The restricted stock awards were as follows: Mr. Martire 45,592 shares; Mr. Hayford 34,954 shares; Mr. D’Angelo 16,717 shares; and Mr. Oliver 4,255 shares. Those awards are 2008 compensation and are not included in the table, but will be included as 2008 compensation in our 2009 annual meeting proxy statement. In the case of Mr. Oliver, the amount represents his $140,000 signing bonus. The 2006 bonus amounts represent discretionary bonuses based on the chief executive officer of Metavante’s review of those executives’ performances and contributions to the overachievement of corporate objectives for 2006.
(3)

Represents the expense for restricted shares, for restricted stock units or for stock options, as indicated, recognized by Metavante or M&I, as the case may be, in accordance with Financial Accounting Standard No. 123(R) (“FAS 123(R)”), which requires that compensation cost relating to share-based awards be recognized in the financial statements. The cost is measured based on the fair value of the awards. The values set forth in this column represent the dollar amounts recognized in accordance with FAS 123(R), disregarding the estimate of forfeitures for service-based vesting conditions. The expense recognized by the employer in accordance with FAS 123(R) may differ from the value that will eventually be realized by the named executive officers, which will be based on the market value of the common stock at the time of vesting of restricted shares (and, for the restricted stock units, will also be dependent upon the performance of Metavante relative to the established targets) or at the time of the exercise of stock options. The named executive officers will realize value in connection with the stock options only if and to the extent the price of the common stock exceeds the exercise price of the stock options at such time as the officers exercise the stock options. The assumptions used to determine the FAS 123(R) values are described in Note 11 to the Notes to the Consolidated Financial Statements of Metavante. No stock awards were granted to named executive officers in 2007 (with the exception of Mr. Oliver, who received a restricted stock grant in November 2007); therefore, the amounts shown under the “Stock Awards” column for 2007 represent the expense attributable to unvested restricted stock awards made to Messrs. Martire, Hayford, D’Angelo, Danola and Rathgaber in prior years and to Mr. Oliver in 2007. The expense attributable to stock awards granted in October 2006 and the expense attributable to unvested stock awards granted in prior years, respectively, for each named executive officer are as follows: Mr. Martire—$14,120 and $276,669; Mr. Hayford—$8,796 and $138,335; Mr. D’Angelo—$7,057 and $140,899; Mr. Danola—$7,057 and $117,862; and Mr. Rathgaber—$2,352 and $120,661. The expense attributable to option awards granted in November 2007 and the expense attributable to unvested option awards granted in prior years, respectively, for each named executive officer are as follows: Mr. Martire—$1,302,659 and $1,033,567; Mr. Hayford—$998,705 and $660,715; Mr. D’Angelo—$477,642 and $570,045; Mr. Danola—$173,688 and $520,471; Mr. Rathgaber—$86,844 and $139,370; and Mr. Oliver—$121,582 and $53,046. The expense attributable to option awards granted in October 2006 and the expense attributable to unvested option awards granted in prior years, respectively, for each named executive officer are as follows: Mr. Martire—$31,799 and $511,891; Mr. Hayford—$19,632 and $255,159; Mr. D’Angelo—$15,895 and $255,159; Mr. Danola—$15,895 and $241,659; and Mr. Rathgaber—$5,295 and $64,009.

(4)	Includes the following amounts for fiscal 2007 under the following plans: (a) the Metavante Corporation Management Incentive Plan: Mr. Martire—$735,872; Mr. Hayford—$609,635; Mr. D’Angelo—$450,612; Mr. Danola—$315,413; Mr. Rathgaber—$207,175; and Mr. Oliver—$205,596; (b) the Metavante Corporation 2005-2007 Long-Term Incentive Plan: Mr. Martire—$408,264; Mr. Hayford—$244,958; Mr. D’Angelo—$244,958; and Mr. Danola—$244,958; and (c) the NYCE Performance Incentive Plan: Mr. Rathgaber—$733,000. Includes the following amounts for fiscal 2006 under the following plans: (a) the Metavante Corporation Management Incentive Plan: Mr. Martire—$624,151; Mr. Hayford—$513,906; Mr. D’Angelo—$415,610; Mr. Danola—$284,655; and Mr. Rathgaber—$201,250; (b) the Metavante Corporation Long-Term Incentive Plan: Mr. Martire—$365,225; Mr. Hayford—$219,137; Mr. D’Angelo—$146,090; and Mr. Danola—$146,090; (c) the Metavante Corporation Acquisition Incentive Plan: Mr. Martire—$398,407; Mr. Hayford—$275,949; and Mr. D’Angelo—$562,500; and (d) the NYCE Performance Incentive Plan: Mr. Rathgaber—$375,000.
(5)	Includes: (a) the founder’s grant in the amount of $2,000 that was effectuated through the Metavante Retirement Program and was granted to eligible Metavante employees, including each of the named executive officers, in connection with the Separation Transaction (the founder’s grant was a cash contribution in the amount of $2,000 to each eligible employee from Metavante to the retirement plan that the plan used to purchase shares of Metavante common stock in the open market); (b) a $24,750 contribution for 2007 by Metavante under the Metavante Retirement Program for each of Messrs. Martire, Hayford, D’Angelo and Danola and a $19,090 contribution for Mr. Rathgaber; and (c) the following employer contributions into Metavante’s executive deferred compensation plan based on compensation paid or deferred during 2007: Mr. Martire—$109,471; Mr. Hayford—$60,112; Mr. D’Angelo—$48,811; Mr. Danola—$34,400; Mr. Rathgaber—$23,300; and Mr. Oliver—$31,003. Perquisites were provided to each of the named executive officers. These perquisites included payment of club dues (except for Messrs. Rathgaber and Oliver), personal financial planning, tax preparation and legal services and personal use of company cars. In 2007, the named executive officers were allowed to reimburse Metavante for such perquisites at the incremental cost of such perquisites to Metavante to the extent that limitations on personal use were exceeded. The aggregate unreimbursed value of the perquisites provided to the named executive officers were as follows: Mr. Martire—$26,833; Mr. Hayford—$23,105; Mr. D’Angelo—$22,130; Mr. Danola—$32,702; Mr. Rathgaber—$8,607; and Mr. Oliver—$8,751. Executive officers’ spouses and immediate family members may accompany them on Metavante’s (or, prior to the Separation Transaction, M&I’s) aircraft using unoccupied space on flights that were already scheduled, and Metavante recognizes no incremental cost in connection with such use. All perquisites were valued for disclosure purposes at their incremental cost to Metavante in accordance with SEC regulations.

Long-Term Incentive Compensation—Restricted Stock. In January 2008, the Compensation Committee terminated the outstanding cash-based long-term incentive plans tied to M&I performance results (i.e., the Metavante Corporation 2006-2008 Long-Term Incentive Plan and the Metavante Corporation 2007-2009 Long-Term Incentive Plan) and replaced these plans with incentives aligning our executive officers’ interests to increased Metavante shareholder value. In determining the value of these plans, the Compensation Committee analyzed the results to date and made reasonable assumptions, including using the value of M&I components as of the Separation Transaction and conservatively forecasting Metavante’s financial results, to determine an appropriate value for existing plans. This resulted in a payment at 202.9% of the target for the 2006-2008 plan, and 176.4% of target for the 2007-2009 plan. In order to align our executive officers’ interests with the interests of the shareholders, restricted stock awards were granted, in lieu of cash, subject to a three-year pro-rata vesting schedule. Restricted shares were awarded under those plans as follows: Mr. Martire—50,846 shares; Mr. Hayford—29,363 shares; Mr. D’Angelo—25,423 shares; and Mr. Danola—25,423 shares. The shares were valued at $22.38 per share. Those awards are 2008 compensation and, therefore, are not included in the Summary Compensation Table, but will be included as 2008 compensation in our 2009 annual meeting proxy statement.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2007

Name	Grant Date	Approval Date	Type of Award	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Stock Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards
				Threshold ($)	Target ($)	Maximum ($)
Frank R. Martire	(1)		Annual Cash-based	$396,000	$495,000	$825,000
	11/12/07(2)	11/5/07	Equity					750,000	$23.33		$5,106,930

Michael D. Hayford	(1)		Annual Cash-based	$328,000	$410,000	$683,500
	11/12/07(2)	11/5/07	Equity					575,000	$23.33		$3,915,313

Frank G. D’Angelo	(1)		Annual Cash-based	$131,250	$350,000	$525,000
	11/12/07(2)	11/5/07	Equity					275,000	$23.33		$1,872,541

Paul T. Danola	(1)		Annual Cash-based	$133,125	$355,000	$532,500
	11/12/07(2)	11/5/07	Equity					100,000	$23.33		$680,924

Steven A. Rathgaber	(1)		Annual Cash-based	$84,375	$225,000	$337,500
	11/12/07(2)	11/5/07	Equity					50,000	$23.33		$340,462

Timothy C. Oliver	(1)		Annual Cash-based	$111,000	$138,750	$230,000
	11/12/07(2)	11/5/07	Equity					70,000	$23.33		$476,647
	11/12/07(3)	11/5/07	Equity				17,144				$400,000
	7/23/07(4)		Equity					44,097	$25.11	(4)	$259,606

(1)	Includes incentive awards under the Metavante Corporation Management Incentive Plan. Actual amounts paid under the Metavante Corporation Management Incentive Plan in 2007 are included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above.
(2)	The Compensation Committee approved the stock option awards under the Metavante 2007 Equity Incentive Plan on November 5, 2007, effective November 12, 2007. The options vested 25% upon grant with an additional 25% vesting on each of the first three anniversaries of the grant date. The exercise price per share was based on the daily volume-weighted average price of Metavante common stock over the five business day period from November 6, 2007 through November 12, 2007.
(3)	At the time of hire (prior to the Separation Transaction), Mr. Oliver was offered $400,000 equivalent value of Metavante restricted stock, which he received in November 2007. The calculation was based on $400,000 divided by the average Metavante stock price and rounded up to the next whole share. For this purpose, the average price was determined to be equal to the average selling price for Metavante common stock over the five business day period from November 6, 2007 through November 12, 2007, with the selling price for each individual day determined using a volume-weighted average price for such day. The number of restricted shares awarded to Mr. Oliver was 17,144 ($400,000 divided by $23.332).
(4)	At the time of hire, Mr. Oliver was granted 25,000 M&I stock options which have been converted to 44,097 Metavante options using the same conversion ratio as other M&I stock options outstanding at the time of the closing of the Separation Transaction. See Note 11 to the Notes to the Consolidated Financial Statements of Metavante for information regarding the conversion ratio of such options.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (1)

	Option Awards								Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (9)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Frank R. Martire									4,750	(3)	$110,770
		119,062				$23.79		10/27/14
		79,374	39,688	(3)		$24.28		10/28/15
		35,718	71,437	(3)		$27.26		10/30/16
	11/12/07(2)	187,500	562,500	(3)		$23.33	(2)	11/12/17
Michael D. Hayford									2,649	(4)	$61,775
		70,555				$16.19		10/25/12
		52,916				$19.73		10/27/13
		59,531				$23.79		10/27/14
		39,687	19,844	(4)		$24.28		10/28/15
		22,048	44,097	(4)		$27.26		10/30/16
	11/12/07(2)	143,750	431,250	(4)		$23.33	(2)	11/12/17
Frank G. D’Angelo									2,374	(5)	$55,362
		52,916				$19.73		10/27/13
		59,531				$23.79		10/27/14
		39,687	19,844	(5)		$24.28		10/28/15
		17,859	35,718	(5)		$27.26		10/30/16
	11/12/07(2)	68,750	206,250	(5)		$23.33	(2)	11/12/17
Paul T. Danola									2,374	(6)	$55,362
		33,072				$19.73		10/27/13
		49,609				$23.79		10/27/14
		39,687	19,844	(6)		$24.28		10/28/15
		17,859	35,718	(6)		$27.26		10/30/16
	11/12/07(2)	25,000	75,000	(6)		$23.33	(2)	11/12/17
Steven A. Rathgaber									3,011	(7)	$70,217
		8,819				$23.79		10/27/14
		13,228	6,615	(7)		$24.28		10/28/15
		5,953	11,906	(7)		$27.26		10/30/16
	11/12/07(2)	12,500	37,500	(7)		$23.33	(2)	11/12/17
Timothy C. Oliver									17,144	(8)	$399,798
			44,097	(8)		$25.11		7/23/17
	11/12/07(2)	17,500	52,500	(8)		$23.33	(2)	11/12/17

(1)	All option and restricted stock awards prior to the November 12, 2007 option grant were adjusted to reflect the Separation Transaction. Options generally become exercisable based on three-year pro-rata annual increments starting on the first anniversary of the date of grant. Stock options that were not exercised or restricted shares that were not vested prior to the closing of the Separation Transaction were converted to Metavante stock based on a conversion ratio. See Note 11 to the Notes to the Consolidated Financial Statements of Metavante for a discussion of the conversion. The ratio for restricted shares was determined to be one Metavante share for every three M&I shares.
(2)	The Compensation Committee approved the stock option awards under the Metavante 2007 Equity Incentive Plan on November 5, 2007, effective as of November 12, 2007. Those options vested 25% upon grant, with an additional 25% vesting on each of the first three anniversaries of the grant date. The exercise price was determined to be equal to the average selling price for Metavante common stock over the five business day period from November 6, 2007 through November 12, 2007, with the selling price for each individual day determined using a volume-weighted average price for such day.
(3)	Mr. Martire’s options vest as follows: 39,688 options on October 28, 2008, 35,718 options on October 30, 2008, 35,719 options on October 30, 2009, and 187,500 options on each of November 12, 2008, November 12, 2009 and November 12, 2010. Mr. Martire’s restricted shares vest as follows: 2,500 shares on October 28, 2008 and 750 shares on each of October 30, 2009, October 30, 2010 and October 30, 2011.

(4)	Mr. Hayford’s options vest as follows: 19,844 options on October 28, 2008, 22,048 options on October 30, 2008, 22,049 options on October 30, 2009, and 143,750 options on each of November 12, 2008, November 12, 2009 and November 12, 2010. Mr. Hayford’s restricted shares vest as follows: 1,250 shares on October 28, 2008, 466 shares on each of October 30, 2009 and October 30, 2010, and 467 shares on October 30, 2011.
(5)	Mr. D’Angelo’s options vest as follows: 19,844 options on October 28, 2008, 17,859 options on each of October 30, 2008 and October 30, 2009, and 68,750 options on each of November 12, 2008, November 12, 2009 and November 12, 2010. Mr. D’Angelo’s restricted shares vest as follows: 1,250 shares on October 28, 2008, 374 shares on October 30, 2009, and 375 shares on each of October 30, 2010 and October 30, 2011.
(6)	Mr. Danola’s options vest as follows: 19,844 options on October 28, 2008, 17,859 options on each of October 30, 2008 and October 30, 2009, and 25,000 options on each of November 12, 2008, November 12, 2009 and November 12, 2010. Mr. Danola’s restricted shares vest as follows: 1,250 on October 28, 2008, 374 shares on October 30, 2009, and 375 shares on each of October 30, 2010 and October 30, 2011.
(7)	Mr. Rathgaber’s options vest as follows: 6,615 options on October 28, 2008, 5,953 options on each of October 30, 2008 and October 30, 2009, and 12,500 options on each of November 12, 2008, November 12, 2009 and November 12, 2010. Mr. Rathgaber’s restricted shares vest as follows: 1,111 shares on August 19, 2008, 1,110 shares on August 19, 2009, 416 shares on October 28, 2008, 124 shares on October 30, 2009, and 125 shares on each of October 30, 2010 and October 30, 2011.
(8)	Mr. Oliver’s options vest as follows: 14,699 options on each of July 23, 2008, July 23, 2009 and July 23, 2010, and 17,500 options on each of November 12, 2008, November 12, 2009 and November 12, 2010. Mr. Oliver’s restricted shares vest in equal annual installments over four years beginning on November 12, 2008.
(9)	Amounts based on a per share value of $23.32, which was the closing price of Metavante common stock on December 31, 2007.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2007

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Frank R. Martire	110,000	$1,908,331	7,500	$330,900
Michael D. Hayford	98,000	$1,919,236	3,750	$165,450
Frank G. D’Angelo	64,000	$1,284,930	3,750	$165,450
Paul T. Danola	25,000	$509,380	3,150	$138,978
Steven A. Rathgaber	0	$0	3,334	$148,963
Timothy C. Oliver	0	$0	0	$0

All options were exercised and stock awards vested prior to the Separation Transaction; therefore, the information as stated above reflects actual option exercises and stock grants in M&I securities prior to the closing of the Separation Transaction.

PENSION BENEFITS

We do not provide any defined benefit pension plans for our named executive officers.

NONQUALIFIED DEFERRED COMPENSATION

Name (1)	Executive Contributions in 2007 ($) (2)	Registrant Contributions in 2007 ($) (3)	Aggregate Earnings in 2007 ($) (4)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2007 ($)
Frank R. Martire	$521,500	$68,832	($54,154)	$0	$3,846,320
Michael D. Hayford	$513,906	$50,000	$48,209	$0	$1,523,532
Frank G. D’Angelo	$424,413	$42,400	$81,896	$0	$2,154,100
Paul T. Danola	$185,500	$41,600	($11,950)	$0	$1,327,678
Steven A. Rathgaber	$0	$47,711	$4,168	$0	$553,148	(5)
Timothy C. Oliver	$0	$0	$0	$0	$0

(1)	All executive contributions and employer contributions have been reported in the Summary Compensation Table in either current or prior years.
(2)	Executives were eligible to participate in M&I’s deferred compensation plan prior to the Separation Transaction and in the Metavante Executive Deferred Compensation Plan thereafter. The executive contributions reported in this column include contributions to either plan.
(3)	Contributions reported in this column were made to M&I’s deferred compensation plan.
(4)	The Metavante Executive Deferred Compensation Plan permits participants to choose from three investment options: (a) a fixed rate option equal to the Moody’s “A” Long-Term Corporate Bond Rate for the month of September of the previous year, (b) an equity option equal to the total return of the S&P 500 Index and (c) an investment option with a return equal to the total return on Metavante common stock (the “Deferred Compensation Investment Options”). Mr. Rathgaber’s supplemental retirement account under the NYCE Corporation Supplemental Executive Retirement Plan is credited with earnings at the same rate as under a related rabbi trust.
(5)	Mr. Rathgaber’s account balance at December 31, 2007 consists of $78,328 under the Metavante Executive Deferred Compensation Plan and $474,820 under the NYCE Corporation Supplemental Executive Retirement Plan.

Metavante Executive Deferred Compensation Plan

Metavante established the Metavante Executive Deferred Compensation Plan (the “Deferred Compensation Plan”) to provide similar benefits to the deferred compensation plans previously sponsored by M&I (the “Prior Deferred Compensation Plan”). The benefits accrued by Metavante employees and former employees under the Prior Plan have been transferred to this Plan. In addition, employee deferrals and employer contributions are credited for service rendered to Metavante in accordance with the terms and provisions of the Plan.

The Deferred Compensation Plan provides selected key employees, including the named executive officers, with the ability to defer up to 80% of their base salary and up to 100% of their bonus. In the event that a participant’s deferrals under the Deferred Compensation Plan reduce the employer contributions that the participant would receive in the Metavante tax-qualified retirement plan, Metavante will credit an amount equal to the reduction to the participant’s account under this Deferred Compensation Plan. In addition, as a result of limitations contained in Sections 401(a)(17) and/or 415 of the Code, or as a result of amounts deferred under the Deferred Compensation Plan, if the contributions made to the profit sharing and/or matching contribution component of the Metavante tax-qualified retirement plan on behalf of a participant are reduced, Metavante will credit an amount equal to such reduction to a separate subaccount (the “SERP Account”) within the Deferred Compensation Plan.

Each participant’s account in the Deferred Compensation Plan is fully vested, except for the portion attributable to the SERP Account. The portion of the SERP Account attributable to amounts contributed for: (a) years prior to 2007 will vest after the participant has five years of vesting service and (b) for 2007 and later years will vest after the participant has three years of vesting service.

Participants in the Deferred Compensation Plan may choose from the Deferred Compensation Investment Options. The percentage allocated to any investment option may not be less than 10% and elections may be changed semi-annually. For 2007, there were no above market interest or preferential earnings on deferred compensation.

A Deferred Compensation Plan participant’s vested account balance, which includes the vested portion of the participant’s SERP Account, will be paid in cash to the participant (or, in the event of the participant’s death, to the participant’s beneficiary), commencing on February 15 following the year in which separation from service occurs (the “Distribution Date”). The vested account will be paid in a single lump sum unless the participant has elected to receive the account in 5, 10 or 15 annual installments. Earnings (or losses) will continue to accrue on the account during any period of installment payments. Notwithstanding the foregoing, Metavante will automatically distribute a participant’s account if the balance is less than the amount described in Section 402(g)(1)(B) of the Code. A payment may be delayed if necessary to comply with Section 162(m) or Section 409A of the Code. If a participant separates from service within one year following a change in control (as defined in the Deferred Compensation Plan), the participant’s account will be distributed in a lump sum on the first day of the seventh month after the separation from service, unless the separation from service is due to death or disability, in which event the distribution will be made no later than 45 days after separation from service.

NYCE Corporation Supplemental Executive Retirement Plan

The NYCE Corporation Supplemental Executive Retirement Plan (the “NYCE SERP”) is a defined contribution supplemental retirement plan in which Mr. Rathgaber participates due to his employment with NYCE. The NYCE SERP was frozen upon Metavante’s acquisition of NYCE. The plan provides Mr. Rathgaber with a supplemental retirement benefit in which he was 100% vested prior to his employment with Metavante. Mr. Rathgaber is entitled to a benefit equal to his vested account balance, determined as of the date of termination of employment for any reason, including resignation, retirement, death or total and permanent disability, increased by earnings credited to his account as of the date benefits are paid.

Potential Payments Upon Termination or Change of Control

Employment Agreements

Metavante entered into employment agreements with Messrs. Martire, Hayford and D’Angelo in connection with the Separation Transaction from M&I and in order to ensure continuity and stability. The employment agreements establish a base salary, a target annual bonus (based on a percentage of base salary), and other benefits and perquisites, in accordance with Metavante’s policies.

The employment agreements for Mr. Martire and Mr. Hayford have an initial term of three years. The employment agreement for Mr. D’Angelo has an initial term of two years. The agreements automatically renew for consecutive one-year terms unless either party gives written notice of an intention not to renew at least 60 days prior to any expiration date. Under the employment agreements, each executive is entitled to a base salary, which will be reviewed annually for increase by the Metavante Compensation Committee, as well as to certain employee benefits, in accordance with Metavante policies for senior executives. The employment agreements provide for incentive compensation, at Metavante’s discretion, based upon performance.

The employment agreements subject each executive to customary ongoing confidentiality and work product obligations and to non-competition and non-solicitation covenants while employed by Metavante and for one year after termination of employment for any reason. The employment agreements also provide that each executive shall receive such perquisites as are provided by Metavante to its senior executive officers.

The base salary amounts and target annual bonuses specified in the employment agreements for each of the executive officers listed above are set forth in the following table. The employment agreements provide that the base salary amounts may be increased in subsequent years, but generally may not be reduced. The target annual bonuses for 2008 and subsequent years, as a percentage of base salary, are as follows: Mr. Martire—100%, Mr. Hayford—90% and Mr. D’Angelo—90%. The actual bonuses are between zero and 200% of the target, depending on the achievement of performance objectives.

Name and Principal Position	Base Salary	Target Annual Bonus
Frank R. Martire	$675,000	$675,000
President and Chief Executive Officer

Michael D. Hayford	$525,000	$475,000
Senior Executive Vice President and Chief Operating Officer

Frank G. D’Angelo	$425,000	$380,000
Senior Executive Vice President

If the employment agreements are terminated by Metavante without “cause” or by the executive with “good reason,” the executive will receive:

•	the executive’s earned but unpaid base salary and accrued but unused vacation pay, as well as reimbursement for certain business expenses incurred but not yet reimbursed by Metavante;

•	a lump sum cash severance payment equal to the product of two times the sum of (a) the executive’s base salary and (b) the executive’s target annual bonus;

•

the pro rata portion of executive’s annual bonus which would have been paid to the executive for the year of termination based on actual performance as determined at the discretion of the Metavante Compensation Committee;

•	accelerated vesting of all time-based vesting awards under the Metavante 2007 Equity Incentive Plan that would have become vested within one year of the termination date;

•

to the extent the executive’s termination occurs within one year prior to the conclusion of a performance-based vesting cycle for a performance-based award under the Metavante 2007 Equity Incentive Plan, the executive’s award will remain eligible for vesting based on actual performance (determined at the end of the performance-based vesting cycle), provided that such eligibility for vesting will be limited to a pro-rated portion of the award based on the executive’s period of service during the applicable performance period;

•	continuation of welfare benefits for 24 months following termination, subject to certain restrictions in the event the executive obtains other employment providing for such benefits; and

•	outplacement services from a provider selected by the executive at a cost which shall not exceed $25,000.

Payment of all or part of the lump sum cash severance may be delayed for six months following termination if required by Section 409A of the Code. Payment of severance benefits are subject to the executive’s execution of a release of claims against Metavante.

“Cause” is defined in the employment agreements as: (a) the executive’s willful refusal to perform in any material respect his duties and responsibilities or a failure to comply in any material respect with Metavante’s policies and procedures, (b) any conduct by the executive which is materially injurious to Metavante or Metavante’s business reputation, (c) the executive’s conviction of, or plea of guilty or nolo contendere to, a felony or other crime (except for misdemeanors which are not materially injurious to, or to the business reputation of, Metavante) or (d) fraud or other illegal conduct in the performance of the executive’s duties.

“Good reason” is defined in the employment agreements as: (a) any reduction in the executive’s base salary or target annual bonus, (b) the relocation of the offices at which he is principally employed by greater than 30 miles, (c) a material diminution in his title, (d) if he is or becomes a director of Metavante, his removal as a director or the failure to re-elect him as a director, (e) his removal from Metavante’s Executive Committee, (f) notice of nonrenewal of employment given by Metavante or (g) a material breach of a material provision of the employment agreement by Metavante. In addition to the items listed above, the definition of “good reason” includes, for Mr. Martire, if he is not named Chairman of the Board of Metavante by the 18-month anniversary of the effective date of the Separation Transaction (i.e., by May 1, 2009) and, for Mr. Hayford, if he is not named President and Chief Operating Officer of Metavante by that date.

The following table sets forth the estimated current value of benefits that would have been payable under the employment agreements with Messrs. Martire, Hayford and D’Angelo upon a termination without cause or by the executive for good reason at December 31, 2007. These amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the executives; the actual amounts would be known only at the time that they would become eligible for payment.

ILLUSTRATION OF PAYMENTS UPON A TERMINATION WITHOUT CAUSE OR BY EXECUTIVE FOR GOOD REASON UNDER EMPLOYMENT AGREEMENTS

Name of Executive Officer	Severance (1)	Bonus (2)	Early Vesting of Equity Awards (3)	Early Vesting of Performance- Based Awards (4)	Continued Welfare Benefits (5)	Outplacement (6)	Total
Frank R. Martire	$2,340,000	$0	$256,900	$0	$33,184	$25,000	$2,655,084
Michael D. Hayford	$1,870,000	$0	$128,450	$0	$33,562	$25,000	$2,057,012
Frank G. D’Angelo	$1,550,000	$0	$128,450	$0	$33,184	$25,000	$1,736,634

(1)	The severance amount is a lump sum cash payment equal to the product of two times the sum of (a) the executive’s base salary at December 31, 2007 and (b) the executive’s target bonus for 2007.
(2)	An executive employed through December 31, 2007 would be entitled to the 2007 annual bonus without regard to any termination, so the pro-rata provision in the employment agreement would not result in any subsequent payment.
(3)	Represents the value of the time-based equity awards that would have become vested within one year of termination, based upon a closing stock price on December 31, 2007 of $23.32 per share. No value is included for the options because the exercise price for each of the stock options subject to acceleration exceeds $23.32. All shares of M&I restricted stock held by the executive as of November 1, 2007 were treated the same as all other outstanding shares of M&I common stock as of that date (receiving one share of Metavante common stock and three shares of M&I common stock for every three shares of M&I common stock), except that each share of Metavante common stock and M&I common stock received with respect to these shares remained subject to the same restrictions as the corresponding shares of M&I restricted stock to which it related and continued to be subject to the terms of the applicable M&I equity plan. The value above includes the value of each Metavante restricted share subject to acceleration multiplied by $23.32 and the value of each M&I restricted share subject to acceleration multiplied by the closing stock price for M&I on December 31, 2007 of $26.48.
(4)	No performance-based equity awards have been granted under the Metavante 2007 Equity Incentive Plan.
(5)	Represents the estimated value of continued welfare benefits (health, dental, vision, life and disability) for 24 months following termination.
(6)	The employment agreements provide for outplacement services at a cost not to exceed $25,000.

The employment agreements provide that if the executive’s employment is terminated as a result of the executive’s death, the executive’s estate or beneficiary, as applicable, will receive six months of annual base salary which will be paid on a monthly basis over the six-month period following the month of the executive’s death. In the event of death at December 31, 2007, the payments to Messrs. Martire, Hayford and D’Angelo would have been $337,500, $262,500 and $212,500, respectively. In addition, the executive’s family will receive benefits at least equal to the most favorable benefits provided by Metavante to surviving families of peer executives of Metavante under such plans, programs, practice and policies relating to family death benefits, if any, as in effect with respect to such peer executives and their families at any time during the 12-month period ending on the date of the executive’s death. The value of the continued benefits for 12 months is approximately $15,500.

In addition to the employment agreements described above, Mr. Rathgaber entered into an employment agreement with Metavante Corporation in 2005 in connection with Metavante Corporation’s acquisition of NYCE. The employment agreement with Metavante Corporation provided that Mr. Rathgaber’s current salary and short-term incentive targets would not be reduced for 2005, 2006 or 2007, and provided that Mr. Rathgaber was eligible to participate in various incentive and benefit plans on terms consistent with his peer senior managers. Mr. Rathgaber’s employment agreement was superseded by the change of control agreement described below.

Mr. Oliver, who became Metavante’s Senior Executive Vice President and Chief Financial Officer in July 2007, had a base annual salary of $370,000 and a target annual bonus for 2007 of $277,500, both of which were pro-rated. Mr. Oliver also received a grant of stock options, an award of restricted stock, a $140,000 signing bonus on the start of his employment and he will receive a retention bonus of $250,000 on the one-year anniversary of his hire date. Mr. Oliver’s actual annual bonus in 2007 was $205,596.

In the event of a change of control (as defined below), the employment agreements will cease to be of any force and effect, and, instead, any payments that an executive may be entitled to as a result of termination of employment will be paid pursuant to the executive’s change of control agreement.

Change of Control Agreements

In connection with the closing of the Separation Transaction, and in order to ensure management continuity and stability, Metavante has entered into change of control agreements with certain executive officers, including the named executive officers. If a change of control occurs, the agreement becomes effective and continues for one to three years after the date of the change of control. The Metavante change of control agreements provide for specified benefits if, after a change of control of Metavante occurs, the executive officer voluntarily terminates employment for “good reason” or is involuntarily terminated without “cause” as defined in these agreements.

Under the change of control agreements, “change of control” is generally defined, subject to certain exceptions, as:

•	the acquisition by any person other than Warburg Pincus of 33% or more of the then-outstanding shares of Metavante common stock or the then-outstanding Metavante voting securities;

•	the change in composition of at least a majority of Metavante’s current board of directors;

•	the reorganization, merger, statutory share exchange or consolidation of Metavante, unless certain conditions are met; or

•	the consummation of a complete liquidation or dissolution of Metavante or the sale or other disposition of all or substantially all of the assets of Metavante, unless certain conditions are met.

“Good reason” is generally defined as a reduction of the executive’s base salary or target short-term incentive opportunity; Metavante’s failure to provide the executive with the same long-term incentive opportunities or benefits (including retirement plans) provided to other peer executives of the entity which employs the executive after the change of control; transferring the executive to a primary work location that is more than 30 miles farther away from the executive’s residence than the primary work location immediately prior to the change of control; a material diminution of the executive’s title from the title prior to the change of control; or a material adverse change, without the executive’s consent, in the executive’s working conditions or status with Metavante.

“Cause” is generally defined in the change of control agreements as the executive’s willful, deliberate and continual failure to substantially perform the executive’s duties where such failure constitutes gross misconduct and results in (or was intended to result in) demonstrable material injury, monetary or otherwise, to Metavante, or the executive commits acts of fraud and dishonesty constituting a felony, as determined by a final judgment or order of a court of competent jurisdiction, that results in gain to, or enrichment of, the executive at the expense of Metavante.

Upon a termination for good reason or without cause, the executive officer is entitled to a lump sum cash payment consisting of:

•	accrued but unpaid base salary and vacation accrued but not taken;

•

the higher of (a) the average annualized bonuses paid or payable to the executive in respect of the three fiscal years prior to the change of control or (b) the annualized bonus paid or payable for the most recently completed fiscal year prior to the year in which the termination occurs (such amount being the “highest annual bonus”), prorated for the fiscal year in which the termination occurs;

•

three, two or one times (consistent with the length of the term of the change of control agreement) the sum of (a) the executive’s annual base salary (including certain deferred amounts) and (b) the highest annual bonus;

•	a payment equal to the retirement benefits lost for three, two or one years (consistent with the length of the term of the change of control agreement); and

•	three, two or one times (consistent with the length of the term of the change of control agreement) the value of certain other fringe benefits.

In addition, the executive is entitled to continue medical and dental benefits for 36, 24 or 12 months (consistent with the length of the term of the change of control agreement) after the date of termination and has the right to purchase his company car, if any, at its fair market value. After the end of such period, Messrs. Martire, Hayford and D’Angelo will be deemed to be eligible for the most favorable retiree health benefits plan maintained by Metavante from time to time thereafter. Furthermore, each outstanding non-performance based stock option granted to the executive automatically vests in the event of a termination for good reason or without cause following a change in control.

Subject to certain limitations, the Metavante change of control agreements also provide for “gross-up” payments to certain executives in the event payments to the executive under the agreement are subject to the excise tax provided for under Section 4999 of the Code, or any similar federal, state or local tax which may be imposed (the “excise tax”), in an amount such that the executive officer will be in the same after-tax position as if no 20% excise tax under Section 4999 had been imposed. However, if the applicable excise tax could be avoided by reducing the executive’s payment under the change of control agreement by $50,000 or less, and if the executive would be in a better after-tax position than if no reduction were made, then the executive is not entitled to any gross-up. The agreements of Messrs. Rathgaber and Danola do not provide for “gross-up” payments; instead, their payments would be reduced as necessary to avoid the excise tax.

The change of control agreements also require Metavante to pay certain legal expenses incurred by the executive officer in connection with enforcing his or her rights under the agreement or disputing Metavante’s decision to terminate him or her or the gross-up payments paid thereunder.

Payment of all or part of the lump sum cash payment to an executive may be delayed for six months following termination if required by Code Section 409A. Severance payments and benefits are subject to the executive officer’s execution and non-revocation of a release of claims against Metavante.

The following table describes the potential payments and benefits upon a termination for good reason or an involuntary termination without cause following a change of control, as if each executive’s employment terminated as of December 31, 2007. These amounts do not necessarily reflect the actual amounts that would be paid to the executives; the actual amounts would be known only at the time that they would become eligible for payment.

ILLUSTRATION OF PAYMENTS UPON A TERMINATION WITHOUT CAUSE OR BY EXECUTIVE FOR GOOD REASON UNDER CHANGE OF CONTROL AGREEMENTS

Name of Executive Officer (1)	Severance (2)	Bonus (3)	Accelerated Option Vesting (4)	Value of Lost Retirement Benefits (5)	Continued Health Benefits (6)	Lost Fringe Benefits (7)	Estimated Tax Gross-Up (8)	Total
Frank R. Martire	$3,897,450	$624,150	$0	$402,663	$46,346	$45,985	$2,249,566	$7,266,160
Michael D. Hayford	$3,116,718	$513,906	$0	$254,586	$46,346	$37,464	$1,589,492	$5,558,512
Frank G. D’Angelo	$1,753,600	$451,800	$0	$147,122	$30,898	$43,339	$1,030,635	$3,457,394
Paul T. Danola	$696,667	$341,667	$0	$59,150	$15,449	$18,937	$0	$1,131,870
Steven A. Rathgaber	$552,612	$237,612	$0	$48,050	$12,077	$7,731	$0	$858,082
Timothy C. Oliver	$1,562,384	$411,192	$0	$121,206	$24,442	$15,000	$0	$2,134,224

(1)	The agreements have the following terms: Messrs. Martire and Hayford—three years, Messrs. D’Angelo and Oliver—two years and Messrs. Danola and Rathgaber—one year.
(2)	Represents three, two or one times (consistent with the length of the term of the change of control agreement) the sum of: (a) the executive’s annual base salary (including certain deferred amounts) and (b) the highest annual bonus (as defined below).
(3)	For executives other than Mr. Oliver, this represents the higher of (a) the average annualized bonuses paid or payable to the executive by Metavante in respect of the three fiscal years prior to the change of control or (b) the annualized bonus paid or payable for the most recently completed fiscal year prior to the year in which the termination occurs (such amount being the “highest annual bonus”), prorated for the fiscal year in which the termination occurs. For Mr. Oliver, who became Metavante’s Senior Executive Vice President and Chief Financial Officer during 2007, his actual 2007 bonus has been annualized.
(4)	No value is included for the options because the exercise price for each of the stock options subject to acceleration exceeds $23.32.
(5)	Represents the value of lost retirement benefits for three, two or one years (consistent with the applicable term of the change of control agreement).
(6)	Represents the value of continued medical and dental benefits for three, two or one years (consistent with the applicable term of the change of control agreement).
(7)	Represents the imputed income reflected on the executive’s W-2 attributable to the car provided to executive and club dues paid by Metavante for three, two or one years (consistent with the term of the change of control agreement).
(8)	The estimated tax gross up is based on the 20% excise tax, grossed up for estimated taxes, on the amount of severance and other benefits.

The change of control agreements provide that if the executive’s employment is terminated as a result of the executive’s death during the term of the change of control agreement, the executive’s estate or beneficiary, as applicable, will receive six months of the executive’s annual base salary. In the event of their hypothetical death at December 31, 2007, the following payments would be due: Mr. Martire—$337,500; Mr. Hayford—$262,500; Mr. D’Angelo—$212,500; Mr. Danola—$177,500, Mr. Rathgaber—$157,500 and Mr. Oliver—$185,000. In addition, in the event of executive’s death or disability, the executive’s family will receive benefits at least equal to the most favorable benefits provided by Metavante to surviving families of peer executives of Metavante and its affiliates under such plans, programs, practice and policies relating to family death benefits, if any, as in effect with respect to such peer executives and their families at any time during the 12-month period preceding the change of control. The value of the continued benefits for 12 months is approximately $12,000 to $15,500.

DIRECTOR COMPENSATION

Set forth below is a summary of the compensation paid to each director that was not an employee of Metavante in fiscal 2007. The following table does not include Messrs. Hayford and Martire, who are executive officers, as well as directors, of Metavante and who did not receive compensation for service on Metavante’s board of directors in 2007. The compensation arrangements for Messrs. Hayford and Martire are discussed under “Executive Compensation” in this Proxy Statement. In addition, the table does not include Randall J. Erickson or Gregory A. Smith, who, while serving as officers of M&I, also served as directors of Metavante for a portion of 2007 while Metavante was a subsidiary of M&I. Those two directors received no compensation for their service on the board of directors.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)(2)(3)	Option Awards ($)(3)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
David A. Coulter (5)	$14,750	$0	$0	$0	$0	$0	$14,750
L. Dale Crandall (6)	$18,875	$60,021	$736	$0	$0	$0	$79,632
Stephan A.James(5)(6)	$15,875	$60,021	$736	$0	$0	$0	$76,632
Ted D. Kellner (7)	$14,000	$60,021	$736	$0	$0	$0	$74,757
Dennis J. Kuester	$25,000	$60,021	$736	$0	$0	$0	$85,757
Shantanu Narayen (5)	$12,875	$60,021	$736	$0	$0	$0	$73,632
Dianne M. Neal (6)(7)	$15,125	$60,021	$736	$0	$0	$0	$75,882
James Neary (7)	$12,125	$0	$0	$0	$0	$0	$12,125
Adarsh Sarma (7)	$12,125	$0	$0	$0	$0	$0	$12,125

(1)	Includes annual retainer, annual committee and annual chairmanship fees. The amounts were prorated such that each director received the fees only with respect to the fourth quarter of fiscal 2007. Includes amounts voluntarily deferred by the director under the Metavante Directors Deferred Compensation Plan.
(2)	Represents the expense for restricted shares recognized by Metavante in accordance with FAS 123(R), which requires that compensation cost relating to share-based awards be recognized in the financial statements. The cost is measured based on the fair value of the awards. The values set forth in this column represent the dollar amounts recognized in accordance with FAS 123(R) with respect to fiscal 2007. The assumptions used to determine the FAS 123(R) values are described in Note 11 to the Notes to the Consolidated Financial Statements of Metavante.
(3)	Each director that was not an employee of Metavante had the following equity awards outstanding as of the end of fiscal 2007:

Name	Option Awards	Restricted Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Shares of Restricted Stock That Have Not Vested (#)
David A. Coulter (A)	0	0
L. Dale Crandall	7,100	0
Stephan A. James	7,100	0
Ted D. Kellner (B)	7,100	0
Dennis J. Kuester (B)	7,100	0
Shantanu Narayen	7,100	0
Dianne M. Neal	7,100	0
James Neary (A)	0	0
Adarsh Sarma (A)	0	0

The options vest in equal annual installments over four years beginning December 6, 2008 and expire on the earlier of (a) 10 years from the date of grant or (b) three years after termination of service as a director. The options are exercisable in full upon termination of service within two years after a change of control of Metavante. Any unvested options are forfeited upon termination of service.

(A)	As discussed in the narrative below, stock option grants were made to Messrs. Coulter, Neary and Sarma in February 2008. These amounts are not included in the above table because they were granted subsequent to the end of the year.
(B)	For Messrs. Kellner and Kuester, the amounts shown are only with respect to compensation received by them for services as a director of Metavante and do not include stock or options owned by those individuals in other capacities or as a result of events other than their service on the board of directors of Metavante.

(4)	Represents the expense for stock options recognized by Metavante in accordance with FAS 123(R), which requires that compensation cost relating to share-based awards be recognized in the financial statements. The cost is measured based on the fair value of the awards. The values set forth in this column represent the dollar amounts recognized in accordance with FAS 123(R) with respect to fiscal 2007, disregarding the estimate of forfeitures for service-based vesting conditions. The expense recognized by the employer in accordance with FAS 123(R) may differ from the value that will eventually be realized by the directors. The directors will realize value in connection with the stock options only if and to the extent the price of the common stock exceeds the exercise price of the stock options at such time as the officers exercise the stock options. The assumptions used to determine the FAS 123(R) values are described in Note 11 to the Notes to the Consolidated Financial Statements of Metavante. The grant date fair value, computed in accordance with FAS 123(R), of the options received by each of Messrs. Crandall, James, Kellner, Kuester and Narayen and Ms. Neal was $51,782.
(5)	Member of the Compensation Committee, of which Mr. Coulter is the chair.
(6)	Member of the Audit Committee, of which Mr. Crandall is the chair.
(7)	Member of the Corporate Governance/Nominating Committee, of which Mr. Kellner is the chair.

Directors of Metavante who are not employees of Metavante are paid a cash retainer fee of $45,500 per year. Mr. Kuester receives $100,000 per year as Chairman of the Board. In addition, each non-employee director will receive the following fees for committee service: Audit Committee—$12,000 per year; Compensation Committee—$6,000 per year; and Corporate Governance/Nominating Committee—$3,000 per year. The chair of each of the committees receive a retainer fee as follows: Audit Committee—$18,000 per year ($30,000 total when combined with the member retainer); Compensation Committee—$7,500 per year ($13,500 total when combined with the member retainer); and Corporate Governance/Nominating Committee—$7,500 per year ($10,500 total when combined with the member retainer).

In addition, each non-employee director, excluding directors designated by Warburg Pincus pursuant to the shareholders agreement between Metavante and Warburg Pincus, receives an annual equity award valued at $60,000 under the Metavante 2007 Equity Incentive Plan, which is divided equally between stock options and restricted stock units. Also, in connection with the Separation Transaction, the non-employee directors received a one-time equity award valued at $60,000, which was divided equally between stock options and restricted stock units. The stock options granted pursuant to the annual equity award and the initial one-time equity award vest in equal annual installments over four years beginning on the first anniversary of the date of grant and were valued at an amount equal to 35.1% of Metavante common stock covered by the option, rounded to the nearest 100 shares. The restricted stock units granted pursuant to the annual equity award and the initial one-time equity award vest immediately and the number of restricted stock units subject to the grant is determined by dividing the value of the grant by the closing price of Metavante common stock on the date of grant and rounding up to the next whole share.

In addition, in February 2008, in recognition for their service on the board during the fourth quarter of 2007, the directors designated by Warburg Pincus (i.e., Messrs. Coulter, Neary and Sarma) received the annual and initial one-time equity awards valued at $60,000, which was divided equally between stock options and restricted stock units. The option awards, which were granted effective as of February 25, 2008, vest equally over four years beginning on the first anniversary of the date of grant and were valued at an amount equal to 35.1% of Metavante common stock covered by the option, rounded to the nearest 100 shares, with an exercise price equal to the closing price for Metavante common stock on the grant date. The restricted stock units vest immediately, and the number of restricted stock units subject to the grant is determined by dividing the value of the grant by the closing price of Metavante common stock on February 25, 2008 and rounding up to the next whole share. The awards to the directors designated by Warburg Pincus were treated as 2008 compensation and, therefore, are not included in the above table, but will be included as 2008 compensation in our 2009 annual meeting proxy statement.

Metavante has established a deferred compensation plan for its directors. Under the plan, all or part of the fees earned by a director may be deferred at the election of the director. In addition, the director may elect to defer all or part of the restricted stock units granted to the director. The plan allows directors to choose from the same investment alternatives that are available to executives under the Deferred Compensation Plan described under “Metavante Executive Deferred Compensation” above. For 2007, there were no above market interest or preferential earnings on deferred compensation. The deferred amounts are paid following a director’s separation from service in either a lump sum or in 5, 10 or 15 annual installments.

EQUITY COMPENSATION PLAN INFORMATION

Metavante has two equity compensation plans: the Metavante 2007 Employee Stock Purchase Plan and the Metavante 2007 Equity Incentive Plan, both of which were previously approved by M&I, as Metavante’s sole shareholder prior to the Separation Transaction, and which are being proposed for shareholder approval at the Annual Meeting. The equity compensation plans are described in Proposals 2 and 3 of this Proxy Statement. The following table gives information about Metavante common stock that may be issued under Metavante’s existing equity compensation plans as of December 31, 2007 without regard to further shareholder approval of the plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation
plans approved by security holders	10,590,563	(1)	$ 22.62	11,118,295	(2)
Equity compensation plans not approved by security holders	0		$ 0	0
Total	10,590,563		$ 22.62	11,118,295

(1)	Represents options to purchase Metavante common stock granted under the Metavante 2007 Equity Incentive Plan.
(2)	Includes 308,097 shares available for future issuance under the Metavante 2007 Employee Stock Purchase Plan and 10,810,198 shares available for future issuance under the Metavante 2007 Equity Incentive Plan as of December 31, 2007.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH METAVANTE

Policy

Under its written charter, the Audit Committee is responsible for reviewing and approving all related party transactions of Metavante in accordance with company policies in effect from time to time. Metavante’s written related party transactions policy provides for procedures for approving transactions between Metavante and its directors, director nominees, executive officers, greater-than-5% beneficial owners and their respective family members, if the amount involved in the transaction exceeds or is expected to exceed $100,000 in a single calendar year.

The policy provides that the Audit Committee reviews certain transactions subject to the policy and determines whether or not to approve or ratify those transactions. In doing so, the Audit Committee takes into account, among other factors, the benefits to Metavante, the impact of the transaction on a director’s independence, the availability or other sources for comparable products or services, the terms of the transaction and the terms available to unrelated third parties or to employees generally. The board of directors has delegated authority to the Chair of the Audit Committee to act on related party transactions in between Audit Committee meetings. A summary of any transactions approved by the Chair is provided to the full Audit Committee for its review at each regularly-scheduled Audit Committee meeting. Additionally, the policy contains provisions relating to standing pre-approval for certain transactions. Except for the transactions described under “Other Transactions” below, the agreements and transactions described in this section were all expressly considered and approved by the board of directors prior to or in connection with the Separation Transaction, so the Audit Committee review procedure was not followed.

Relationships and Transactions

Prior to the Separation Transaction, Metavante Corporation and Metavante were wholly owned subsidiaries of M&I. Following the Separation Transaction no Metavante common stock was owned by M&I. The following is a summary description of the agreements between M&I and Metavante relating to the Separation Transaction and our ongoing relationship with M&I after the Separation Transaction. These include: an investment agreement, a separation agreement, a tax allocation agreement, an employee matters agreement and various continuing business agreements. In addition, in connection with the Separation Transaction we entered into various agreements, including a stock purchase right agreement and shareholders agreement, with Warburg Pincus, which invested $625 million in Metavante in exchange for an equity interest representing 25% of the then-outstanding Metavante common stock.

Agreements involving M&I

Investment and Separation Agreements

The investment agreement sets forth our agreements with M&I related to the actions necessary to complete the Separation Transaction (including, for example, the treatment of M&I stock options and restricted stock in connection with the Separation Transaction, the adoption of our restated articles of incorporation, the $625 million investment by Warburg Pincus in Metavante, the payment of indebtedness owed by us to M&I and the cash contribution of $1.665 billion from us to M&I). The investment agreement also contains non-competition and non-solicitation provisions that restrict M&I for a period after the closing date of the Separation Transaction. The separation agreement sets forth additional agreements between us and M&I related to the principal corporate transactions required to effect the Separation Transaction and other terms governing the relationship between M&I and us. It also sets forth indemnification obligations of M&I and Metavante to each other following the Separation Transaction.

Tax Allocation Agreement

The tax allocation agreement allocates liability for taxes, including any taxes that may arise in connection with the Separation Transaction. Under the tax allocation agreement, in general, Metavante and M&I are each liable for taxes attributable to its respective business. The tax allocation agreement also provides the extent to which, and the circumstances under which, the parties would be liable for taxes relating to the Separation Transaction. In general, M&I is required to indemnify Metavante for any taxes (unless such taxes would not have been imposed but for specified acts of Metavante or its affiliates (including Warburg Pincus) subject to specified exceptions) resulting from: (a) a failure of the M&I share distribution to qualify as a tax-free distribution under Sections 355 and 368(a)(1)(D) of the Code, (b) a failure of the holding company merger and M&I LLC conversion to qualify as a tax-free reorganization under Section 368(a) of the Code, (c) the $1.040 billion cash distribution by Metavante Corporation to Metavante and (d) certain other transactions.

Employee Matters Agreement

The employee matters agreement was entered into among M&I and Metavante at the time that they entered into the investment agreement and separation agreement and allocates among them assets, liabilities and responsibilities with respect to employee compensation, benefit plans and programs and employment matters with respect to their respective employees. The employee matters agreement generally provides, subject to certain exceptions, that at the time of the M&I share distribution, Metavante and Metavante Corporation will assume the liabilities and obligations of M&I with respect to current and former employees of the Metavante group and M&I will retain the liabilities and obligations with respect to the employees of the M&I group.

Continuing Business Agreements

In addition to the employee matters agreement and the tax allocation agreement, the M&I group and the Metavante group have entered into continuing business agreements providing for certain services following the closing of the Separation Transaction and establishing marketing and other relationships between them. None of the agreements with M&I individually constitutes a material part of Metavante’s revenues or expenditures. M&I is Metavante’s largest client. For the year ended December 31, 2007, revenues from M&I represented approximately 7% of Metavante’s total revenues. The agreements with M&I relate to, among other things, certain administrative, trust, technology outsourcing, leasing, marketing and other similar services, as well as a lease for office space.

Agreements involving Warburg Pincus

Shareholders Agreement

In connection with the completion of the Separation Transaction, Metavante entered into a shareholders agreement with Warburg Pincus and the other shareholders party thereto. The shareholders agreement contains, among other things, provisions with respect to:

•	the governance of Metavante;

•

restrictions on the ability of Warburg Pincus to dispose of its shares of Metavante common stock prior to November 1, 2009 (which is the second anniversary of the closing date); thereafter Warburg Pincus will not be restricted by the shareholders agreement from disposing of its shares of Metavante common stock;

•

“standstill” restrictions on the ability of Warburg Pincus to purchase additional securities of Metavante if such ownership would cause Warburg Pincus’ ownership percentage to exceed 40% or to take certain other actions with respect to acquiring control of Metavante; and

•	registration rights for Warburg Pincus.

Governance Matters. The shareholders agreement provides that:

•

initially the Metavante board of directors would be comprised of 11 directors, consisting of: (a) three directors designated by Warburg Pincus (these designated directors were Messrs. Coulter, Neary and

Sarma), (b) two directors who were required to be officers of Metavante, including the President and Chief Executive Officer and the Senior Executive Vice President and Chief Operating Officer, (c) one director designated by M&I (initially Mr. Kuester) and (d) five additional directors selected by M&I after consulting with the President and Chief Executive Officer of Metavante Corporation and with the consent of Warburg Pincus, each of whom would qualify as independent directors and one of whom was a director of M&I (initially Mr. Kellner);

•

the Chairman of the Board of Metavante would be Mr. Kuester for a period of one year from the closing of the Separation Transaction and if Mr. Kuester is unable to serve during such one-year period, or after such one-year period, Mr. Martire will, subject to the approval of Metavante’s board of directors, succeed Mr. Kuester as Chairman of the Board;

•

Metavante agreed to take all actions necessary to provide that the Warburg Pincus designees are nominated for re-election to Metavante’s board of directors at the 2008 annual meeting of shareholders, with the remaining directors to be nominated in accordance with the provisions of the shareholders agreement and the amended and restated by-laws of Metavante;

•

following the 2008 annual meeting of shareholders of Metavante, until the earlier of November 1, 2017 (the tenth anniversary of the closing date) and the termination of the shareholders agreement, so long as the ownership percentage of Warburg Pincus, Warburg Pincus Private Equity IX, L.P. and any Warburg Pincus affiliate (other than any “portfolio company” of Warburg Pincus) (collectively, the “Investor Group”) of Metavante common stock in the aggregate equals or exceeds the percentages or dollar amounts set forth in the table below, Warburg Pincus will have the right to designate for nomination to Metavante’s board of directors, the number of individuals set forth opposite the applicable percentage or amount:

Ownership Percentage	Number of Warburg Pincus Designees
17.5% or greater	three individuals
less than 17.5% but equal to or greater than 7.5%	two individuals
less than 7.5% but the fair market value of Metavante common stock beneficially owned by the Investor Group equals or exceeds $150 million	one individual

•

until the earlier of (a) November 1, 2017 (the tenth anniversary of the closing date), (b) the termination of the shareholders agreement and (c) the date on which the ownership percentage of the Investor Group is less than 7.5% and the fair market value of the Metavante shares beneficially owned by the Investor Group is less than $150 million, the remaining Metavante directors who were nominated by Warburg Pincus as provided in the shareholders agreement will have the right to designate for nomination or appointment to Metavante’s board of directors an individual to replace any Warburg Pincus nominee upon his or her death, resignation, retirement, disqualification or removal (except that, in the case of removal for cause, the removed director cannot be nominated) so long as Warburg Pincus has the right to designate such a member of Metavante’s board of directors under the ownership percentages described above;

•

until the 2008 annual meeting of shareholders of Metavante, the M&I designees will have the right to designate for appointment to Metavante’s board of directors an individual to replace any M&I designee upon his or her death, resignation, retirement, disqualification or removal (except that, in the case of removal for cause, the removed director cannot be nominated);

•

Metavante’s board of directors will have an audit committee, a compensation committee and a nominating and corporate governance committee, each of which will have three members, at least one of whom will be a director who was nominated by Warburg Pincus in accordance with the shareholders agreement. Although our Audit Committee does not include a director who was nominated by Warburg

Pincus in accordance with the shareholders agreement and although our Corporate Governance/ Nominating Committee currently has four members, the selection of members for our audit committee and our Corporate Governance/Nominating Committee was made with Warburg Pincus’ consent;

•	a director who was nominated by Warburg Pincus will chair the Compensation Committee; and

•	all of the members of each of the Metavante Audit Committee, Compensation Committee and Corporate Governance/Nominating Committee will be independent under the rules of the NYSE and the Exchange Act.

The governance provisions of the shareholders agreement will terminate upon the earlier to occur of the tenth anniversary of the closing date (i.e., November 1, 2017) and the date on which the ownership percentage of the Investor Group is less than 7.5% and the fair market value of the total shares of the Investor Group is less than $150 million.

Restrictions on Warburg Pincus’ Ability to Dispose of Metavante Stock. The shareholders agreement provides that prior to November 1, 2008 (the first anniversary of the closing date), no member of the Investor Group will, directly or indirectly, transfer or otherwise dispose of any shares of Metavante common stock, except:

•	to other members of the Investor Group who agree in writing to be bound by the terms of the shareholders agreement;

•	in connection with specified change of control transactions with respect to Metavante;

•	in connection with a bona fide pledge to, or similar arrangement in connection with a bona fide borrowing from, a financial institution; or

•	in any transaction approved by a majority of the directors that are independent directors under the rules of the NYSE and who are not directors nominated by Warburg Pincus.

The shareholders agreement provides that following November 1, 2008 and prior to November 1, 2009, no member of the Investor Group will, directly or indirectly, dispose of any shares of Metavante common stock, unless: (a) such disposition is permitted under any of the exceptions described above or (b) following such disposition, the Investor Group in the aggregate owns at least 17.5% of the combined voting power of Metavante common stock entitled to vote in the election of directors.

Restrictions on Warburg Pincus’ Ability to Purchase Additional Metavante Securities or Otherwise Control Metavante. The shareholders agreement provides that, unless specifically requested in writing in advance by Metavante’s board of directors, Warburg Pincus will not:

•

acquire or seek or propose to acquire, any (a) ownership of any of the material assets or businesses of Metavante or any rights or options to acquire such ownership or (b) ownership of any securities of Metavante or any rights or options to acquire such ownership if such ownership would result in Warburg Pincus’ ownership percentage to exceed 40%;

•	solicit proxies with respect to any matter from holders of any shares of Metavante stock or any securities convertible into or exchangeable for or exercisable for the purchase of such stock;

•

initiate, or induce or attempt to induce any other person, entity or group to initiate, any shareholder proposal or tender offer for any Metavante securities, any change of control of Metavante or the convening of a shareholders’ meeting of Metavante;

•	enter into any discussions, negotiations, arrangements or understandings with any other person with respect to any matter described in the foregoing;

•	take any action with respect to any of the matters described above that requires public disclosure; or

•	request that Metavante directly or indirectly amend or waive any of the provisions described above.

These provisions do not apply in respect of any action taken by the Warburg Pincus designees in their capacity as members of Metavante’s board of directors. These restrictions terminate on the earliest of: (a) November 1, 2009 (the two-year anniversary of the closing date), (b) the date on which any person nominated by Warburg Pincus in accordance with the shareholders agreement is not elected to Metavante’s board of directors and is not otherwise appointed to the board of directors and (c) the date of a change of control of Metavante. In addition, these restrictions do not apply at any time after: (a) the board of directors resolves to pursue a transaction that is contemplated to result in a change of control of Metavante or (b) the board of directors approves, recommends or accepts a transaction that would result in a change of control proposed by any person other than Warburg Pincus; provided, however, that these restrictions become operative again once the board of directors: (i) resolves not to pursue any such transaction or (ii) rejects or announces that it has withdrawn its recommendation of any such transaction.

Registration Rights. The shareholders agreement provides for demand registration rights for Warburg Pincus that will require Metavante to, upon the request of Warburg Pincus, register the public or private sale of its shares of Metavante common stock with the SEC and permit Warburg Pincus to sell such registered shares of Metavante common stock to the public, subject to specified conditions and a maximum of four such demand registrations. Furthermore, pursuant to the shareholders agreement, if Metavante proposes to register the sale of any of its securities on a form that may include registrable shares of Warburg Pincus, Warburg Pincus will have the right to request that all or any part of its registrable shares be included in the registration, subject to specified conditions.

Supermajority Approval Provisions. Until November 1, 2009 and while the transfer restrictions of the shareholders agreement described above are in effect, each of the following actions will require a vote of at least 8 of the 11 directors:

•	entering into any merger or reorganization that would result in a transfer of at least 20% of the outstanding shares or assets of Metavante to another person;

•	acquiring, in a single transaction or a series of related transactions, any business or assets for consideration having a value in excess of $300 million;

•	making or committing to make any capital expenditure or series of related capital expenditures in excess of $300 million;

•	disposing of, in a single transaction or a series of related transactions, any business or any assets for consideration having a value in excess of $100 million; or

•

incurring any indebtedness for borrowed money or issuing any debt securities, or guaranteeing any indebtedness for borrowed money of any other person, if the amount of such incurred or guaranteed indebtedness exceeds $300 million.

Preemptive Rights. Until the Investor Group holds less than 10% of Metavante, if Metavante makes an offering of common stock or securities convertible into common stock (other than offerings related to employee benefits plans or in connection with a merger or acquisition), Warburg Pincus will have the right to acquire from Metavante for the same price and on the same terms as such securities are proposed to be offered to others, in the aggregate up to the amount of securities required to enable it to maintain its current percentage of ownership.

Termination. The shareholders agreement will terminate upon the earlier of:

•

its termination by the consent of all the parties to the shareholders agreement (with the consent of a majority of the independent directors of Metavante who were not nominated by Warburg Pincus in accordance with the shareholders agreement);

•

the date on which the Investor Group ceases to hold any shares of registrable securities of Metavante common stock (except for those provisions that terminate as of a date specified in such provisions, which provisions shall terminate in accordance with the terms thereof); and

•	the dissolution, liquidation or winding up of Metavante.

Stock Purchase Right Agreement

Upon the closing of the Separation Transaction, Metavante and Warburg Pincus entered into a stock purchase right agreement, which gives Warburg Pincus the right to purchase shares of Metavante common stock if employee stock options that are outstanding immediately following the Separation Transaction are exercised after November 1, 2007. The stock purchase right agreement allows Warburg Pincus following the closing of the Separation Transaction to maintain its 25% interest in Metavante common stock notwithstanding the exercise of certain employee options outstanding at the time of closing.

Pursuant to the terms of the stock purchase right agreement, Warburg Pincus has the right to purchase up to 2,242,925 shares of Metavante common stock (this amount represents one-third of the aggregate number of Metavante common shares that may be issued under specified Metavante employee options outstanding at the time of closing). Subject to the terms of the stock purchase right agreement, the stock purchase right may generally be exercised quarterly for one-third of the number of Metavante common shares issued pursuant to such employee options during the preceding quarter, and the number of shares subject to the stock purchase right will be reduced by one-third of the number of shares subject to such employee options that expired unexercised in the preceding quarter. On March 3, 2008, Warburg Pincus exercised its right to purchase 31,154 shares of Metavante common stock with respect to options exercised during the period ended December 31, 2007. The stock purchase right agreement contains provisions allowing Warburg Pincus to exercise a portion of the stock purchase right agreement in connection with certain transfers of Warburg Pincus’ shares.

Interests of Directors and Executive Officers in Connection with the Separation Transaction

Various persons who became directors and executive officers of Metavante had interests in the Separation Transaction, including interests that were in addition to or different from those of the other shareholders of M&I. In addition to their interests as holders of equity interests of M&I and Metavante, their interests and relationships include the following.

Positions with Metavante

Pursuant to the shareholders agreement discussed above, Mr. Kuester was appointed to serve as Chairman of the Board of Metavante for a period of one year from the closing date of the Separation Transaction and Mr. Martire was appointed as President and Chief Executive Officer of Metavante. Mr. Martire was designated to succeed Mr. Kuester as Chairman of the Board. In addition, pursuant to the investment agreement, following the closing of the Separation Transaction, Mr. Kellner, a non-employee director of M&I, was appointed to serve on the board of directors of M&I and the board of directors of Metavante. Also, most of the senior management of Metavante Corporation became the senior management of Metavante upon the closing.

Equity Interests of Executive Officers and Directors

Each option held by an employee of Metavante Corporation or Metavante to purchase M&I stock outstanding prior to the completion of the Separation Transaction was converted into an option to purchase Metavante common stock, effective immediately after the Separation Transaction, and adjusted to reflect the separation. Upon completion of the Separation Transaction, 75% of the outstanding options to purchase M&I common stock held by Messrs. Kuester and Kellner were converted into M&I options and 25% of the outstanding options to purchase M&I common stock held by those individuals were converted into Metavante options, effective immediately after the consummation of the Separation Transaction, and adjusted to reflect the Separation Transaction. The employee matters agreement (discussed above) provided a formula to fix the per share exercise price of the converted options in a way that maintained the intrinsic value of the option to purchase M&I common stock and does not increase the ratio of the per share exercise price of the converted option to the value of one share of M&I common stock on the closing date.

Shares of M&I restricted stock held by executives as of November 1, 2007 were treated the same as all other outstanding shares of M&I common stock as of that date (the holders received one share of Metavante common stock and three shares of M&I common stock for every three shares of M&I common stock), except that each share of Metavante common stock and share of M&I common stock received with respect to the shares remained subject to the same restrictions as the corresponding shares of M&I restricted stock to which it related.

Employment Agreements and Change of Control Agreements

Prior to the Separation Transaction, the only Metavante executive officer to have an employment agreement with Metavante Corporation was Steven A. Rathgaber. Effective as of the closing of the Separation Transaction, Metavante entered into employment agreements with Messrs. Martire, Hayford, D’Angelo and Donald W. Layden, Jr., another executive officer. The provisions of the employment agreements are described in “Potential Payments Upon Termination or Change of Control—Employment Agreements.”

Certain executives also entered into change of control agreements with Metavante, effective as of the closing of the Separation Transaction. The provisions of the change of control agreements are described in “Potential Payments Upon Termination or Change of Control—Employment Agreements.”

Other Transactions

Messrs. Martire, Hayford, Oliver and Layden, Jr. serve as directors and officers of Metavante Technologies Foundation, Inc., a Wisconsin nonstock corporation. In December 2007, Metavante made a donation of $2,250,000 to that foundation to fund its charitable, educational, scientific and literary initiatives. The donation was approved by the Audit Committee pursuant to the approval policy described above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Metavante’s directors and officers and certain persons who own more than 10% of a registered class of our equity securities to file reports with the SEC disclosing their ownership, and changes in their ownership, of stock in Metavante. Copies of these reports must also be furnished to Metavante. To our knowledge, based solely on a review of these copies furnished to us, we believe all such filing requirements were complied with during 2007.

SHAREHOLDER PROPOSALS AND NOTICES

The 2009 Annual Meeting of Shareholders is scheduled for May 27, 2009. The Corporate Secretary must receive a shareholder proposal no later than December 16, 2008, for the proposal to be considered for inclusion in our proxy materials for the 2009 Annual Meeting. To otherwise bring a proposal or nomination before the 2009 Annual Meeting, you must comply with our by-laws. Currently, our by-laws require written notice to the Corporate Secretary by February 19, 2009. If we receive your notice after February 19, 2009, then your proposal or nomination will be untimely. In addition, your proposal or nomination must comply with the procedural provisions of our by-laws. If you do not comply with these procedural provisions, your proposal or nomination can be excluded.

Metavante has made references to information contained on or available through its website for your use as background information only. You should not consider this information part of this Proxy Statement.

By Order of the Board of Directors

Donald W. Layden, Jr.
Senior Executive Vice President, General Counsel and Secretary

Milwaukee, Wisconsin

April 15, 2008

A copy, without exhibits, of Metavante’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2007 accompanies this Proxy Statement. Metavante will provide an additional copy of the Annual Report on Form 10-K, without exhibits, without charge to any record or beneficial owner of Metavante common stock upon the written request of that person directed to: Donald W. Layden, Jr., Senior Executive Vice President, General Counsel and Secretary, Metavante Technologies, Inc., 4900 West Brown Deer Road, Milwaukee, Wisconsin 53223. The Annual Report on Form 10-K provides a list of exhibits, which will be provided for a reasonable fee to reflect duplication and mailing costs. Exhibits are also available through the SEC’s website at www.sec.gov.

Annex I

METAVANTE

2007 EMPLOYEE STOCK PURCHASE PLAN

(as amended)

1. Purpose. The purpose of the Plan is to provide eligible Employees of the Company with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2. Definitions.

(a) “Board” shall mean the Board of Directors of the Company.

(b) “Change of Control” shall mean the first to occur of the following:

(i) The acquisition by any individual, entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty-three percent (33%) or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions of Common Stock shall not constitute a Change of Control: (I) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege or by one person or a group of persons acting in concert), (II) any acquisition by the Company, (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (IV) any acquisition by any corporation pursuant to a reorganization, merger, statutory share exchange or consolidation which would not be a Change of Control under subsection (iii) below; or

(ii) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened “election contest” or other actual or threatened “solicitation” (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) of proxies or consents by or on behalf of a person other than the Incumbent Board; or

(iii) Consummation of a reorganization, merger, statutory share exchange or consolidation, unless, following such reorganization, merger, statutory share exchange or consolidation, (A) more than two-thirds (2/3) of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger, statutory share exchange or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger, statutory share exchange or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, statutory share exchange or consolidation, (B) no person (excluding the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such reorganization, merger, statutory share exchange or consolidation and any person beneficially owning, immediately prior to such reorganization, merger, statutory share exchange or consolidation, directly or indirectly, thirty-three percent (33%) or more of the Outstanding Company Common Stock or Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, thirty-three percent (33%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger, statutory share exchange or consolidation or the combined voting power of the then outstanding voting securities of such corporation, entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger, statutory share exchange or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

(iv) Consummation of (A) a complete liquidation or dissolution of the Company or (B) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (I) more than two-thirds (2/3) of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (II) no person (excluding the Company and any employee benefit plan (or related trust) of the Company or such corporation and any person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, thirty-three percent (33%) or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, thirty-three percent (33%) or more of, respectively, the then outstanding shares of common stock of such corporation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (III) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company.

(c) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d) “Committee” shall mean the Compensation Committee of the Board or such other persons or committee as the Committee shall designate to administer the Plan.

(e) “Common Stock” shall mean the $.01 par value common stock of the Company.

(f) “Company” shall mean Metavante Technologies, Inc., a Wisconsin corporation.

(g) “Designated Subsidiary” shall mean a corporation of which not less than 50% of the voting power is held by the Company, directly or indirectly, whether such bank or corporation now exists or is hereafter organized or acquired by the Company, directly or indirectly, other than an otherwise eligible bank or corporation which has been designated by the Committee from time to time in its sole discretion as not eligible to participate in the Plan.

(h) “Effective Date” shall mean November 1, 2007.

(i) “Employee” shall mean any regular, full-time or part-time employee of the Company or a Designated Subsidiary.

(j) “Employer Corporation” means the corporation which employs the Employee.

(k) “Enrollment Agreement” means the form or procedure established by the Company and used by Employees to enroll in the Plan. The Company may, in its discretion, determine whether such agreement shall be in written form, electronic form or telephonic form.

(l) “Enrollment Date” shall mean the first day of each Offering Period.

(m) “Enrollment Period” shall mean the period specified by the Company during which eligible Employees may elect to participate in the Plan as of the upcoming Enrollment Date.

(n) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(o) “Exercise Date” shall mean the last business day of each Offering Period.

(p) “Fair Market Value” shall mean the closing sale price of Common Stock on the New York Stock Exchange as reported in the Midwest Edition of the Wall Street Journal on the indicated date. If no sales of Common Stock were made on said exchange on that date, “Fair Market Value” shall mean the closing sale price of Common Stock as reported for the most recent preceding day on which sales of Common Stock were made on said exchange, or, failing any such sales, such other market price as the Board or the Committee may determine in conformity with pertinent law and regulations of the Treasury Department.

(q) “Offering Period” shall mean each quarter of the calendar year; provided that the initial Offering Period shall be the period between the Effective Date and December 31, 2007. The duration of Offering Periods may be changed pursuant to Section 4 of this Plan.

(r) “Parent Corporation” shall have the same meaning as contained in Section 424(e) of the Code.

(s) “Participant” shall mean any Employee who completes an Enrollment Agreement and does not discontinue participation in the Plan pursuant to Section 6(c) or 11 of this Plan.

(t) “Plan” shall mean this Metavante 2007 Employee Stock Purchase Plan, as amended from time to time.

(u) “Purchase Price” shall mean an amount equal to 85% of the Fair Market Value of a share of Common Stock on the Exercise Date.

(v) “Subsidiary Corporation” shall have the same meaning as contained in Section 424(f) of the Code.

3. Eligibility.

(a) A person who is an Employee on the date immediately preceding any Enrollment Date shall be eligible to participate in the Plan as of that Enrollment Date. Notwithstanding the foregoing, the Company may require that Employees have been employed for a certain minimum period of time as of an Enrollment Date; provided that such minimum employment period shall not exceed twelve months.

(b) Provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Employer Corporation or of its Parent or Subsidiary Corporation, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Employer Corporation and its Parent and Subsidiary Corporations accrues at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time; provided that for the 2007 calendar year the foregoing dollar limit shall be pro-rated based upon the number of months the Plan is effective for 2007. These limitations are in addition to any other limitations set forth herein, including any limits that the Company establishes in accordance with Section 6(a).

4. Offering Periods. The Plan shall be implemented by consecutive Offering Periods with a new Offering Period commencing on the first day of the calendar quarter. The Board or the Committee shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without shareholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected thereafter.

5. Participation.

(a) An eligible Employee may become a Participant in the Plan by completing an Enrollment Agreement during the applicable Enrollment Period in accordance with procedures established by the Company. A Participant’s Enrollment Agreement shall remain in effect until the Participant’s termination of participation pursuant to Section 11 or discontinuance of contributions pursuant to Section 6(c). A Participant’s Enrollment Agreement shall continue in effect from Offering Period to Offering Period and the Participant shall not be required to enter into a new Enrollment Agreement for each Offering Period.

(b) Payroll deductions for a Participant shall begin on the first payroll following the Enrollment Date and shall end when the Enrollment Agreement is discontinued or terminated by the Participant as provided in Section 6(c) or Section 11 hereof.

6. Payroll Deductions.

(a) At the time a Participant completes an Enrollment Agreement, the Participant shall elect to have payroll deductions made on the first two pay periods of each month during the during the Offering Period in an amount set forth in the Enrollment Agreement, not less than $10 for each pay period. Payroll deductions shall only be taken on the first two pay periods of the month, even if the Participant receives compensation for more than two pay periods. The Company annually may determine, in its sole discretion, to establish a maximum dollar amount or percentage of compensation that an eligible Employee is entitled to authorize for payroll deductions during a calendar year, which limitations shall apply to all eligible Employees. Any such limit established by the Company shall fall within the parameters of Section 423 of the Code. All deductions for this Plan shall be taken after all other deductions required by law or elected by the Participant (including, but not limited to, withholding for income and employment taxes, 401(k) deferrals and cafeteria plan contributions) have been taken and elections made under this Plan shall be effected only to the extent that there are sufficient amounts available to make deductions for this Plan after all other deductions are taken.

(b) All payroll deductions made for a Participant shall be credited to his or her account under the Plan. A Participant may not make any additional payments into such account.

(c) A Participant may withdraw from the Plan as provided in Section 11 hereof. Alternatively, a Participant may elect to discontinue making additional payroll deductions during the Offering Period by completing a notice in the form and manner approved by the Company. The election shall be effective as soon as administratively practicable after the date notice is provided. If a Participant elects to discontinue making additional payroll deductions, all payroll deductions previously credited to his or her account will purchase Common Stock on the next Exercise Date, subject to the other terms of the Plan. Except to withdraw in accordance with Section 11 or to decrease or discontinue additional payroll deductions as stated above, a Participant may not change his or her payroll deduction rate except as provided by the Company.

(d) Payroll deductions made pursuant to a Participant’s Enrollment Agreement are subject to income and employment tax withholding. By executing the Enrollment Agreement, each Participant agrees that such income and employment tax withholding may be deducted from other compensation paid to the Participant by the Company.

7. Purchase of Company Common Stock. On each Exercise Date, each Employee will be entitled to receive a number of shares of the Company’s Common Stock determined by dividing such Employee’s payroll deductions accumulated on or prior to such Exercise Date and retained in the Participant’s account as of the Exercise Date by the applicable Purchase Price, provided that such purchase shall be subject to the limitations set forth in Sections 3(b), 6(a) and 14 hereof. Exercise of the option shall occur as provided in Section 8 hereof, unless the Participant has withdrawn pursuant to Section 11 hereof. The option shall expire immediately following the Exercise Date.

8. Exercise of Option. Unless a Participant withdraws from the Plan as provided in Section 11 hereof, his or her option for the purchase of shares shall be exercised automatically on the Exercise Date, and the maximum number of shares subject to option shall be purchased for such Participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. A Participant in the Plan initially will hold his or her shares in book-entry form through an agent designated by the Company, and fractional shares will be purchased on behalf of the Participant. During a Participant’s lifetime, a Participant’s option to purchase shares hereunder is exercisable only by him or her.

9. Holding Period. The Company shall have the discretion at its election to impose a holding period during which the sale of shares acquired under this Plan is restricted, provided reasonable advance notice is given to Participants in advance of any Enrollment Period.

10. Delivery. As promptly as administratively practicable after each Exercise Date on which a purchase of shares occurs, the shares of Common Stock purchased on behalf of a Participant will be credited to an account with a transfer agent or a securities brokerage firm, as determined by the Company, in the name of the Participant. By electing to participate in the Plan, a Participant will be deemed to authorize the establishment of an account in his or her name with the transfer agent or securities brokerage firm selected by the Company. An Employee who is below the legal age limit to open a stock brokerage account under applicable state law shall be responsible for taking such steps as are necessary to establish an account. A Participant may request that the transfer agent or securities brokerage firm arrange, subject to any applicable fee, for the delivery to the Participant or an account designated by the Participant of some or all of the Common Stock held in the Participant’s account. If the Participant desires to sell some or all of his or her shares of Common Stock held in his or her account, he or she may do so (i) by disposing of the shares of Common Stock through the transfer agent or securities brokerage firm subject to any applicable fee, or (ii) through such other means as the Company may permit.

11. Withdrawal.

(a) A Participant may withdraw all but not less than all the payroll deductions credited to his or her account subsequent to the most recent Exercise Date at any time by giving notice in the form and manner approved by the Company. The withdrawal shall be effective as soon as administratively practicable after the date notice is provided.

(b) Payroll deductions for the purchase of shares shall cease as soon as administratively practicable after the notice of withdrawal is provided. All of the Participant’s payroll deductions credited to his or her account subsequent to the most recent Exercise Date shall be paid to such Participant as soon as administratively practicable after the effective date of the withdrawal. If a Participant withdraws from the Plan, the Participant may resume payroll deductions at the beginning of a succeeding Offering Period by delivering a new Enrollment Agreement.

(c) A Participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the Participant withdraws.

12. Cessation of Employee Status. As promptly as administratively practicable after a Participant ceases to be an Employee for any reason (including without limitation upon death, disability or retirement), the Participant shall be deemed to have elected to withdraw from the Plan. All of the payroll deductions credited to such Participant’s account subsequent to the most recent Exercise Date shall be returned to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 16 hereof, and such Participant’s further participation in the Plan for the Offering Period shall be automatically terminated.

13. Interest. No interest shall accrue on the payroll deductions of a Participant in the Plan.

14. Stock.

(a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 20 hereof, the maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be two million four hundred thousand (2,400,000) shares. The shares may be may be authorized but unissued shares or treasury shares, including shares bought on the open market or otherwise for purposes of the Plan. If, on a given Exercise Date, the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase among the Participants in such manner as it may determine in its sole discretion.

(b) The Participant shall have no interest or voting right in shares issued under this Plan until the shares are delivered to the agent designated by the Company as provided for in Section 10 of the Plan.

15. Administration. The Plan shall be administered by the Committee. The Committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Committee shall, to the full extent permitted by law, be final and binding upon all interested parties, including Participants, their successors and beneficiaries, and the Company.

16. Designation of Beneficiary.

(a) A Participant may designate a beneficiary on the Enrollment Agreement who is to receive any shares and cash from the Participant’s account under the Plan.

(b) Such designation of beneficiary may be changed by the Participant at any time in accordance with procedures established by the Company. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such shares and/or cash to the estate of the Participant.

17. Transferability. Neither payroll deductions credited to a Participant’s account nor any rights to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 16 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from the Participant’s account in the Plan in accordance with Section 11 hereof.

18. Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

19. Reports. Individual accounts shall be maintained for each Participant in the Plan. Statements of account shall be given to participating Employees at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price for shares purchased under the Plan on each Exercise Date, the number of shares purchased under the Plan on each Exercise Date, the remaining cash balance, if any, and, if applicable, the number of shares held by the agent designated to hold the shares for the Participant and the shares purchased by the Participant in connection with participation in any related dividend reinvestment feature.

20. Adjustments Upon Changes in Capitalization, Merger or Asset Sale.

(a) Changes in Capitalization. Subject to any required action by the shareholders of the Company, the shares reserved for issuance under the Plan, as well as any other variables tied to the number of shares or the per share Purchase Price which the Company determines should be adjusted, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company. Such adjustment shall be made by the Company, whose determination in that respect shall be final, binding and conclusive.

(b) Change of Control. In the event of a Change of Control, the Offering Period then in progress shall be shortened by the Committee’s setting a new Exercise Date (the “New Exercise Date”). The New Exercise Date shall be before the date of the Change of Control. Shares shall be purchased on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 11 hereof. Immediately following such New Exercise Date, the Plan shall terminate.

21. Amendment or Termination.

(a) The Board may at any time, or from time to time, amend this Plan in any respect; provided, however, that no amendment shall be made without the approval of the shareholders of the Company to increase the aggregate number of shares which may be issued under this Plan (other than as provided in Paragraph 14(a) or 20(a) hereof) or for which shareholder approval is required under applicable tax, securities or other laws.

(b) This Plan and all rights of Employees under any offering hereunder may terminate at any time, at the discretion of the Board. Upon any termination of this Plan, all amounts in the accounts of participating Employees shall be either (i) promptly refunded in total or (ii) refunded to the extent not used to purchase Common Stock, in the sole discretion of the Committee. Such amendments shall be made without the approval of the shareholders of the Company or the consent of any participating Employees.

22. Notices. All notices or other communications by a Participant under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

23. Conditions Upon Issuance of Shares. Shares shall not be issued hereunder unless the issuance and delivery of such shares shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

24. Term of Plan. The Plan, was initially adopted on the Effective Date, subject to the approval of the Company’s shareholders. The Plan shall continue in effect for a term of ten (10) years from the Effective Date, unless sooner terminated under Section 20 or 21 hereof.

Annex II

METAVANTE

2007 EQUITY INCENTIVE PLAN

(as amended)

1. Objectives. The Metavante 2007 Equity Incentive Plan is designed to attract and retain certain selected officers, key employees, non-employee directors and appropriate third parties whose skills and talents are important to the Company’s operations, and reward them for making major contributions to the success of the Company. These objectives are accomplished by making awards under the Plan, thereby providing Participants with a proprietary interest in the growth and performance of the Company. Such awards shall include Awards of Options and Restricted Stock granted in substitution for awards or options and restricted stock granted under a plan of Marshall & Ilsley Corporation.

2. Definitions.

(a) “Award” shall mean an Option, share of Restricted Stock, Restricted Stock Unit, SAR (stock appreciation right), share of Performance Stock or Performance Unit awarded to a Participant pursuant to such terms, conditions and limitations as the Committee may establish in order to fulfill the objectives of the Plan.

(b) “Award Agreement” shall mean the agreement that sets forth the terms, conditions and limitations applicable to an Award.

(c) “Board” shall mean the Board of Directors of the Company.

(d) “Cause” shall mean (i) the definition of Cause set forth in any individual employment agreement or change of control agreement applicable to such Participant, or (ii) in the case of a Participant who does not have an individual employment agreement or change of control agreement that defines Cause, the definition of Cause contained in the Award Agreement, and (iii) in the case of a Participant who does not have an individual employment agreement, change of control agreement or Award Agreement that defines Cause, then Cause shall mean the discharge of a Participant on account of fraud or embezzlement against the Company or serious and willful acts of misconduct which are detrimental to the business of the Company.

(e) “Change of Control” shall mean the first to occur of the following:

(i) The acquisition by any individual, entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than WPM, L.P., of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty-three percent (33%) or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”), or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”), provided, however, that the following acquisitions of common stock shall not constitute a Change of Control: (I) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege or by one person or a group of persons acting in concert), (II) any acquisition by the Company, (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any company controlled by the Company (each a member of the “Metavante Group”), (IV) any acquisition by WPM (except as set forth below) or (V) any acquisition by any corporation pursuant to a reorganization, merger, statutory share exchange or consolidation which would not be a Change of Control under subsection (iii) of this Section 2(e); or

(ii) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened “election contest” or other actual or threatened “solicitation” (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) of proxies or consents by or on behalf of a person other than the Incumbent Board; or

(iii) Consummation of a reorganization, merger, statutory share exchange or consolidation, unless, following such reorganization, merger, statutory share exchange or consolidation, (A) more than fifty percent (50%) of, respectively, the then-outstanding shares of common stock of the corporation resulting from such reorganization, merger, statutory share exchange or consolidation and the combined voting power of the then-outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger, statutory share exchange or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, statutory share exchange or consolidation, (B) no person (excluding the Company, any employee benefit plan (or related trust) of the Metavante Group or such corporation resulting from such reorganization, merger, statutory share exchange or consolidation, WPM, L.P., and any person beneficially owning, immediately prior to such reorganization, merger, statutory share exchange or consolidation, directly or indirectly, thirty-three percent (33%) or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, thirty-three percent (33%) or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such reorganization, merger, statutory share exchange or consolidation or the combined voting power of the then-outstanding voting securities of such corporation, entitled to vote generally in the election of directors, and (C) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger, statutory share exchange or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

(iv) Consummation of a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (A) more than fifty percent (50%) of, respectively, the then-outstanding shares of common stock of such corporation and the combined voting power of the then-outstanding voting securities of such corporation and the combined voting power of the then-outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no person (excluding the Company and any employee benefit plan (or related trust) of the Metavante Group or such corporation, WPM, and any person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, thirty-three percent (33%) or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, thirty-three percent (33%) or more of, respectively, the then-outstanding shares of common stock of such corporation or the combined voting power of the then-outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Incumbent Board providing for such sale of other disposition of assets of the Company.

Notwithstanding the preceding provisions of this subsection 2(e), no event shall constitute a Change of Control if, immediately following such event, (x) WPM beneficially owns, directly or indirectly, 25% or more of the Outstanding Company Voting Securities (or, in the case of clauses (iii) and (iv) above, voting securities of the entity resulting from the applicable event entitled to vote generally in the election of directors), and (y) no person (other than the Company or any employee benefit plan (or related trust) of the Metavante Group or the resulting entity) owns, directly or indirectly, more Outstanding Company Voting Securities (or, if applicable, voting securities of such resulting entity) than WPM; provided, however, that the acquisition by WPM, or any “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) including WPM, of beneficial ownership of fifty percent (50%) or more of either: (i) the then-outstanding shares of Common Stock; or (ii) the combined voting power of the Outstanding Company Voting Securities shall in any event constitute a Change of Control.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(g) “Common Stock” or “Stock” shall mean the authorized and issued or unissued common stock of the Company.

(h) “Committee” shall mean the Compensation Committee of the Board, unless the Board designates a different Committee. Except as otherwise determined by the Board, the Committee shall be so constituted as to permit grants to be exempt from Section 16(b) of the Securities Exchange Act of 1934, as amended, by virtue of Rule 16b-3 thereunder, as such rule is currently in effect or as hereafter modified or amended, and to permit the Plan to comply with Section 162(m) of the Code and any regulations promulgated thereunder, or any other statutory rule or regulatory requirements. Notwithstanding the foregoing, the full Board (i) shall act as the Committee with respect to any Awards granted to non-employee directors and (ii) may grant Awards to Participants prior to the date on which the Company becomes a separately traded public company.

(i) “Company” shall mean Metavante Technologies, Inc., a Wisconsin corporation. Unless the context clearly indicates otherwise, references to the Company shall also include Metavante Technologies, Inc.’s direct and indirect subsidiaries, and partnerships and other business ventures in which Metavante Technologies, Inc. or its direct or indirect subsidiaries have a significant equity interest, as determined in the sole discretion of the Committee. For purposes of defining whether a Participant is receiving stock of a “service recipient” under Section 409A of the Code and the guidance thereunder, this definition of “Company” shall be deemed to include the broadest definition of entities permissible under such guidance.

(j) “Effective Date” shall mean November 1, 2007.

(k) “Fair Market Value” shall mean the closing sale price of Common Stock on the principal securities exchange on which the Common Stock is then listed for trading as reported in the Midwest Edition of the Wall Street Journal on the indicated date. If no sales of Common Stock were made on said exchange on that date, “Fair Market Value” shall mean the closing sale price of Common Stock as reported for the most recent preceding day on which sales of Common Stock were made on said exchange, or, failing any such sales, such other market price as the Board or the Committee may determine in conformity with pertinent law and regulations of the Treasury Department. Notwithstanding the foregoing, the Committee may determine Fair Market Value for an Option or SAR using an average selling price during a specified period of 30 days or less, provided the Committee must irrevocably specify the commitment to grant the stock right with a purchase or grant price set using such an average selling price before the beginning of the specified period. For this purpose, the average selling price may be determined using the arithmetic mean of such selling prices on all trading days during the specified period, or the average of such prices over the specified period weighted based on the volume of trading of such stock on each trading day during such specified period. If Fair Market Value is determined using an average selling price, the Committee must designate the recipient of the stock right, the number of shares of Common Stock that are subject to the stock right, and the method for determining the purchase or grant price, including the period over which the averaging will occur, before the beginning of the specified averaging period.

(l) “Incentive Stock Option” shall mean an option to purchase shares of Common Stock which complies with the provisions of Section 422 of the Code.

(m) “M&I Option” shall mean an option to purchase shares of common stock of Marshall & Ilsley Corporation under an M&I Plan.

(n) “M&I Plans” shall mean the Marshall & Ilsley Corporation 1989, 1997, 2000 and 2003 Executive Stock Option and Restricted Stock Plans, 1993 Executive Stock Option Plan and 2006 Equity Incentive Plan.

(o) “M&I Restricted Stock Award” shall mean an award of restricted stock with respect to Marshall & Ilsley Corporation to an Employee of the Company under an M&I Plan which was not vested as of the Effective Date.

(p) “Nonstatutory Stock Option” shall mean an option to purchase shares of Common Stock which does not comply with the provisions of Section 422 of the Code or which is designated as such pursuant to Section 7 of the Plan.

(q) “Option” shall mean (i) with respect to an employee, an Incentive Stock Option or Nonstatutory Stock Option granted to a Participant by the Committee pursuant to Section 7 hereof and (ii) with respect to any non-employee, a Non-Statutory Stock Option granted to a Participant by the Committee pursuant to Section 7 hereof.

(r) “Participant” shall mean a current, prospective or former employee, non-employee director or appropriate third party who provides services to the Company to whom an Award has been made under the Plan.

(s) “Performance Goals” shall mean any goals the Committee establishes that relate to one or more of the following with respect to the Company or any one or more of its Subsidiaries or other business units, measured on an absolute basis or in terms of growth or reduction: net sales; cost of sales; revenue; gross income; net income; operating income; income from continuing operations; earnings (including before taxes, and/or interest and/or depreciation and amortization); earnings per share (including diluted earnings per share); price per share; cash flow; net cash provided by operating activities; net cash provided by operating activities less net cash used in investing activities; net operating profit; ratio of debt to debt plus equity; return on shareholder equity; return on capital; return on assets; operating working capital; average accounts receivable; economic value added; customer satisfaction; operating margin; profit margin; sales performance; sales quota attainment; new sales; cross/integrated sales; client engagement; client acquisition; net promoter score; internal revenue growth; and client retention. In the case of Awards that the Committee determines will not be considered “performance based compensation” under Section 162(m) of the Code, the Committee may establish other Performance Goals not listed in this Plan. The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be paid (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur).

(t) “Performance Stock” shall mean shares of Common Stock granted to a Participant by the Committee pursuant to Section 7 hereof, which are subject to restrictions related to the satisfaction of pre-established performance goals.

(u) “Performance Unit” shall mean a right to receive cash or one share of Common Stock (or a combination of cash and Common Stock) granted to a Participant pursuant to Section 7 hereof, which is conditioned upon the satisfaction of pre-established performance goals.

(v) “Plan” shall mean the Metavante 2007 Equity Incentive Plan.

(w) “Restricted Stock” shall mean shares of Common Stock granted to a Participant by the Committee pursuant to Section 7 hereof, which are subject to restrictions set forth in an Award Agreement.

(x) “Restricted Stock Unit” shall mean a right to receive one share of Common Stock granted to a Participant pursuant to Section 7 hereof, subject to the restrictions, if any, set forth in the Award Agreement.

(y) “SAR” shall mean a stock appreciation right with respect to one share of Common Stock granted to a Participant pursuant to Section 7 hereof, subject to the restrictions set forth in the Award Agreement.

(z) “Subsidiary” shall mean any corporation in which the Company or another entity qualifying as a Subsidiary within this definition owns 50% or more of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company or another entity qualifying as a Subsidiary within this definition owns 50% or more of the combined equity thereof. For purposes of defining whether a Participant is receiving stock of a “service recipient” under Section 409A of the Code and the guidance thereunder, this definition of “Subsidiary” shall be deemed to include the broadest definition of entities permissible under such guidance.

(aa) “Substitute Award” shall mean: (i) an Award of an Option through the conversion of an option granted to a Participant under an M&I Plan; (ii) an Award of Restricted Stock in substitution for an M&I Restricted Stock Award; and (iii) an Option Award, Restricted Stock Award or Restricted Stock Unit Award issued in substitution for an option, restricted stock award or restricted stock unit award granted by an entity which engages in a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation involving the Company. Unless otherwise determined by the Committee, Substitute Awards shall remain subject to the terms of the plan under which they have been granted and the applicable award agreement.

(bb) “WPM” means collectively, WPM, L.P., a limited partnership organized by Warburg Pincus Private Equity IX, L.P. (“WPM L.P.”), a global private equity investment fund managed by Warburg Pincus LLC (“Warburg”) and any Affiliates of WPM L.P. or Warburg.

3. Eligibility. Current and prospective employees, non-employee directors, consultants or other persons who provide services to the Company eligible for an Award under the Plan are those who hold, or will hold, positions of responsibility and whose performance, in the judgment of the Committee or the management of the Company (if such responsibility is delegated pursuant to Section 6 hereof), can have a significant effect on the success of the Company.

4. Common Stock Available for Awards.

(a) Number of Shares. Subject to adjustment as provided in Section 15 hereof, the number of shares that may be issued under the Plan for Awards and Substitute Awards during the term of the Plan is 21,650,000 shares of Common Stock, which may be treasury shares or authorized but unissued shares of Common Stock, or a combination of the two. For purposes of determining the maximum number of shares of Common Stock available for issuance under the Plan, (i) to the extent that any Award involving the issuance of shares of Common Stock is forfeited, cancelled, returned to the Company for failure to satisfy vesting requirements or other conditions of the Award, or otherwise terminates without an issuance of shares of Common Stock being made thereunder, the shares of Common Stock covered thereby will no longer be counted against the foregoing maximum share limitation and may again be made subject to Awards under the Plan pursuant to such limitation; (ii) upon the exercise of an SAR granted under the Plan, the full number of SARs granted at such time shall be treated as shares of Common Stock issued under the Plan, notwithstanding that a lesser amount of shares or cash representing shares of Common Stock may have been actually issued or paid upon such exercise; and (iii) shares of Common Stock withheld to satisfy taxes and shares of Common Stock used to exercise an Option or SAR, either directly or by attestation, shall be treated as issued hereunder.

(b) Incentive Stock Options. Subject to adjustment as provided in Section 15 hereof, up to 21,650,000 shares of Common Stock may be granted in the form of Incentive Stock Options.

(c) Limits. Subject to adjustment as provided in Section 15 hereof, no individual shall be eligible to receive Awards with respect to more than 2,000,000 shares of Common Stock reserved under the Plan during any calendar year and the Company will not issue more than 5,412,500 shares of Restricted Stock or Restricted Stock Units during the term of the Plan. For purposes of determining the maximum number of these types of Awards available for grant under the Plan and the limits applicable to individuals, any shares of Restricted Stock which are forfeited to the Company, any Restricted Stock Units which are forfeited to the Company and any Options which are not exercised, shall be treated as Awards that have not been granted under the Plan.

(d) Securities Law Filings. The Company shall take whatever actions are necessary to file required documents with the U.S. Securities and Exchange Commission and any other appropriate governmental authorities and stock exchanges to make shares of Common Stock available for issuance pursuant to Awards.

5. Administration. The Plan shall be administered by the Committee, which shall have full and exclusive power to interpret the Plan, to determine which persons are Plan Participants, to grant waivers of Award restrictions, and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper, all of which powers shall be executed in the best interests of the Company and in keeping with the objectives of the Plan. All determinations made by the Committee regarding the Plan or an Award shall be binding and conclusive as regards the Company, the Participants, and any other interested persons.

6. Delegation of Authority. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange on which the Common Stock is listed, the Committee may delegate to the chief executive officer and to other senior officers of the Company its duties under the Plan pursuant to such conditions or limitations as the Committee may establish. Any such delegation may be revoked by the Committee at any time.

7. Awards. The Committee shall determine the type or types of Award(s) to be made to each Participant and shall set forth in the related Award Agreement the terms, conditions and limitations applicable to each Award, including any vesting requirements. Except to the extent an Award Agreement provides for a different result (in which case the Award Agreement will govern and this Section 7 of the Plan shall not be applicable), if the Participant’s employment is terminated by the Company for a reason other than Cause within 2 years after a Change in Control, (a) each outstanding non-performance based Stock Option, Stock Appreciation Right, Restricted Stock and Restricted Stock Unit Award shall automatically become fully and immediately vested, and (b) each performance-based Award shall be vested at target (as defined in the Award Agreement). Any vesting rules or rules governing the period in which to exercise provided for in a Participant’s employment agreement or change of control agreement shall govern an Award if more favorable to the Participant than the vesting rules or rules governing the period in which to exercise otherwise applicable under an Award Agreement or the Plan.

The types of Awards available under the Plan are those listed as follows in this Section 7:

(a) Stock Option. A grant of a right to purchase a specified number of shares of Common Stock the purchase price of which shall be not less than 100% of Fair Market Value on the date of grant. In addition, the Committee may not reduce the purchase price for Common Stock pursuant to an Option after the date of grant without the consent of the Company’s shareholders, except in accordance with adjustments pursuant to Section 15 hereof. Further, an Option may not be exercisable for a period in excess of ten years from the date of grant. An Option may be designated by the Committee in the Award Agreement as a Nonstatutory Stock Option for all Participants or an Incentive Stock Option for Participants who are employees. Unless otherwise provided by the Committee, an Option shall become vested and exercisable over the four year period after the Option is granted with the option with respect to 25% of the shares becoming vested and exercisable one year after the date of grant and an additional 25% becoming vested and exercisable on the second, third and fourth anniversaries of the date of grant. An Incentive Stock Option, in addition to being subject to applicable terms, conditions and limitations established by the Committee, shall comply with Section 422 of the Code which, among other limitations and shall provide that the aggregate Fair Market Value (determined at the time the option is granted) of Common Stock for which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year shall not exceed $100,000.

Incentive Stock Options shall be priced at not less than 100% of the Fair Market Value on the date of the grant (110% in the case of a Participant who is a 10% shareholder of the Company within the meaning of Section 422 of the Code); and that Incentive Stock Options shall be exercisable for a period of not more than ten years (five years in the case of a Participant who is a 10% shareholder of the Company) from the date of grant. The other restrictions and conditions of the Option will be established by the Committee and set forth in the Award Agreement.

(b) Restricted Stock or Restricted Stock Unit Award. An Award of stock, or in the case of a Restricted Stock Unit, a bookkeeping entry granting a Participant the right to a share of Common Stock in the future, for some or no monetary consideration, as the Committee may specify, and which may contain transferability or forfeiture provisions including a requirement of future services and such other restrictions and conditions as may be established by the Committee and set forth in the Award Agreement. Except with respect to Substitute Awards and an aggregate of fifty (50) shares of Common Stock that may be granted to individuals who are instrumental to the completion of the transactions resulting in the Company becoming a separately traded public company, the restriction period for an employee shall not be less than three years; provided that the award may vest in installments over the restriction period. The Committee may grant fully vested Restricted Stock Units to non-employee directors.

(c) SARs. A grant of the right to receive, upon exercise, the difference between the Fair Market Value of a share of Common Stock on the date of exercise, and the “Grant Value” of each SAR. The Grant Value shall be not less than 100% of Fair Market Value on the date of grant, as set forth in the Award Agreement. The Committee may not reduce the Grant Value after the date of grant without the consent of the Company’s shareholders, except in accordance with adjustments pursuant to Section 15 hereof. The difference between the Fair Market Value on the date of exercise and the Grant Value, multiplied by the number of SARs exercised (the “Spread”), shall be paid in shares of Common Stock which have a Fair Market Value equal to the Spread, provided, however, that any fractional share shall be paid in cash. Notwithstanding the foregoing, the Company, as determined in the discretion of the Committee, shall be entitled to elect to settle its obligation arising out of the exercise of an SAR by the payment of cash equal to the Spread, or by the issuance of a combination of shares of Common Stock and cash, in the proportions determined by the Committee, which have a Fair Market Value equal to the Spread. Unless otherwise provided in the applicable Award Agreement, an SAR shall become vested and exercisable over the four year period after the SAR is granted with the stock appreciation right with respect to 25% of the shares being vested and exercisable one year after the date of grant and an additional 25% becoming vested and exercisable on the second, third and fourth anniversaries of the date of grant. The other restrictions and conditions of the SARs will be established by the Committee and set forth in the Award Agreement, provided that the period for which an SAR may be exercisable shall not exceed ten years from the date of grant.

(d) Performance Stock or Performance Unit Award. A grant of a right to receive shares of Common Stock, or in the case of a Performance Unit Award, a right to receive the increase in value of each unit in relation to the Fair Market Value of one or more shares of Common Stock if predetermined conditions are satisfied. The Committee may condition the grant of a Performance Stock Award or a Performance Unit Award upon the attainment of Performance Goals so that the grant qualifies as “performance-based compensation” within the meaning of Section 162(m) of the Code or Section 409A of the Code. In no event shall the performance period be less than one year. The Committee may also condition the grant of a Performance Stock Award or Performance Unit Award upon such other conditions, restrictions and contingencies as the Committee may determine.

Notwithstanding the foregoing, a Substitute Award of Options or SARs may be made under this Plan where the purchase price of the stock purchased through an Option or the grant price of the SAR is below Fair Market Value at the time of the Award provided: (i) the purchase price of the stock purchased through the option or the grant price of the stock appreciation right was at least equal to the fair market value of the stock (within the meaning of Code Section 409A and 422) at the time the stock appreciation right or option for which the Substitute Award is being made was originally granted; and (ii) the substitution complies with the requirements of Code Section 409A or Code Section 424, as applicable, with respect to the substitution of Options or SARs. Also notwithstanding the foregoing, a Substitute Award of Restricted Stock or Restricted Stock Units may be granted with a restriction period of less than 3 years provided: (i) the restriction period is at least 3 years from the date the restricted stock or restricted stock units for which the Substitute Award is being made were originally granted; and (ii) the value of the Award is substantially equivalent to the value of the award for which the substitution is being made.

8. Deferred Payment of Awards. The Committee may permit selected Participants to elect to defer payments of some or all types of Awards in accordance with procedures established by the Committee and set forth in the applicable Award Agreement at the time of grant which is intended to permit such deferrals to comply with applicable requirements of the Code, including Section 409A of the Code. If an Award Agreement does not provide for deferral elections, no such election shall be later permitted. Dividends or dividend equivalent rights may only be extended to and made part of any Award of Restricted Stock or Restricted Stock Units, subject to such terms, conditions and restrictions as the Committee may establish. The Committee may also establish rules and procedures for the crediting of dividend equivalents for deferred payments of Restricted Stock or Restricted Stock Units.

9. Payments to Specified Employees. Notwithstanding any provision of the Plan to the contrary, if (i) an Award is considered deferred compensation subject to the provisions of Section 409A of the Code, (ii) payment under such Award could be triggered by a separation from service and (iii) the Participant who has been granted the Award is a specified employee, any and all amounts payable in connection with such Award that would (but for this sentence) be payable within six months following such separation from service, will instead be paid on the date that follows the date of such separation from service by six (6) months. For purposes of the preceding sentence, “separation from service” will be determined in a manner consistent with subsection (a)(2)(A)(i) of Section 409A of the Code and the term “specified employee” will mean an individual determined by the Committee to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A of the Code.

10. Stock Option Exercise. The price at which shares of Common Stock may be purchased under a Stock Option shall be paid in full at the time of the exercise in cash or by means of tendering Common Stock, either directly or by attestation, valued at Fair Market Value on the date of exercise, or any combination thereof.

11. Tax Withholding. The Company shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of shares under the Plan, an appropriate number of shares for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes, but in no event in excess of the minimum withholding required by law. The Company may defer making delivery with respect to Common Stock obtained pursuant to an Award hereunder until arrangements satisfactory to it have been made with respect to any such withholding obligation. If Common Stock is used to satisfy tax withholding, such stock shall be valued based on the Fair Market Value when the Nonstatutory Stock Option or SAR is exercised or the Restricted Stock or Performance Stock vests. In the case of Restricted Stock Units or Performance Units, such stock will be valued when the Restricted Stock Units or Performance Units are paid to a Participant, in the case of income tax withholding, or when the Restricted Stock Units or Performance Units vest, in the case of employment tax withholding, unless applicable law requires a different time for withholding. Shares of Common Stock used to satisfy tax withholding obligations shall be treated as issued for purposes of determining the number of shares remaining for grant of Awards pursuant to Section 4 hereof.

12. Amendment or Discontinuance of the Plan. The Board may, at any time, amend or terminate the Plan; provided, however, that

(a) no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board, except (i) to the extent necessary for Participants to avoid becoming subject to penalties and/or interest under Section 409A of the Code or (ii) to the extent that the Company wishes to terminate the Plan by paying out the value of all Awards (vested and non vested) to Participants in connection with the Change of Control for adjustments permitted under Section 15 hereof; and

(b) the Board may not, without further approval of the shareholders, adopt any amendment to the Plan for which shareholder approval is required under tax, securities or any other applicable law or the listing standards of the principal securities exchange on which the Common Stock is then listed for trading. In addition, the Board may not reduce the exercise price of an Option or the Grant Value of an SAR without the consent of the Company’s shareholders, except in accordance with the adjustments pursuant to Section 15 hereof; and

(c) unless determined otherwise by the Committee, any such modification or amendment shall be made in a manner that will enable an Award intended to be exempt from Section 409A of the Code to continue to be so exempt, or to enable an Award intended to comply with Section 409A of the Code to continue to so comply.

13. Termination of Employment or Service. If the employment of a Participant terminates, other than pursuant to subsections (a) and (b) of this Section 13, all unexercised, deferred and unpaid Awards shall terminate 90 days after such termination of employment or service, unless the Award Agreement or an employment agreement or change of control agreement provides otherwise, and during such 90-day period shall be exercisable only to the extent provided in the Award Agreement. Notwithstanding the foregoing, (i) if a Participant’s employment is terminated for Cause, to the extent the Award is not effectively exercised or has not vested prior to such termination, it shall lapse or be forfeited to the Company immediately upon termination and (ii) a non-employee director’s Option shall terminate upon the earlier of the tenth anniversary of the date of grant or the third anniversary of the termination of the Participant’s service as a director. In all events, an Award will not be exercisable after the end of its term as set forth in the Award Agreement.

(a) Resignation in the Best Interests of the Company. When a Participant resigns from the Company and, in the judgment of the chief executive officer or other senior officer designated by the Committee, the acceleration and/or continuation of outstanding Awards would be in the best interests of the Company, the Committee may authorize, where appropriate taking into account any regulatory or accounting implications of such action, the acceleration and/or continuation of all or any part of Awards granted prior to such termination. Notwithstanding the foregoing if an Award is considered Deferred Compensation within the meaning of Code Section 409A or is intended to be performance based compensation within the meaning of Code Section 162(m) the discretion otherwise permitted by this Section shall not applicable.

(b) Death or Disability of a Participant.

(i) In the event of a Participant’s death, the Participant’s estate or beneficiaries shall have a period specified in the Award Agreement within which to receive or exercise any outstanding Award held by the Participant under such terms, and to the extent, as may be specified in the applicable Award Agreement. Rights to any such outstanding Awards shall pass by will or the laws of descent and distribution in the following order: (A) to beneficiaries so designated by the Participant; if none, then (B) to a legal representative of the Participant; if none, then (C) to the persons entitled thereto as determined by applicable law or, absent applicable law, a court of competent jurisdiction.

(ii) In the event a Participant is deemed by the Company to be disabled within the meaning of the Award Agreement, or, absent a definition therein, the Company’s long-term disability plan, the Award shall be exercisable for the period, and to the extent, specified in the Award Agreement. Awards and rights to any such Awards may be paid to or exercised by the Participant, if legally competent, or a legally designated guardian or representative if the Participant is legally incompetent by virtue of such disability.

(iii) After the death or disability of a Participant, the Committee may in its sole discretion at any time (A) terminate restrictions in Award Agreements; (B) accelerate any or all installments and rights; and (C) instruct the Company to pay the total of any accelerated payments in a lump sum to the

Participant, the Participant’s estate, beneficiaries or representative, notwithstanding that, in the absence of such termination of restrictions or acceleration of payments, any or all of the payments due under the Awards might ultimately have become payable to other beneficiaries. Notwithstanding the foregoing, if an Award is considered deferred compensation subject to the provisions of Section 409A of the Code, the Committee shall not have the discretion otherwise provided under this provision.

(iv) In the event of uncertainty as to interpretation of or controversies concerning this subsection (b) of Section 13, the Committee’s determinations shall be binding and conclusive on all interested parties.

(c) No Employment or Service Rights. The Plan shall not confer upon any Participant any right with respect to continuation of employment by the Company or service as a director, nor shall it interfere in any way with the right of the Company to terminate any Participant’s employment at any time.

14. Nonassignability. Except as provided in subsection (b) of Section 13 and this Section 14, no Award or any other benefit under the Plan shall be assignable or transferable, or payable to or exercisable by anyone other than the Participant to whom it was granted. Notwithstanding the foregoing, the Committee (in the form of an Award Agreement or otherwise) may permit Awards, other than Incentive Stock Options, to be transferred to members of the Participant’s immediate family, to trusts for the benefit of the Participant and/or such immediate family members, and to partnerships or other entities in which the Participant and/or such immediate family members own all the equity interests. For purposes of the preceding sentence, “immediate family” shall mean a Participant’s spouse, issue and spouses of his issue.

15. Adjustments. In the event of any change in the outstanding Common Stock of the Company by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger, or similar event, the Committee shall make or provide for such adjustment in the (a) the number of shares of Common Stock (i) reserved under the Plan, (ii) available for Incentive Stock Options, (iii) for which Awards may be granted to an individual Participant, and (iv) covered by outstanding Awards denominated in stock, (b) the stock prices related to outstanding Awards; and (c) the appropriate Fair Market Value and other price determinations for such Awards, as the Committee in its sole discretion deems to be equitable. In the event of any other change affecting the Common Stock or any distribution (other than normal cash dividends) to holders of Common Stock, such adjustments as may be deemed equitable by the Committee, including adjustments to avoid fractional shares, shall be made to give proper effect to such event. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Committee shall be authorized to issue or assume awards, whether or not in a transaction to which Section 424(a) of the Code applies, by means of substitution of new Awards for previously issued awards or an assumption of previously issued awards provided such issuance or assumption complies with any applicable requirements of this Plan and Code Section 409A with respect to the substitution of options and SARs. Any adjustment, waiver, conversion or other action taken by the Committee under this Section 15 shall be conclusive and binding on all Participants, the Company and their successors, assigns and beneficiaries.

16. Notice. Any notice to the Company required by any of the provisions of the Plan shall be addressed to the director of human resources or to the chief executive officer of the Company in writing, and shall become effective when it is received by the office of either of them. Any notice to a Participant shall be addressed to the Participant at his last known address as it appears on the Company’s records.

17. Unfunded Plan. The Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to Common Stock under the Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any Common Stock, nor shall the Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any Common Stock to be granted under the Plan. Any liability of the Company to any Participant with respect to a grant of Common Stock or rights thereto under the Plan shall be based solely upon any contractual obligations that may be created by the Plan and any Award Agreement; no such obligation of the

Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by the Plan.

18. Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Wisconsin without giving effect to its conflicts of law provisions.

19. Termination Dates. The Plan shall terminate exactly ten years from the Effective Date subject to earlier termination by the Board pursuant to Section 12, after which no Awards may be made under the Plan, but any such termination shall not affect Awards then outstanding or the authority of the Committee to continue to administer the Plan.

20. Other Benefit and Compensation Programs. Payments and other benefits received by a Participant pursuant to an Award shall not be deemed a part of such Participant’s regular, recurring compensation for purposes of the termination or severance plans of the Company and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement, unless the Committee expressly determines otherwise.

Annex III

METAVANTE

INCENTIVE COMPENSATION PLAN

(as amended)

Metavante Technologies, Inc., a Wisconsin corporation, hereby establishes and adopts the following Metavante Incentive Compensation Plan (the “Plan”) to provide incentive awards that are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

1.	PURPOSES OF THE PLAN

The purposes of the Plan are to advance the interests of the Company and its shareholders and assist the Company in attracting and retaining officers and other key employees of the Company and its Affiliates who, because of the extent of their responsibilities can make significant contributions to the Company’s success by their ability, industry, loyalty and exceptional services, by providing incentives and financial rewards to such persons.

2.	DEFINITIONS

2.1. “Affiliate” shall mean any corporation, partnership or other organization of which the Company owns or controls, directly or indirectly, not less than 50% of the total combined voting power of all classes of stock or other equity interests.

2.2. “Award” shall mean any amount granted to a Participant under the Plan.

2.3. “Board” shall mean the board of directors of the Company.

2.4. “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

2.5. “Committee” shall mean the Compensation Committee of the Board or any subcommittee thereof formed by the Compensation Committee to act as the Committee hereunder. For purposes of satisfying the requirements of Section 162(m) of the Code and the regulations thereunder, the Committee is intended to consist solely of “outside directors” as such term is defined in Section 162(m) of the Code.

2.6. “Participant” shall mean the Company’s Chief Executive Officer and each other officer or key employee of the Company or any Affiliate of the of the Company selected by the Committee pursuant to Section 4.1 to participate in this Plan.

2.7. “Performance Criteria” shall mean: net sales; cost of sales; revenue; gross income; net income; operating income; income from continuing operations; earnings (including before taxes, and/or interest and/or depreciation and amortization); earnings per share (including diluted earnings per share); price per share; cash flow; net cash provided by operating activities; net cash provided by operating activities less net cash used in investing activities; net operating profit; ratio of debt to debt plus equity; return on shareholder equity; return on capital; return on assets; operating working capital; average accounts receivable; economic value added; customer satisfaction; operating margin; profit margin; sales performance; sales quota attainment; new sales; cross/integrated sales; client engagement; client acquisition; net promoter score; internal revenue growth; and client retention. In the case of Awards that the Committee determines will not be considered “performance based compensation” under Section 162(m) of the Code, the Committee may establish other Performance Goals not listed in this Plan.

2.8. “Performance Period” shall mean the Company’s fiscal year or such other period that the Committee, in its sole discretion, may establish, provided no Performance Period shall be more than five years in length.

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3.	ELIGIBILITY AND ADMINISTRATION

3.1. Eligibility. The individuals eligible to participate in the Plan shall be the Company’s Chief Executive Officer and any other officer or key employee of the Company or an Affiliate selected by the Committee to participate in the Plan (each, a “Participant”).

3.2. Administration. (a) The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Participants to whom Awards may from time to time be granted hereunder; (ii) determine the terms and conditions, not inconsistent with the provisions of the Plan, of each Award; (iii) determine the time when Awards will be granted and paid and the Performance Period to which they relate; (iv) determine the performance goals for Awards for each Participant in respect of each Performance Period based on the Performance Criteria and certify the calculation of the amount of the Award payable to each Participant in respect of each Performance Period; (v) determine whether payment of Awards may be deferred by Participants; (vi) interpret and administer the Plan and any instrument or agreement entered into in connection with the Plan; (vii) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (viii) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

(b) Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Affiliate, any Participant and any person claiming any benefit or right under an Award or under the Plan.

(c) To the extent not inconsistent with applicable law or the rules and regulations of the principal securities market on which the Company’s securities are listed or qualified for trading, including the applicable provisions of Section 162(m) of the Code, the Committee may delegate to one or more officers of the Company or a committee of officers the authority to take actions on its behalf pursuant to the Plan.

4.	AWARDS

4.1. Performance Period; Performance Goals. Not later than the earlier of (i) 90 days after the commencement of each fiscal year of the Company and (ii) the expiration of 25% of the Performance Period, the Committee shall, in writing, designate one or more Performance Periods, determine the Participants for such Performance Periods and determine the performance goals for determining the Award for each Participant for such Performance Period(s) based on attainment of specified levels of one or any combination of the Performance Criteria. Such performance goals may be based solely by reference to the Company’s performance or the performance of an Affiliate, division, business segment or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. The Committee may also exclude charges related to an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (c) the cumulative effects of tax or accounting changes in accordance with generally accepted accounting principles. The Awards may include a threshold level of performance below which no payment will be made, levels of performance at which specified payments will be paid, and a maximum level of performance above which no additional payment will be made. Such performance goals shall otherwise comply with the requirements of, Section 162(m) of the Code, and the regulations thereunder.

4.2. Certification. At such time as it shall determine appropriate following the conclusion of each Performance Period, the Committee shall certify, in writing, the amount of the Award for each Participant for such Performance Period.

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4.3. Payment of Awards. The amount of the Award actually paid to a Participant may, in the sole discretion of the Committee, be less than the amount otherwise payable to the Participant based on attainment of the performance goals for the Performance Period as determined in accordance with Section 4.1. The actual amount of the Award determined by the Committee for a Performance Period shall be paid in cash or, to the extent provided in such plan share awards under a shareholder-approved stock plan of the Company. Payment to each Participant shall be made no later than the fifteenth day of the third month following the end of the fiscal year of the Company in which the applicable Performance Period ends. Payments to Participants who are employees of Affiliates of the Company may be paid directly by such entities.

4.4. Commencement or Termination of Employment. If a person becomes a Participant during a Performance Period (whether through promotion or commencement of employment) or if a person who otherwise would have been a Participant dies, retires or is disabled, or if the person’s employment is otherwise terminated, during a Performance Period (except for cause, as determined by the Committee in its sole discretion), the Award payable to such a Participant may, in the discretion of the Committee, be proportionately reduced based on the period of actual employment during the applicable Performance Period.

4.5. Maximum Award. The maximum dollar value of an Award payable to any Participant in any 12-month period is $3,000,000.

5.	MISCELLANEOUS

5.1. Amendment and Termination of the Plan. The Board may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for shareholder approval imposed by applicable law, including Section 162(m) of the Code. No amendments to, or termination of, the Plan shall in any way impair the rights of a Participant under any Award previously granted without such Participant’s consent.

5.2. Section 162(m) of the Code. Unless otherwise determined by the Committee, the provisions of this Plan shall be administered and interpreted in accordance with Section 162(m) of the Code to ensure the deductibility by the Company of the payment of Awards.

5.3. Tax Withholding. The Company or an Affiliate shall have the right to make all payments or distributions pursuant to the Plan to a Participant, net of any applicable federal, state and local taxes required to be paid or withheld. The Company or an Affiliate shall have the right to withhold from wages, Awards or other amounts otherwise payable to such Participant such withholding taxes as may be required by law, or to otherwise require the Participant to pay such withholding taxes. If the Participant shall fail to make such tax payments as are required, the Company or an Affiliate shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such withholding obligations.

5.4. Right of Discharge Reserved; Claims to Awards. Nothing in this Plan shall provide any Participant a right to receive any Award or payment under the Plan with respect to a Performance Period. Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Participant the right to continue in the employment of the Company or an Affiliate or affect any right that the Company or an Affiliate may have to terminate the employment of (or to demote or to exclude from future Awards under the Plan) any such Participant at any time for any reason. Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of the termination of employment of any Participant. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants under the Plan.

5.5. Nature of Payments. All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company or an Affiliate, division or business unit of the Company. Any income or gain realized pursuant to Awards under the Plan constitute a special incentive payment to the Participant and

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shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or an Affiliate except as may be determined by the Committee or by the Board or board of directors of the applicable Affiliate.

5.6. Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

5.7. Severability. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

5.8. Construction. As used in the Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

5.9. Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation and deferred compensation if permitted by the Committee. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

5.10. Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Wisconsin, without reference to principles of conflict of laws that might result in the application of the laws of another jurisdiction, and shall be construed accordingly.

5.11. Effective Date of Plan. The Plan shall be effective upon its approval by the holders of the then outstanding securities of the Company entitled to vote generally in the election of directors. The Plan shall be null and void and of no effect if the foregoing condition is not fulfilled. The first award under the Plan shall be for the fiscal year beginning January 1, 2008.

5.12. Captions. The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

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Metavante Technologies, Inc.

PROVIDE YOUR PROXY BY INTERNET OR TELEPHONE

QUICK  ***  EASY  ***  IMMEDIATE

As a shareholder of Metavante Technologies, Inc., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card . Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on May 19, 2008.

Provide Your Proxy over the Internet:	OR	Provide Your Proxy by Phone: Call 1 (866) 894-0537.	OR	Provide Your Proxy by Mail:
Go to www.continentalstock.com Have your proxy card available when you access the above website. Follow the prompts to provide your proxy.		Use any touch-tone telephone to provide your proxy. Have your proxy card available when you call. Follow the voting instructions to provide your proxy.		Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE PROVIDING YOUR PROXY ELECTRONICALLY OR BY PHONE

▼  FOLD AND DETACH HERE AND READ THE REVERSE SIDE  ▼

PROXY	Please mark your votes like this	☒
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS LISTED BELOW.

1. Election of Directors			2. Proposal to approve the Metavante 2007 Employee Stock Purchase Plan, as amended.
☐ FOR ALL NOMINEES	☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	☐ FOR ALL EXCEPT (See instructions below)	☐ FOR ☐ AGAINST ☐ ABSTAIN
NOMINEES:			3. Proposal to approve the Metavante 2007 Equity Incentive Plan.
(01) David A. Coulter (02) L. Dale Crandall (03) Michael D. Hayford (04) Stephan A. James	(05) Ted D. Kellner (06) Dennis J. Kuester (07) Frank R. Martire (08) Shantanu Narayen	(09) Dianne M. Neal (10) James Neary (11) Adarsh Sarma	☐ FOR ☐ AGAINST ☐ ABSTAIN
4. Proposal to approve the Metavante Incentive Compensation Plan.
☐ FOR ☐ AGAINST ☐ ABSTAIN
5. Proposal to ratify the Audit Committee’s selection of Deloitte & Touche LLP as Metavante’s independent registered public accounting firm for 2008.
Instruction: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and strike a line through that nominee’s name in the list above.			☐ FOR ☐ AGAINST ☐ ABSTAIN 6. In their discretion, the proxies are authorized to transact any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Signature                                                                   Signature                                                                   Date                     , 2008.

Note : Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.

▼  FOLD AND DETACH HERE AND READ THE REVERSE SIDE  ▼

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Metavante Technologies, Inc.

The undersigned appoints Donald W. Layden, Jr., Stacey A. Bruckner and Cathleen A. Ebacher, and each of them, as proxies, each with the power to appoint his or her substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Metavante Technologies, Inc. held of record by the undersigned at the close of business on March 31, 2008 at the 2008 Annual Meeting of Shareholders of Metavante Technologies, Inc. to be held at the Hilton Milwaukee City Center, 509 West Wisconsin Avenue, Milwaukee, Wisconsin 53203 at 10:00 a.m. Central Time, on May 20, 2008, or at any adjournment thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF METAVANTE TECHNOLOGIES, INC. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE 11 NOMINEES TO THE BOARD OF DIRECTORS AND “FOR” THE PROPOSALS LISTED ON THE REVERSE, AND IN ACCORDANCE WITH THE JUDGMENT OF THE INDIVIDUALS NAMED AS PROXIES HEREIN, ON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

(Continued, and to be marked, dated and signed, on the other side)